Exhibit 4

MINISTERO DELL'ECONOMIA E DELLE FINANZE

UPDATE OF THE ECONOMIC AND FINANCIAL DOCUMENT 2016

Submitted by the Prime Minister
Matteo Renzi

and Minister of the Economy and Finance
Pier Carlo Padoan

Approved by the Cabinet on 27 September 2016

INTRODUCTION

Italy remains on the path to recovery that started in 2014

The government has worked to relaunch growth and employment since it took office. This objective is being pursued through a multi-year programme of structural reforms aimed at improving: the competitiveness of the productive system; the support of private investment and the revival of public investment; the increase of household disposable income and therefore, consumption; and the reduction of taxes over the entire taxation spectrum, starting with the lowering of taxes on labour.

In the wake of a severe, double-dip recession in 2009-2013, Italy witnessed a return to positive growth in 2014; the growth accelerated in 2015 and is gaining momentum in 2016. Even so, the recovery to the pre-crisis GDP level is proving to be slower than desirable. The unsatisfactory pace of the recovery – like the severity of the recession – reflects, on the one hand, the delays and insufficiencies of the pre-crisis reform of the Italian economy, which only marginally managed to identify and correct impediments to growth, and on the other hand, the time needed so that the structural reforms will wield their full effects.

The speed of the recovery has also been influenced by the deterioration of GDP growth prospects at an international level, which, when compared with expectations, now appear modest, uneven, and marked by significant risks of downward revision. Despite highly expansionary monetary policies, the growth projections have been adversely affected by excess savings and an insufficient propensity to investment, which are associated with low interest rates and inflation at historically low, near-zero levels.

Against this backdrop, the Euro Area appears more exposed than other areas to the risk of a prolonged period of low growth on account of a greater rate of population ageing, a reduced rate of innovation, and more widespread expectations of low inflation rates, including as reflected by the markets. The uncertainty about the governance of the Euro Area, the persistent macroeconomic imbalances, which also regard countries traditionally in a surplus position, and the costs of inaugurating the needed reform of the financial system are the factors impeding the prospect of an acceleration of growth in the short term.

As fully acknowledged by international institutions, the G20 and the G7, the global economy can sustain its growth only through the simultaneous interplay of monetary policy, budget policy, and structural reforms, and in a manner in which

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these tools effectively support one another. The coordinated support of the different components of demand and supply will make it possible to grow the effects of cyclical measures, and, at the same time, to realize, ahead of schedule, the effects of structural measures. These actions must definitively clear regulatory, bureaucratic and administrative obstacles from the path to recovery, creating a dynamic system of incentives to support potential growth.

Public finance to support growth, in the balances and the composition

From the start of its mandate, the government has pursued the delicate balance between supporting growth and fiscal consolidation, in order to prevent future generations from bearing the burden of a high debt accumulated in prior years. In view of a cyclical framework that is less favourable than projection by international organisations only a few months ago, the government has decided to reformulate budget policy so as to make it more growth-oriented: more specifically, adjustments to both the expenditure and the revenue sides of the budget have been made so as to prioritise measures that will boost investment and productivity, whereas the process of fiscal consolidation continues.

The net borrowing for 2016 is estimated at 2.4 percent of GDP, essentially in line with the projection presented in the EFD (2.3 percent); the reduction to 2.0 percent is confirmed for 2017. The cyclically adjusted budget balance is in line with a fiscal-consolidation process that has made Italy one of the most virtuous countries in the Euro Area.

This result has been made possible by the continuation of the spending-review process, which has freed up the resources necessary for the implementation of the tax-reduction strategy, starting from the cost of labour; in 2016, about €25 billion of savings will be generated due to the measures implemented in 2014 and in 2015. Wasteful spending has systematically been reduced, but there are still appreciable margins for further growing the efficiency of the services provided by the public administration. The recent State-budget reform will make the planning of expenditure even more sustainable, effective and transparent, and will allow for continuously revising the measures adopted according to their effectiveness.

In line with the reduction of expenditure and the lowering of taxes on personal and business income, the decrease of fiscal pressure continues. Given the sum of the various tax cuts or equivalent measures (i.e., the €80 payroll bonus for low-income workers), fiscal pressure has fallen from 43.6 percent in 2013 to 42.1 percent in 2016. Following the tax-wedge cuts implemented through measures affecting the personal income taxes (IRPEF) of lower income workers, the cancellation of the labour component of the regional tax on productive activity (IRAP), and the elimination of Indivisible Services Tax (TASI) on primary dwellings (which has significant redistribution effects in a country where 81.5 percent of households own their homes), the corporate income tax (IRES) rate will fall from 27.5 percent to 24 percent in 2017. Additional measures to reduce fiscal pressure are to be realised with the next Budget Law, including: i) the

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INTRODUCTION

repeal of the planned VAT increase for 2017; and ii) the introduction of other relief measures for businesses.
These measures will also be financed through the revenues collected from the strategy employed to fight tax evasion, which has given more emphasis to schemes providing incentives for the fulfilment of tax obligations and encouraging the spontaneous reporting of taxable income, with respect to the traditional control measures and ex-post audits.

Reflecting the lower-than-projected intensity of the recovery and the weak trend of prices, the debt-to-GDP ratio is projected to reach 132.8 percent in 2016; the ratio then starts to decline as of 2017, reaching 126.6 percent in 2019.  The government is firmly committed to carrying on with its programme covering the sale of State-owned real property assets and privatisations, although there were setbacks in 2016 due to conditions of high volatility in the financial markets and the need to adequately assess the value of State-owned companies through the use of ambitious business plans.

Investments and structural reforms for greater productivity and competitiveness

Among the measures to support demand, a particular emphasis has been placed on initiatives to boost public and private investments because of their very high impact on growth in a low interest rate environment. More specifically, the investments in infrastructure are capable of stimulating demand and growing productivity in various sectors of the economy, while they are also being carried out within a favourable environment in Europe. To date, Italy is the second-ranking European country in terms of investments accorded through the Juncker Plan (the European Fund for Strategic Investment, EFSI) with 13 financed projects equal to €1.8 billion invested, whose leverage effect is €5.7 billion.

The effort to relaunch public investment produced appreciable results in 2015: growth of 1.2 percent after five consecutive years of contraction. The crucial acceleration of public investment does not so much depend on the appropriation of funds through the Budget Law, but rather on the effectiveness of the public administrations that have been urged to revive appropriations, spending, and monitoring procedures, after years of uncertainty and downsizing. The magnitude of public investment is expected to expand again in 2016 and in the next few years, to reach an average growth rate of around 2.3 percent for the 2016-2019 period: in essence, during these years, borrowed funds will be used to finance fixed investment, a formula favourable to raising potential growth. This medium-term budget orientation incorporates the expenditure for the national co-financing of the investment projects for which the government secured additional margins of flexibility as provided by the Stability and Growth Pact.

Alongside the revival of public investment, the government considers the role of private investment crucial for the recovery of productivity and competitiveness. In order to promote a firm recovery of private investment, the

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government has adopted various measures as part of the Finance for Growth Programme; these measures have: i) introduced tax-relief instruments for investment in capital goods (refinancing of the so-called ‘Legge Nuova Sabatini’ and ‘super depreciation’) and for innovative businesses; ii) encouraged businesses to bring in new capital and to seek a stock-market listing; iii) steered private savings into the real economy in order to make businesses larger, and to facilitate their international expansion; and iv) reformed the banking sector, with the objective of making banks larger and more efficient, and reducing the weight of non-performing assets.

These are complementary measures to those already undertaken as part of the structural reform of the economy, and whose combined impact is shaping a new industrial policy, where the increase in competitiveness is measured according to individual productivity factors.

Within this framework, the Jobs Act has improved prospects for the stable employment of workers, while also making the labour market more flexible to the adjustments of the economy, and managing to combine the reform of social safety nets with active labour policy instruments. With the purpose of contributing to the improvement of Italy’s human capital and competitiveness, ‘La Buona Scuola’ reform increases the competition and flexibility of educational facilities, thereby favouring the stabilisation of educational programmes, providing merit-based incentives vis-à-vis the more stringent mechanisms for teacher assessment. The reform of the justice system has reduced the number of proceedings and their duration, including due to the development of alternatives for the settlement of disputes. The reform of the public administration is creating the conditions for greater efficiency and productivity in the public sector, increasing the certainty of the State’s undertakings. Even the mentioned State-budget reform will contribute to the transparency, certainty and stability of public action.

Sustainable growth through inclusive development, systematic management of emergencies, and the relaunching of Europe

Given the effect of the measures implemented and planned, GDP is projected to grow by 1.0 percent in 2017. However, in order for budget policy to stimulate growth and create employment and for the structural reforms to produce increasing benefits over time, Italy needs political and institutional stability. The institutional reforms promoted are accordingly aimed at making the current system more stable and efficient. In particular, the Constitutional reform intends to streamline the legislative process, by moving beyond what is commonly known as ‘bicameralismo perfetto’- or ‘perfect bicameralism’ - and achieving more efficient allocation of responsibilities and reducing litigation  between central and local government; the electoral law intends to ensure governability, stability and accountability.
In addition, stability has to be combined with an inclusive economic system capable of counteracting the growing inequality that is impeding greater growth. From this standpoint, the recent enabling act on the fight against poverty has

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introduced social-inclusion income, an economic-support measure accompanied by personalised services to facilitate social and work inclusion. This is not a passive welfare policy measure: the beneficiaries are required to participate proactively in a personalised project developed with the input of employment services, which will guide the household toward independence. Awaiting the conclusion of the legislative process will not be necessary for the use of these resources since the government has recently restructured the Support of Active Inclusion (‘SIA’) programme as an interim ‘bridge’ until the definitive introduction of the new instrument.

Measures to shield pensioners from the risk of poverty and to promote flexibility for retirees entering the pension system are to be included in the forthcoming Budget Law, without modifying the fundamental parameters therefor and without jeopardising the system’s long-term sustainability, which continues to represent on the strengths of Italy’s public finances.

After six years at a standstill due to the dramatic events of the economic and financial crisis, negotiations are now under way for the renewal of public employment contracts, with the objective of rewarding merit and favouring greater productivity, so that the public sector work force will be positioned to contribute to the efficiency of the public administration.

In addition to its ongoing efforts to continue supporting growth and employment, the government is faced with tackling several particularly severe exceptional events: immigration and the consequences of the earthquake on 24 August 2016.

Aside from the necessary rebuilding of the areas hit by the earthquake, the tragic events of recent years demand that Italy must prioritise plans for precautionary measures with respect to earthquakes, in order to provide for the safety and security of the population, cities, housing stock, and artistic and cultural monuments. There are also exceptional assets for tourism and the agro-food industry to be preserved for future generations. Within this framework, the projects for the extraordinary maintenance and securing of school buildings are a high priority, as they represent a significant aspect of the new investment in the national educational system inaugurated with ‘La Buona Scuola’ initiative and a symbolic testimonial of the government’s strong commitment to the next generations and Italy’s future. The securing of the overall national territory through urgent hydro-geological and environmental restoration projects is also of vital importance.

It will furthermore be necessary to set out better responses in Europe, as well as in Italy, to address several important systemic challenges, including, for example, the dramatic events prompted by unprecedented migratory flows to which the region is exposed, which have severely tested the resiliency of borders and the application of the Schengen Treaty.

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Greater sharing of efforts – greater solidarity – in receiving and managing migratory flows would make it easier for Europe not only to control its frontiers, but also to respect human rights and human dignity. Furthermore, in considering the significant short-term investment needed for managing the flows, the common efforts would generate important long-term benefits for the labour markets, the sustainability of pension systems, and the public finances of the Euro Area.

In view of the extraordinary demands, the government may use additional budget margins where necessary, up to a maximum of 0.4 percent of GDP for 2017.

More in general, the effectiveness of national economic policies would benefit from greater European coordination to pair the ECB’s expansionary monetary policy with coordinated national fiscal policies, supported in particular by the countries having sufficient budget leeway. Europe would thus make a contribution to its cohesion other than supporting the global economy, placing the relaunching of growth and employment at the centre of its strategy.

Pier Carlo Padoan

Ministro dell’Economia e delle Finanze

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CONTENTS

I.	OVERALL FRAMEWORK AND ECONOMIC-POLICY OBJECTIVES

II.	MACROECONOMIC FRAMEWORK
II.1	International macroeconomic framework
II.2	Italy’s economy, recent trends

III.	NET BORROWING AND PUBLIC DEBT
III.1	Final data and projections at unchanged legislation
III.2	Public finance: policy scenario
III.3	Trend of the debt-to-GDP ratio
III.4	The debt rule and other relevant factors
III.5	Main public finance measures adopted in 2016
III.6	Plan to enhance the value of public property and privatisations
III.7	Fiscal rules for local government

IV.	REFORMS AND COUNCIL RECOMMENDATIONS
IV.1	The Council recommendations
IV.2	Response to the recommendations: key initiatives

APPENDIX

Table A.1	Impact of Decree-Law No. 18/2016 on general government net borrowing
Table A.2	Impact of Decree-Law No. 59/2016 on general government net borrowing
Table A.3	Impact of Law No. 112/2016 on general government net borrowing
Table A.4	Impact of Decree-Law No. 67/2016 on general government net borrowing
Table A.5	Impact of Decree-Law No. 113/2016 on general government net borrowing
Table A.6	Reform timetable

ANNEXES

Report to Parliament pursuant to Law No. 243/2012, Article 6, Paragraph 5
Reports on investment expenditure and related multi-year laws

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TABLES

Table I.1	Public finance indicators
Table II.1	International exogenous variables
Table II.2	Macroeconomic framework at unchanged legislation
Table II.3	Macroeconomic impact of policy-scenario measures vis-à-vis the scenario at unchanged legislation
Table II.4	Macroeconomic framework under policy scenario
Table III.1a	General government account at unchanged legislation (in € mn)
Table III.1b	General government account at unchanged legislation (% of GDP)
Table III.1c	General government account at unchanged legislation (% change)
Table III.2	Summary of public finance under the policy scenario
Table III.3	Cyclically adjusted public finance
Table III.4	One-off measures at unchanged legislation
Table III.5	General government debt by subsector
Table III.6	Respect of the debt rule: forward-looking benchmark
Table III.7	Impact on the debt-to-GDP ratio of financial aid to Euro Area
Table III.8	Cumulative impact of the latest budget measures approved in 2016 on general government net borrowing
Table III.9	Cumulative net impact of the latest budget measures approved in 2016 on general government net borrowing by subsector
Table III.10	Privatisations proceeds
Table IV.1	Recommendations for 2016 and 2015

FIGURES

Figure I.1:	Real GDP growth rates: trend and quarter-on-quarter changes
Figure I.2:	Growth rates of GDP deflator and consumer prices (% change y/y)
Figure I.3:	Net borrowing, primary balance and interest expenditure
Figure II.1	World trade and PMI
Figure II.2	USD/EUR exchange rate and price of Brent
Figure II.3	Productivity in Italy
Figure II.4	Daily yields on FTSE Italia All-Share Banks
Figure IV.1	Trend of measures referable to previous governments

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FOCUS TOPICS

Chapter II	Preliminary analysis of the effects of Great Britain’s exit from the EU
Italy’s trade
Recent labour market trends
Non-performing bank loans, credit availability and economic growth
Validation of the macroeconomic forecasts
The revision of the growth estimates at unchanged legislation compared with the EFD and risk analysis

Chapter III	Planning and budget reform
Integrating the spending review into the economic and financial planning cycle
Assessment of the amounts collected through activities to fight tax evasion
Assessment of significant deviations
The estimation of potential GDP, output gap and structural budget balance using an alternative model to the commonly agreed methodology
Medium/long-term trend of Italy’s pension system
Pension reform

Chapter IV	The National Industria 4.0 Plan

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I.	OVERALL FRAMEWORK AND ECONOMIC-POLICY OBJECTIVES

With this Update, the government confirms the economic-policy orientation outlined in the Economic and Financial Document (EFD) in April 2016, adapting it to a macroeconomic and geopolitical framework that has become even more challenging. Furthermore, greater efforts have been necessitated for: i) re-launching investment; and ii) tackling emergencies in view of the recent earthquakes and the strong immigration flows.
The year of 2016 started off on a positive note for the Italian economy, which witnessed a 0.3 percent increase in real GDP in the first quarter, in line with the projections. Employment grew at a steady rate into the second quarter (0.8 percent q/q and 2.0 percent y/y). The growth of GDP, in contrast, has slowed down. From the standpoint of supply, this appears mostly due to the weaker-than-expected momentum of industrial production, while activity in the services sector continued to grow moderately. From the standpoint of demand, exports rebounded, but domestic demand weakened, with the trend of both consumption and investment proving softer than expected.

FIGURE I.1: REAL GDP GROWTH RATES: TREND AND QUARTER-ON-QUARTER CHANGES

Source: ISTAT.

The slowdown in growth in the second quarter (which was nonetheless a common phenomenon across the entire Euro Area) was rounded out during the summer by new risks to expansion originating from Great Britain’s exit from the

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European Union, the political events in Turkey, and a new wave of terrorism in Europe. Business confidence has shown signs of holding up, improving in July and then moderately weakening in the past two months. It furthermore seems probable that Italy’s GDP growth rate may be below the level projected in April, when quarterly growth of 0.4 percent had seemed plausible for the second half.
Considering these factors, the forecast of real GDP growth for 2016 has been lowered from 1.2 percent to 0.8 percent.1 The projected growth of nominal GDP declines from 2.2 percent to 1.8 percent, against the assumption of 1.0 percent growth of the GDP deflator, unchanged with respect to April.
As to the later years, real GDP growth for 2017 decreases from the 1.2 percent in the EFD to 0.6 percent, based on unchanged legislation, and without considering the public finance measures that are outlined in this Update. Such reduction is based on a downward revision of the expected growth of international trade and the expectation of greater caution on the part of Italian households and businesses.
Great Britain’s exit from the European Union could have an impact on the Italian economy through four main channels:

•	the trend of the financial markets, as also demonstrated by the contagion effect seen in June-July with respect to Italian banks;
•
the impact of the uncertainty on the duration and outcome of European Union’s negotiations regarding the British economy, together with the sterling exchange rate, which are likely to have repercussions, via international trade, on Italy’s exports;

•	the expectations and the decisions about investment and inventory building on the part of Italian businesses and other businesses in Europe;
•	the trend of consumption in Italy, including in relation to the financial channel (expectations effect and wealth effect).

In formulating the new post-Brexit projections for Italy, it has been assumed that i) the weakness of the sterling will continue through the entire year of 2017, including as a result of the Bank of England’s expansionary measures, and ii) the sterling will gradually recover as from 2018. As outlined in more detail in Chapter II, there could also be impacts on the euro exchange rate and the BTP-Bund spread, even though it is plausible that the absolute level of yields could be lower, given the sharp decline in the rates on Bunds.
With reference to international trade, the growth of the global import volumes is likely to be slower than in 2015, instead of the acceleration projected in the EFD in April. This would obviously have a negative impact on Italian exports. All things considered, the impact of Brexit on the Italian economy can be quantified overall as 0.5-1.0 percentage points of GDP for the 2016-2017 period as a whole, depending on the magnitude and duration of the effects outlined here.

___
1 The projection is to be updated when ISTAT publishes new quarterly data based on annual data that were released on 23 September.  The latter indicate a higher level of GDP in 2014 and 2015.  Since the 2014 estimate has been increased to a greater extent than the estimate for 2015, there could be changes in the quarterly profile of GDP through the second quarter of 2016. The estimate of 2016 growth could vary as a result.

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The Brexit has been recently rounded out by events in Turkey and a wave of terrorism in Europe. Turkey accounts for approximately 2.4 percent of Italy’s exports, which, though well below the 5.4 percent for the UK, is still not negligible. In addition, a total of 1.9 percent of Italy’s imports comes from Turkey. To date, the growth forecasts for Turkey have been revised downward only marginally, which would have a negligible effect on Italy’s GDP. However, the geopolitical implications of the recent events are a less-than-negligible risk factor over a longer time horizon.
Given this revised international framework and signs of a slowdown in domestic demand, the government has decided to adopt a highly growth-oriented budget policy in terms of the composition of the budget for 2017-2019.

FIGURE I.2: GROWTH RATES OF GDP DEFLATOR AND CONSUMER PRICES (% change y/y)

Source: ISTAT.

Under the policy scenario, Italy’s real GDP for 2017 is projected to grow by 1.0 percent, or 0.4 percentage points above the projections in the scenario based on unchanged legislation. The projected growth for the next two years amounts to 1.3 percent in 2018 and 1.2 percent in 2019, both of which are 0.2 percentage points below the forecast contained in the 2016 EFD, as a result of the lower rates of growth expected for the global economy and international trade. The impact of the international factors is only partially offset by the expectation, and the aspiration, that the Euro Area monetary and fiscal policies will respond to the revised international framework through a more expansionary orientation.

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TABLE I.1: PUBLIC FINANCE INDICATORS (% of GDP) (1)
	2014	2015	2016	2017	2018	2019
POLICY SCENARIO
Net borrowing	-3.0	-2.6	-2.4	-2.0	-1.2	-0.2
Primary balance	1.6	1.5	1.5	1.7	2.4	3.2
Interest	4.6	4.2	4.0	3.7	3.6	3.4
Structural net borrowing (2)	-0.9	-0.7	-1.2	-1.2	-0.7	-0.2
Change in structural balance	-0.6	0.2	-0.5	0.0	0.5	0.6
Public debt (including support) (3)	131.9	132.3	132.8	132.5	130.1	126.6
Public debt (net of support) (3)	128.2	128.7	129.3	129.0	126.8	123.4
Debt rule target (4)				126.6
Privatisation proceeds		0.4	0.1	0.5	0.5	0.3
SCENARIO BASED ON UNCHANGED LEGISLATION
Net borrowing	-3.0	-2.6	-2.4	-1.6	-0.8	0.0
Primary balance	1.6	1.5	1.5	2.1	2.8	3.4
Interest	4.6	4.2	4.0	3.7	3.6	3.4
Structural net borrowing (2)	-1.0	-0.8	-1.4	-0.8	-0.4	-0.2
Change in structural balance	-0.6	0.2	-0.5	0.6	0.3	0.2
Public debt (including support) (3)	131.9	132.3	132.8	132.2	129.6	126.1
Public debt (net of support) (3)	128.2	128.7	129.3	128.8	126.3	122.9
MEMO: 2016 EFD POLICY SCENARIO (April 2016)
Net borrowing	-3.0	-2.6	-2.3	-1.8	-0.9	0.1
Primary balance	1.6	1.6	1.7	2.0	2.7	3.6
Interest	4.6	4.2	4.0	3.8	3.6	3.5
Structural net borrowing (2)	-0.8	-0.6	-1.2	-1.1	-0.8	-0.2
Change in structural balance	-0.1	0.2	-0.7	0.1	0.3	0.6
Public debt (including support) (5)	132.5	132.7	132.4	130.9	128.0	123.8
Public debt (net of support) (5)	128.8	129.1	129.0	127.5	124.7	120.6
Nominal GDP based on unchanged legislation (absolute values x 1,000)	1,620.4	1,642.4	1,672.2	1,703.0	1,751.6	1,803.7
Nominal GDP based on policy scenario (absolute values x 1,000)	1,620.4	1,642.4	1,672.2	1,704.1	1,754.9	1,810.0
(1) Discrepancies, if any, are due to rounding.
(2) Net of one-off measures and cyclical component.
(3) Inclusive or net of Italy’s portion of loans to Member States (bilateral or through the EFSF) and the ESM capital contribution. As of the end of 2015, the amount of such outflows was about €58.2 billion, inclusive of €43.9 billion for bilateral loans and loans through the EFSF and €14.3 billion for the ESM programme. The debt-to-GDP ratio for 2014 and 2015 includes the upward revision of the nominal value of the debt (about €1 billion) with respect to the most recent publication available, which will be updated by the Bank of Italy in the ‘Supplement to the statistical bulletin: Public finance, borrowing and debt’, October 2016. The next notification by ISTAT will contain data consistent with those outlined here. The estimates include the proceeds from privatisations amounting to about 0.1 percent of GDP in 2016, 0.5 percent of GDP in 2017 and 2018, and 0.3 percent of GDP in 2019, as well as additional savings to be allocated to the State Securities Amortisation Fund. In addition, these estimates incorporate the assumption of a gradual withdrawal from the Unified Public Treasury as from 2017, and a modest reduction of the MEF’s liquidity balances amounting to 0.28 percent of GDP in 2017 and about 0.14 percent of GDP in 2018. The interest rate scenario used for the estimates is based on implicit projections derived from the forward rates on Italian government securities with respect to the period for compiling this document.
(4) Level of the debt-to-GDP ratio that ensures the observance of the rule in 2017 on the basis of the forward-looking criterion as of 2019.
(5) Inclusive or net of Italy's portion of loans to Member States (bilateral or through the EFSF) and the ESM capital contribution. The estimates include the proceeds from privatisations amounting to approximately 0.42 percentage points of GDP in 2015 and about 0.5 percent of GDP for each year from 2016 to 2018, and 0.3 percent of GDP in 2019.

Turning to budget policy, the updated objectives outlined in this document reflect the new assessments about growth. The estimates of potential growth and the output gap have been calculated, as usual, according to the European Commission’s methodology.

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Chapter III of this document presents alternative estimates that suggest the output gap is greater than that calculated according to the approach adopted by the European Commission. Such estimates not only appear more consistent with the actual trend of growth, employment and inflation in the Italian economy, but they also indicate that Italy would get near a balanced budget as early as 2018, and that no further significant restriction would be needed in 2019, the final year of the forecast period. The government intends to continue working with the appropriate European institutions for the purpose of modifying the methods used for calculating potential GDP, so that the estimates are more realistic. This effort is also aimed at precluding fiscal policies that will impede the European economy from returning to a path of solid growth that is more uniformly distributed among the Member States of the Euro Area.
According to the latest estimates, the general government net borrowing for 2016 should amount to 2.4 percent of GDP, with an increase of 0.1 percent compared with the 2.3 percent projection in the EFD. The change reflects the downward revision of real GDP growth for 2016, but the new estimate is essentially in line with that provided by the 2016 Stability Law.
The net borrowing target for 2017 rises from the 1.8 percent of GDP as set out in the EFD to 2.0 percent of GDP, which implies a structural borrowing of 1.2 percent, unchanged with respect to the level estimated for 2016. The net borrowing for 2017 calculated on the basis of unchanged legislation has been revised from 1.4 percent of GDP as outlined in the EFD to 1.6 percent of GDP, with the change reflecting the deterioration of the macroeconomic framework. In the policy scenario, the 1.6 percent figure is increased by 0.9 percentage points of GDP that refer to safeguard clauses that the government intends to deactivate. In addition, the government intends to implement policy measures for socio-economic development and growth, including: incentives for investment, innovation, research and development; support to SMEs; greater public investment; and initiatives to support families and the lowest levels of government pensions.
The new net borrowing target accordingly requires a budget for 2017 equal to 0.5 percent of GDP, to be detailed in the Budget Law. The budget for 2017 will be based on new measures for the structural reduction of current expenditure, and measures designed to recover the taxable base and to increase taxpayer compliance.
The government also intends to implement other measures aimed at securing the national territory, the country’s housing stock and school infrastructure, and at managing the issue of migration. The package of measures for emergencies represents a socio-economic priority for Italy, and it will be detailed in the 2017 Budget Law.
In view of the pressing challenges that the country is facing, the net borrowing for 2017 could be increased by up to 0.4 percent of GDP. The possible stimulus effects to economic activity have not been included in the macroeconomic estimates under the policy scenario. The actual growth of the Italian economy in 2017 and in the years thereafter could therefore exceed the prudent projection reported in this document.

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For the 2018-2019 two-year period, the trend of net borrowing should sharply decelerate (-1.2 percent of GDP in 2018 and -0.2 percent in 2019). The structural balance under the policy scenario should improve to -0.7 percent of GDP in 2018 and -0.2 percent in 2019.
The projected revenue from privatisations for 2016 has been revised downward, from 0.5 percent to 0.1 percent of GDP. The government has carried out the planned sale of 46.6 percent of ENAV, and additional revenue will come from the sale of real estate. The government remains firmly committed to proceeding with the privatisation process, on a basis compatible with market conditions. The projections of revenue from privatisations for 2017, 2018 and 2019 have remained unchanged.
The national accounting data released by ISTAT on 23 September include an upward revision of the level of nominal GDP, and have thus reduced the debt-to-GDP ratio as of the end of 2015 (from 132.7 percent to 132.3 percent). The projection of the public debt for 2016 has however been increased when compared with the EFD (from 132.4 percent to 132.8 percent), with the change due to the lower estimate of nominal GDP growth and lower revenue from privatisations. As a partial offset to such factors, the estimate of interest expenditure for 2016 has been revised slightly downward compared with the EFD, and the issuance of government securities above par has produced a debt reduction equal to approximately 0.1 percent of GDP.
The debt-to-GDP is projected to decline during the 2017-2019 three-year period, reaching 126.6 percent in the final year of the forecast under the policy scenario. The government is firmly committed to pursuing a more pronounced reduction of the public debt in relation to GDP over the medium/long term, not only through higher primary surpluses, but also through the return to higher rates of nominal GDP growth. Under the policy scenario in this Update, nominal GDP growth will climb above the average financing cost as from 2018, and this will considerably accelerate the decrease of the debt-to-GDP ratio.2

In full compliance with European regulations, the macroeconomic forecasts in this Update have been submitted for validation to the Parliamentary Budget Office (PBO), the independent fiscal institution created within Parliament in 2012 that became fully operational in the second half of 2014. The macroeconomic scenario for 2016 and 2017 as based on unchanged legislation has secured the validation of the PBO.

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2 The financing cost at issuance fell below the nominal GDP growth rate in 2015 (0.7 percent versus 1.4 percent). The average cost of general government borrowing is nonetheless equal to 3.2 percent, due to higher yields on past issues.

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FIGURE I.3: NET BORROWING, PRIMARY BALANCE AND INTEREST EXPENDITURE (% OF GDP)

Source: ISTAT. FROM 2016, the targets in the EFD Update under the policy scenario.

In accordance with the provisions of the Public Finance and Accounting Law about the mandatory content of the EFD Update, the net balance of the State budget to be financed, on an accruals basis, is set at the maximum limit of €40.5 billion in 2017 (consistent with a maximum net borrowing target of 2.4 percent), €28.1 billion in 2018 and €9.7 billion in 2019. The corresponding net balance of the State budget to be financed, on a cash basis, is set at the maximum limit of €103.9 billion in 2017, €78.3 billion in 2018 and €58.1 billion in 2019.
Finally, as part of the 2017-2019 budget, the government has confirmed that all of the legislative bills indicated in previous planning documents will be bills accompanying the budget.

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II.I INTERNATIONAL MACROECONOMIC FRAMEWORK

The international economy, including the European economy, experienced some weakening starting from the spring months despite the mitigation of financial market tensions and less volatile commodity prices. The low growth in the second quarter appears once again related to world trade stagnation. Imports growth for the Asian economies continued to decelerate, and although some of the commodity-producing countries were marked by continuing crisis, others (for example, Russia) seemed to show signs of improvement. Economic indicators do not provide any signs of cyclical strengthening, and the consolidation of global growth is primarily linked to expansionary monetary policies; in the meantime, the role of fiscal policies has gained increasing attention. As suggested by leading international forecasts, it is difficult to foresee any acceleration of the global economy in the second half of 2016.
The performance of world trade in the first half of 2016 was marked by a negative trend. According to the latest data from the Netherlands Bureau for Economic Policy Analysis (CPB), as of July, the international trade in goods (volumes) suffered a decline -1.1 percent m/m (following an increase of June), which was more pronounced for emerging nations (-2.0 percent m/m) than for highly developed economies (-0.5 percent m/m); trade for the Euro Area remained stable.

FIGURE II.1: WORLD TRADE AND PMI (indices)

Source: Thomson Reuters Datastream.

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As a result, purchases for the first seven months of the year contracted by 0.2 percent, thus suggesting that global trade will grow by less than 1.0 percent for 2016, a figure well below the long-term average. Such an outcome would put the elasticity of world trade to GDP at less than 1.0, thereby confirming the decline of recent years. Some signs of recovery are present nonetheless; in August, the global PMI reflected a second consecutive improvement; were this trend to continue, a gradual recovery of trade might be seen in late 2016 or early 2017.
In the United States, annualised GDP growth amounted to 0.8 percent in the first quarter, and slightly accelerated to 1.1 percent in the second quarter. The economy was mainly driven by exports and household consumption, while aggregate demand was tempered by imports, investments and inventories. The growth of the U.S. economy is expected to continue in coming months at a moderate pace. The labour market is close to full employment, with the unemployment rate at 4.9 percent, while the reduction of the unutilised resources and the gradual increase in wages are ongoing processes. Given this domestic framework, and considering the uncertainties affecting the international scenario, market expectations are once again oriented toward a modest increase in interest rates, though it would not likely take place before the November presidential elections.
In Japan, the expectations of a GDP increase in the second quarter were overturned by official data: economic growth has stalled following the 0.5 percent expansion in the first three months of the year. Investments in housing (favoured by negative interest rates), public investments and private consumption have been the main factors in growth. Exports and private investment outside of housing have instead performed negatively. More recently, industrial production slowed, but the estimates for the summer and autumn months are more encouraging. The news in relation to the labour market is also positive: the latest data available (July) indicate that the unemployment rate has fallen to a 20-year low (3 percent). This is partially reflected in household consumption, which, though still decreasing on an annual basis, improved to an extent greater than expected when compared with June. The appreciation of the yen starting in the summer months and the stagnation of growth have translated into a turnaround in core inflation, which is once again falling. The expansionary monetary policy has thus far proven insufficient in sustaining growth and inflation. Fiscal policy is thus once again the focus for 2016-2017, but it remains uncertain as to whether it will succeed in exerting long-term effects on the acceleration of growth.
The Chinese economy is witnessing a continuing transition toward a more services- and consumption-oriented economic system; the current deceleration (also evident in the latest quarterly data) is consistent with this transition, as also sustained by the International Monetary Fund (IMF). The weakness of demand from abroad continues: exports in August fell for the ninth consecutive month, with a negative impact on the labour market, as companies defer new hiring. In any case, according to the national government, the current pace of growth is sufficient for reaching the estimated target for 2016. The prospects seem more encouraging for the second half of the year: manufacturing production was once again expanding in the summer months, and in August, accelerated at the highest rate seen in the past two years, even though the growth of the sector remains below the rates of expansion in the last 20 years.

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GDP in the Euro Area decelerated in the second quarter (0.35 percent q/q following the 0.6 percent rise in the first three months of the year); the slowdown was mostly expected. The fears of the recovery being compromised in the short term by the weakness of the financial markets (linked to Brexit) have mostly abated. Though it is still possible that Brexit will affect the area’s exports and investments, Euro Area economic fundamentals and domestic demand should support the stabilisation of the recovery. Details of the economies of the Member States once again suggest a mixed picture, with increased risk of further divergence within the Euro Area. Spain and Germany are the countries with the most dynamic economies, even though their momentum is also slowing. The latest data on industrial production actually also point to some weakening in Germany. Taken altogether, the indicators for the Euro Area suggest further moderation of growth for the coming months. The new forecasts of the Organization for Economic Cooperation and Development (OECD) and the European Central Bank (ECB) incorporate slight downward revisions.
The ECB continues to monitor the economic situation. The deceleration depicted by key economic indicators could prompt a new expansionist bent of monetary policy, which would have to be weighed against the risk of increasing distortions linked to excess of liquidity in the system.  Decisions and clarifications from the ECB are expected in December in view of the scheduled end-date of March 2017 for the Quantitative Easing (QE).

FIGURE II.2: USD/EUR EXCHANGE RATE AND PRICE OF BRENT

Source: Thomson Reuters Datastream, Bloomberg.

The continuing excess of oil supply on the international markets at present and in the near/medium term suggests that the price of Brent will get close to USD 60/barrel, as indicated by the corresponding futures curve. The USD/EUR exchange rate has stabilised to some extent, partly in response to the weaker-than-forecast growth of the American economy and the more cautious attitude of the Fed in increasing the policy rate. The forward rate curve suggests slight appreciation of the euro over the next year (USD 1.14/EUR 1.00), to get to around USD 1.21/EUR 1.00 at the end of 2017. The technical assumption used as the basis for Italy’s latest growth forecasts calls for the euro to remain constant at the

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average of the 10 business days prior to the cut-off dates for the international exogenous variables.
Considered overall, the international scenario underlying this EFD Update is slightly less favourable than that assumed for the EFD (Table II.1). In particular, the trends for the next three-year period incorporate a downward revision of the growth of world trade amounting to 0.9 percentage points in 2016 (to 2.1 percent) and 1.2 percentage points in 2017 (to 2.6 percent). However, the revision of global demand weighted for Italy is decidedly less.

TABLE II.1: INTERNATIONAL EXOGENOUS VARIABLES
	2016		2017		2018-2019
	2016 EFD	EFD Update	2016 EFD	EFD Update	2016 EFD	EFD Update
International trade (% change)	3.0	2.1	3.8	2.6	4.7	3.8
Oil price (USD/barrel, futures, Brent)	39.4	46.6	45.7	52.5	48.9	56.1
USD-EUR exchange rate	1.10	1.12	1.09	1.13	1.09	1.13

In this EFD Update, the price of oil is assumed to average USD 46.6/barrel in 2016, and to climb to USD 52.5/barrel in 2017. It is also assumed that the euro will marginally appreciate against the dollar, to hit USD 1.12/EUR 1.00 in 2016 and 2017 (at USD 1.13/EUR 1.00).1 The forecasts for 2018-2019 are also revised downward with respect to the world trade, in line with leading international forecasts, whereas they incorporate a gradual increase in oil prices.
The risks associated with the international scenario are still mostly downside. The following continue to represent the risk factors: the fragile economic recovery; low inflation rates in industrialised countries; the uncertain momentum of the emerging markets; and a certain degree of stabilisation of Chinese growth. Added to these factors are the geopolitical tensions heightened by the events in the summer months, and the risk that the global economy will decelerate further in coming months, once the stimulus of low commodity prices has waned.  Expectations have also been influenced by the imminent uncertain results of the U.S. elections, and the fact that it is difficult to quantify the medium-term effects of Brexit.
The upside risks instead refer to the possible expansionist effects a recovery of commodity prices on the imports of emerging countries, and the ‘inflation’ effects on growth and prices, the stabilisation of financial markets and the easing of credit conditions might also have a favourable impact. Greater-than-forecast economic growth would lead to a reduction of borrowing rates and the start of a positive cycle.

FOCUS
Preliminary analysis of the effects of Great Britain’s exit from the EU

The most unexpected event in the international domain in recent months is undoubtedly the outcome of the British vote that ratified Great Britain’s exit from the European Union (EU).  Three months after the vote, Brexit continues to be  an evolving issue; the structure of the long-term relations between Great Britain and the EU and the extent to which financial

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1 For the USD-EUR exchange rate, reference is made to the technical assumption of the average of the 10 business days ending on 31 August 2016. For the price of oil, reference is made to futures contracts as of 31 August.

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and trade flows will be influenced, will very probably only be clear in several years. The destabilising effects of the referendum have been rounded out by the increased uncertainty about the political inclinations of other European countries and the propensity of those countries to take on more protectionist and nationalist strategies in the future. Even though the financial markets reacted to the initial shock in an orderly manner, the ultimate impact of Britain’s choice remains less than clear.

The analyses preceding the UK referendum estimated that the effects of Brexit would be transmitted through multiple channels to the EU and to the global markets, and that intensity of the effects would be modified over the time horizon considered (i.e. short-term and medium-/long-term effects). The principal transmission channels indicated by various analyses were: i) trade, ii) financial and iii) ‘political’ linked to the major uncertainty generated about the future of the European Union and the single market.

Short-term effects. The immediate effects mostly regarded financial markets. Indeed, the financial channel mainly reflected the effects of the vote through the trend of the exchange rate, share prices, and interest rates at an international level. Following an initial period of high volatility (that included a predictable flight-to-quality, an increase of the spreads for the so-called periphery countries and tensions on equity markets), the financial framework seems to have stabilised. As to the exchange rate (Figure R.1), the sterling initially depreciated by almost 10 percent against leading currencies, and since then has essentially stabilised around the levels seen in early July.

FIGURE R.1: EXCHANGE RATES BETWEEN THE GBP AND OTHER LEADING CURRENCIES

Source: Bloomberg.

The prices of the financial assets listed on the London Stock Exchange and Wall Street have mostly recovered from the shock of the referendum; in the United States, the main stock index actually hit an historical low in August. The foregoing does not apply to banking-financial shares that have been penalised by expectations about weaker sector profitability in light of regulatory changes.

Table R.1 reports the percentage changes for leading stock and commodity indices in comparison 23 June, prior to the announcement of the referendum results. The FTSE MIB and the EUROSTOXX50, which have a significant weighting of banking-financial and insurance issues, were still below their pre-referendum levels at the end of September, although they have gradually reabsorbed the initial decline. The S&P500 and the FTSE100 have more than offset their initial losses. Gold once again proved to be a safe haven, whereas oil prices from the date of the referendum to the end of September have been

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affected by a climate of uncertainty, exacerbated by the known question of excess inventories.
TABLE R.1: LEADING EQUITY AND COMMODITY INDICES (% change)
	FTSE MIB	EUROSTOXX50	S&P500	FTSE 100	Oil	Gold
One day post-referendum
(24 June - 23 June)	-12.5	-8.6	-3.6	-3.1	-4.9	4.7
1 month post-referendum
(25 July - 23 June)	-7.1	-2.1	2.6	5.9	-13.1	4.7
2 months post-referendum
(23 August - 23 June)	-6.6	-1.5	2.8	7.9	-4.0	6.4
3 months post-referendum
(16 September - 23 June)	-9.9	-3.4	1.2	5.9	-12.6	4.3
Source: Bloomberg.

In the aftermath of Brexit, the Bank of England (BoE) cut policy rates, bolstered its QE programme, and undertook a series of other measures to support market confidence. The risk premiums have fallen, and by mid-September, the 10-year GILT yield had fallen by 50 basis points compared with June 2016. The BTP-Bund spread decreased from 162 basis points on 23 June, before the results of the referendum, to a low of 113 basis points in mid-August, before recently climbing back to 128 basis points.

Financial analysts have also turned their attention to the recent tensions on the UK property market. In the days immediately following the outcome of the referendum, seven large investment funds active in the sector initially suspended redemptions, and then gradually began paying out investors who were exiting. A slowdown of the sector could reasonably give rise to a decrease in property prices, a reduction of the granting of mortgages, and an increase in non-performing mortgages. On the other hand, with regard to major cities (such as London), analysts suggest that the depreciation of the sterling could lead to renewed interest of foreign investors.  All things considered, it is possible to assume some weakening of the market for residential and commercial real estate, but the magnitude of any setbacks will largely depend on the terms and conditions for Great Britain’s exit from the EU.

Turning to the trade channel, the greatest short-term impact is likely to come from the predictable contraction of UK imports linked to a possible economic recession and the trend of the exchange rate. However, with three months since the vote, the economy’s reaction to Brexit has been better than expected. The effects on trade flows have been marginal and accompanied by moderate, further depreciation of the sterling. The labour market has proven resilient, with the unemployment rate having stabilised at 4.9 percent, the lowest level since September 2005. The initial indications about private consumption have fluctuated, only partially in relation to the impact of the vote on consumer confidence. The trend of manufacturing production in July provided confirmation of the continuation of the growth in the second quarter. Surveys about the economy conducted in August yielded results on par with those prior to the referendum, after having reflected the Brexit media impact in July.

There are three factors that have tempered short-term effects of the referendum: i) the phase of political uncertainty has been reduced to a minimum (the government crisis ended rapidly); ii) the new government has adopted a wait-and-see attitude (against expectations that this approach would have had negative effects, by prolonging the uncertainty; instead, this approach has reduced the volatility of expectations, by suggesting that there will be a gradual transition and not a sudden change), and iii) the economic policy response has been consistent in its orientation to stem the negative impact on demand (cutting official rates, reinstatement of government securities purchases, and elimination of the restrictive budget policies announced by the Cameron government).

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Medium-/long-term effects. The effects for the Italian economy through the trade channel will partially depend on how the trade balances with the Union will settle. In the medium term, there could be a reduction in the trade of goods and services, the magnitude of which could vary depending on the trade agreements put in place between Great Britain and the EU (and with the ‘rest of the world’). The medium-term effects on direct investment still remain to be seen due to regulatory uncertainty and the possible increase of trade and financial barriers that could occur in coming years. It is worth noting that the EU will remain the world’s largest market and Great Britain’s largest trading partner.

Brexit will have dynamic effects, and the long-term relations between Great Britain and the EU will not be precisely known for a long period. The vote was not only a symptom of the erosion of consensus about the benefits of economic integration in long periods of low growth, but it is also an outcome that might propel protectionist pressures in other countries of the European Union. Despite these risks, the agreements between the EU and Great Britain will need to be drawn up for the pursuit of mutual interest, and in such a way as to avoid a significant increase in trade, financial and economic barriers.

A trade-off comes from the trade integration inside and outside of the EU: the economic benefits are associated with ‘political’ costs in terms of waiving certain degrees of national sovereignty. One possible option for Great Britain following its exit from the single market would be that of adopting the ‘Norwegian model.’ This option would minimise trade costs, but it would imply continuing to contribute to the EU budget for approximately 83 percent of the portion currently paid as a Member State, as well as the respect of EU regulations (without, however, having any decision-making power about the definition of regulations). A second option could be the adoption of the ‘Swiss model’ with bilateral negotiations with the EU, and the payment of 40 percent of what is currently paid for free access to the EU market for goods only (such option would, however, exclude access to the market for services, a market accounting for a large portion of Great Britain’s exports). A final option could be that of participating in international trade as a member of the WTO. This option would provide greater autonomy to the country, although at the price of a reduction of the trade volume, even if Great Britain were to decide to abolish all tariffs. Though affording Great Britain the possibility of independently negotiating individual accords with non-EU countries, Brexit could reduce the UK’s bargaining power, especially in comparison to that of a Member State of the EU.

II.2 ITALY’S ECONOMY, RECENT TRENDS

Though remaining on the path to recovery originating in 2014, the Italian economy has witnessed a slowdown in growth in 2016. While the quarter-on-quarter change in GDP was still satisfactory in the first quarter (+0.3 percent) and in line with the expectations, the growth was flat in the second quarter. The growth remains positive (+0.8 percent) on an annual basis. The quarterly trend of the key components of GDP evidences a contraction of domestic demand (which had a negative impact on growth) and an improvement in net demand from abroad.
While the data for the first six months of the year provide confirmation of an essentially positive trend of private consumption, the second-quarter data reflect a slowdown in the purchases of durable goods (in particular, motor vehicles), which was only partly offset by greater demand for semi-durable goods. After benefitting from a strong recovery in transport infrastructure and vehicles through the start of 2016, the investments component of GDP produced disappointing results in the second quarter. Investments in machinery and equipment did not demonstrate the momentum expected, while investments in the construction

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sector are slowly get back on a positive growth track. In terms of volumes, exports grew as expected, despite the presence of a less-than-favourable international backdrop. As a result, the trade surplus for the first seven months of 2016 rose to €31.1 billion; net of energy, the surplus was approximately €46 billion (in line with the 2015 figure). During the same period, the current accounts of the balance of payments exhibited a favourable trend (surplus of €29.4 billion, an increase of €13 billion compared with the same period of 2015).

FOCUS
Italy’s trade

International trade continued to slow in the first half of 2016, due to the deterioration of the economic performance of emerging countries and of energy producing economies. The trend has also been confirmed by the latest data on volumes (-1.1 percent m/m in July).

FIGURE R.1: WORLD TRADE AND ITALY’S EXPORTS (% change, y/y)

Source: CPB, ISTAT.

In terms of volumes, the performance of Italian exports has nonetheless been satisfactory (Figure R.1).

In the first half of 2016, the data on Italian exports in value terms were stable with respect to the same period of 2015, while imports decreased by 2.9 percent. The non-EU markets were a determinant in the weak performance of both trade flows (-3.9 percent for exports; -8.8 percent for imports), while the exports to EU countries were more robust (+3.1 percent) compared with imports (+1.3 percent).

Figure R.2 shows the average semi-annual changes in exports to key countries and/or economic blocs, comparing the same periods of 2015 (x-axis) and 2016 (y-axis). In particular, it is noted that exports to the United States and China slightly deteriorated, and the growth of exports moderated in general. With regard to energy-producer countries, exports to Russia improved (the pace of contraction started to ease), whereas exports to the OPEC and Mercosur countries weakened.

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FIGURE R.2: ITALY’S EXPORTS (% change y/y)

Note: The green spheres indicate the countries to which exports grew by between 1.1 percent and 6.2 percent in the first half of 2016; the yellow spheres represent the countries in which exports decreased by less than 2.0 percent; the red spheres refer to situations in which the decrease was between 2.5 percent and 24.1 percent. The size of the spheres represents the weight of the country with respect to Italy’s exports.
Source: ISTAT.

As shown by an analysis breaking down the data by main industrial groupings (MIGs), Italy’s exports performed favourably at the level of capital goods and consumer goods (+1.8 percent and 1.5 percent, respectively, compared with the first half of 2015). The exports of intermediate goods were instead slightly lower (-0.4 percent), while the year-on-year changes for energy goods remained negative (-29.5 percent). In terms of imports, investment goods reflected the largest increase (+7.0 percent), followed by consumer goods (+1.3 percent). The energy sector showed the largest contraction (approximately -31 percent); the reduction for intermediate goods was smaller (-2.9 percent). The trade surplus amounted to €23.3 billion.

The latest data (July) show both trade flows decelerating when compared with the same month of 2015, with a greater weight of the non-EU area on the reduction of purchases compared with sales.
Considering Italy’s position in the international marketplace, the average share of exports in value terms to total international trade is equal to 3.1 percent for the past three years. In the first half of 2016, the share increased slightly (3.2 percent) compared with the same period of 2015 (+0.2 percentage points), mainly in relation to changes in global demand. Indeed, on the one hand, low prices for energy goods have benefited countries with a manufacturing specialisation, and on the other hand, the emerging economies have increased their demand for consumer goods.

Additional considerations can be derived from the Shift and Share Analysis (SSA)3 which allows for evaluating the latest performance of Europe’s major countries (Germany, France, Italy and Spain) in the international markets.4

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2 Considering Europe’s largest countries, the market share of global exports in comparison with the first half of 2015 was higher for Germany (+0.6 percentage points to 9.4 percent), while it remained virtually stable for France (+0.1 percentage points to 3.5 percent) and Spain (2.0 percent). Source: WTO, Short-term trade statistics, https://www.wto.org/english/res_e/statis_e/short_term_stats_e.htm
3 This analysis examines the performance of a country in the international markets, considering the difference between the growth rate of a country’s exports and the growth rate of global exports in a given period. This differential, which corresponds to the change in market share, can be broken down into four factors:

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FIGURE R.3: SHIFT AND SHARE ANALYSIS OF EXPORTS OF MAJOR EUROPEAN COUNTRIES (differences in the growth rates of global exports and exports of the individual countries, %)
Italy	France

Germany	Spain

Note: The difference between the growth rate of a country’s exports and the growth rate of  global exports corresponds to the change in the country’s market share.
Source: Analyses based on UN Comtrade data.

In 2015, all four countries show improvement compared with the previous year. With reference to Italy, during 2013-2015: i) in cumulative terms, Italy’s productive specialisation did not push the country in the direction of losing market share; ii) the loss of market share for products in which Italy is specialised seems to have abated (the biggest negative impact in this regard was seen in 2010); iii) similar considerations apply for the capacity to gain (or to lose) share in different end markets; in 2013-2014, Italy made impressive gains; and iv) it is clear that Italy benefitted in 2015 from orienting its exports mostly to the EU, because there was a more limited slowdown in trade in the EU. Similar trends can be seen for other European countries for the three-year period, and the greatest similarities are seen with Germany.

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A) the effect of initial sector specialisation of exports; B) the impact of initial geographic specialisation; C) the performance of the country in the international market at a commodity level; D) the performance of the country in the international market on a geographic level. The final two components reflect the competitive capacity of a country to export products with greater demand and to higher growth markets. The sum of components C and D is a tool useful for comparing competitiveness in space and time.
4 The analysis is based on data available (90 percent of the total) in the UNComtrade databank at 14 September 2016.

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The labour market has continued expanding, benefitting from the Jobs Act reform and from the exemption of social contributions in the case of newly hired employees. With the elimination of a good portion of the social-contribution exemptions, employment in the first two quarters of the year continued to grow, albeit at rates below 2015. In the second quarter, there were further signs of improvement in the demand for labour by businesses, and reliance on long-term wage supplementation schemes (‘CIG’) was reduced.

FOCUS
Recent labour market trends

As a whole, the statistical data available confirm that a process of qualitative improvement in employment is ongoing, due both to the economic recovery and to labour market incentives and regulatory innovations. Currently, this process is more evident for the higher occupations, with better wages and higher education, if compared with lower qualified occupations with lower paid and skilled workers. At the same time, the transition to a more services-oriented economy is continuing, with a loss of employment in industry (excluding construction) and an increase in service sector. After the exceptional results of 2015, the process of reabsorbing of unemployment has been slowed by an increase in the participation rate. The labour market has nonetheless recorded a reduction in youth unemployment.

Over more recent months, the process of job creation has slowed, albeit still in positive territory. The benefits, both in terms of jobs changes and employment structure, are consolidated and there are no moving back signs, even though the lower foreseen social-contribution incentives than in 2015.

FIGURE R.1: TREND OF EMPLOYMENT AND UNEMPLOYMENT RATES

Note: Seasonally adjusted monthly data Source: MEF analyses based on RFL-ISTAT data.

In the first half of 2016, the total number of employed rose by 1.4 percent compared with the previous year, an acceleration vis-à-vis the second half of 2015. In the first half of 2016, employment grew by 1.5 times the GDP growth, against an ‘apparent’ elasticity of just 0.7 over the three-year 2012-2014 crisis period.5 The employment rate thus achieved the level of 57.0 percent, almost returning to the value during the second half of 2009 (57.2 percent). At the same time, unemployment rate dropped to 11.6 percent (-0.7 percentage points

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5 This part of the analysis was done based on quarterly data published on 2 September.

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compared to 2015), despite an increasing participation rate (+0.6 percentage points on an annual basis), without which the drop in unemployment would have been even greater.

Differences of gender and age. In terms of gender composition, the first half of 2016 confirmed the reversing of the trend with respect to the trend during the crisis, with an increase of male employment exceeding female (+1.6 and +1.2 percent, respectively, for males and females). In terms of age, ISTAT data show a growth of jobs in the over-54 age group (+4.4 percent). These workers even registered an increase in their labour supply, due both to the higher retirement age and to population ageing (+0.6 percentage points, the increase of the incidence of the over-49 people on the over-14 population). A positive noteworthy performance is also registered for 15-24 aged workers (+10.3 percent in 2016), showing a strong recovery of emplopyment levels. More specifically, although remaining extremely high, youth unemployment rate fell by 4.2 percentage points compared with the previous year, declining to 37.5 percent in the first half of 2016.

Differences by level of education and skills. With regard to educational achievement, in the first half of 2016 employment increased especially for the graduates (+3.3 percent on an annual basis), against a decrease for the unskilled workers (-0.6 percent). Medium-skilled workers (+1.9 percent) even increased. ISTAT quarterly data show a higher growth for professionals and technicians (+2.0 percent on an annual basis in the first half of 2016), and clerks, information service and shop and market sales workers (+1.9 percent). Instead, decreases were recorded for blue collar and craft workers (-0.5 percent in the first half of 2016), albeit with signs of recovery if compared with the fourth quarter of 2014. Finally, elementary occupations showed a higher volatility, closing the first half of 2016 at a value equal to the average change (+2.4 percent). The increasing labour demand of qualified occupations seems to be consolidated, and is included in available forecasts. For example, according to Unioncamere Excelsior projections for 2016-2020, firms’ demand growth of high-skilled workers (+29.0 percent) will exceed the growth in demand of medium-skilled workers (+16.0 percent) and low-skilled ones (+21.0 percent).

Contract types and wages. The employment growth is mostly the result of a greater number of employees with open-ended contracts (+2.2 percent in the first half of 2016 vs. +0.5 percent in the first half of 2015), rather than of fixed-term contract workers (+1.6 percent and +3.4 percent, respectively). Self-employed instead slightly contracted (-0.4 percent). Part-time work showed an annual increase by 3.4 percent in the first half of 2016. The increase of full-time work amounted to +1.0 percent. Part-time contracts in 2016 represented 38.5 percent of the new contracts, with a year-on-year increase by 2.0 percentage points compared with 2015.

The labour productivity per hour worked in Italy has been again declining since the second half of 2015 after slightly improving at the start of recovery, with a more pronounced decrease in the second quarter of 2016. One part of the reduction is related to the employment structure, with a significant job creation in low productivity sectors; for example, the decrease in productivity was relevant in the arts, entertainment and recreation sector (-2.1 percent per hour worked). The negative change in productivity in industry excluding construction (-1.1 percent) was more difficult to explain: the second quarter signed a drop in the sectoral value added. Moreover, the use of Wage Supplementation Schemes (‘CIG’) was also reduced and workers were re-absorbed into the productive process. Excluding the above mentioned sectors, productivity would have declined by only 0.3 percent q/q.

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FIGURE II.3: PRODUCTIVITY IN ITALY (quarterly changes)

Note: Seasonally adjusted quarterly data. Source: Analysis based on ISTAT data – Quarterly economic accounts.

In the first half of 2016, the cost of the labour at industrial businesses and in the services market experienced no change on an annual basis, while the change with respect to the second half of 2015 was very limited. Aside from wage moderation, this outcome reflects the significant reduction in social contributions that has been linked to new hiring incentives. Incorporating the results with respect to the cost of labour and productivity, the growth of unit labour costs was rather modest.
Inflation remained in negative territory until the summer months; the significant decrease in energy prices continues to have a considerable impact on the year-on-year data. The trend of consumer prices hit a low in April, before slightly climbing and remaining at -0.1 percent year on year in July and August. In August, core inflation also decelerated (0.4 percent from 0.6 percent on an annual basis). Conversely, the GDP deflator grew at a greater rate, through the first quarter of the year. The contrast between the performance of the two variables is linked to improvement in the terms of trade occurring with the decrease of oil prices: the import deflator experienced negative changes, pushing the GDP deflator higher. With there no longer being any abrupt, significant changes in the prices of imported energy products, the quarterly trends of the two variables (inflation in consumer prices and growth of the GDP deflator) should converge during the remainder of the year.
The credit supply to the private sector has gradually increased during 2016. The most favourable indications are coming from consumer credit, that has expanded since mid-2015, while loans to non-financial companies are no longer shrinking. With reference to credit quality, the ratio between bad loans and total loans outstanding has nearly stabilised.
The Italian banking sector has attracted the attention of international markets as a result of domestic and international tensions that have affected the sector. The broad-based reduction of interest rates has not only destabilised the profits of Italian banks, but it has affected the entire European banking sector, and the issue has gained additional momentum following the results of the British

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referendum and the stress test results published by the European Banking Authority (EBA) at the end of July.

Current analyst expectations indicate policy rates as well as rates across the yield curve should remain low and stable. The performance of the banking sector across Europe has felt the effects of this framework. The FTSE Italy All-Share Banks index has lost one-half of its value since the beginning of the year, and almost one-fifth of its capitalisation since the day before the Brexit referendum. In the day following the referendum, the index lost more than 20 percent.

FIGURE II.4: DAILY YIELDS ON FTSE ITALIA ALL-SHARE BANKS

Source: Thomson Reuters Datastream.

At a time when market values are low, Italy’s banks remain solid and well capitalised. Except for one institution, Italy’s banks passed the EBA stress tests whose results were published on 29 July.

FOCUS
Non-performing bank loans, credit availability and economic growth

The Bank of Italy’s latest data indicate that bank credit is once again growing following four years of contraction. Such growth is nonetheless very modest, and more evident at a consumer level than at a corporate level.6 Given bank credit shrank by more than 4 percentage points between the end of 2011 and second quarter of 2016, and that nominal GDP grew by 1.6 percent over the same period, the Italian economy’s credit intensity dramatically declined.

There is broad-based evidence to support the theory that the sovereign debt crisis of 2011 caused a sharp restriction of credit in Italy, and that this exacerbated the recession. Looking ahead, the crucial issue is whether a credit shortage still exists today, and if so, if it is significantly impeding economic activity.  If this is the case, it would at least explain part of the weakness of the economic recovery as indicated thus far by national accounting data.

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6 Reference is made to the balances adjusted for securitisations. See Bank of Italy, Supplements to Statistical Bulletin, Money and Banks, September 2016.

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Surveys of banks7 and small-/medium-sized non-financial companies (SMEs)8 indicate that the availability of credit to Italian companies has gradually improved over the 2014-2016 period. Figure R.1 reports some of the ECB survey results about changes in the conditions for SME access to credit in the Euro Area.

Aside from indicating a lower cost of bank credit, a growing percentage of SMEs that requested bank credit in the past three years has affirmed that credit conditions improved in the past six months. Figure R.1 shows that Italy remains in an unfavourable position, even though it has improved in line with the trend of the other EU-28 countries. In the latest two surveys, some 15 percent approximately all SMEs perceives improvement in credit conditions, against a European average of approximately 20 percent.

FIGURE R.1: PERCEPTION OF THE CONDITIONS FOR CREDIT ACCESS IN THE EU

Note: The chart reports the percentages of businesses that perceive improvement in credit conditions in the past six months, against the total businesses that applied for loans.
Source: MEF analyses based on ECB data.

Surveys of medium- and large-sized companies administered by ISTAT and the Bank of Italy also provide more optimistic indications from non-financial companies than in the past (with the significant exception of construction firms).9

The level of the non-performing loans (NPLs) in Italy is gradually stabilising, with trends that vary within the different economic sectors. Figure R.2 shows the trend of the ratio of bad loans (‘sofferenze’) to total loans disbursed for certain key sectors. The data have been made available by the Bank of Italy.10

The ratio of bad loans  to total loans disbursed started to increase steadily at the end of 2010, with the phenomenon seen across all sectors.

An initial slowdown in the rate of bad loans growth became visible in the manufacturing and commercial sectors in early 2014. The latest data show that bad loans for both sectors clearly stabilised during 2015, with a turnaround later seen in the manufacturing sector. In

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7 Bank of Italy and European Central Bank, Survey on Bank Credit, July 2016.
8 European Central Bank, Survey on Access to Finance of Enterprises in the Euro Area, June 2016.
9 Bank of Italy, Survey on Inflation and Growth Expectations, June 2016; ISTAT, Consumer and Business Confidence Survey, June 2016.
10 Bank of Italy, Supplements to Statistical Bulletin, Money and Banks, September 2016.

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2015, the real estate sector also witnessed a slowdown in the rate of growth of bad loans, while the construction sector continues to reflect the difficulties of recent years, with ratio of bad loans to total loans disbursed that is still rising.

FIGURE R.2: TREND OF BAD LOANS TO TOTAL LOANS BY SECTOR

Source: MEF analyses based on Bank of Italy data.

Table R.1 reports the ratio of bad loans to total loans for key economic sectors as of July 2016.  While both the construction sector and the commercial sector have almost equivalent balances in terms of total loans outstanding (approximately €140 billion disbursed), the commercial sector’s bad loans are almost one-half of those for the construction sector, at approximately €27 billion. In terms of bad loans, the real estate sector is virtually in line with the commercial sector in terms of the ratio of bad loans to total loans. Finally, the manufacturing sector has consolidated its recovery, with approximately €35 billion of bad loans against more than €200 billion of loans disbursed.

In all sectors, the ratio of bad loans to total loans is below 20 percent, except in the construction sector where the ratio is approximately 30 percentage points.

TABLE R.1: LOANS AND BAD LOANS BY SECTOR (balances in € mn at July 2016, unless otherwise indicated)
	Manufacturing	Construction	Commerce	Real Estate
Total loans	210,746	139,314	142,308	114,392
Total bad loans	35,107	43,102	26,880	21,776
Ratio of bad loans to total loans	16.7	30.9	18.9	19.0
Source: Bank of Italy.

In any event, there are two main concerns in relation to the future trend of credit to the economy and GDP growth.

First, with reference not only to several emblematic cases, but to the entire banking system, many experts believe that the Italian banks’ high ratio of NPLs to total loans to the economy (17.8 percent) is a strong disincentive to the disbursement of new credit. The transaction for the sale of NPLs (and consequent recapitalisation) recently announced by Italy’s third largest bank, if replicated in other cases where necessary, should lead to gradual improvement of the availability of credit to the economy. However, the question is if this

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process is occurring at the pace needed, and if the banks will reinstate more dynamic lending practices after the balance of NPLs is restored to a level more in line with historical averages.

The second concern relates to the smaller banks, which did not undergo the EBA stress test and are not subject to the ECB’s Supervisory Review and Evaluation Process. These banks account for 27 percent of the Italian banking system assets.  Smaller bank corporate customers are mostly SMEs. The reforms of the mutual banks and the cooperative credit banks introduced in 2015-2016 represent an important step in the restructuring of the sector. However, there are reasons to believe that the economic crisis in recent years has intertwined the problems in the real economy and the problems in the banking sector, with a situation that still needs to be resolved, including through a reduction of NPLs to levels more in line with the historical averages.

With reference to the first concern, an empirical analysis has been effected of the trend of bank credit at the level of the individual banks so as to verify if there is evidence that credit disbursement is linked to the stock of NPLs. Considering Italy’s 13 largest banks, there seems to be a clear negative correlation between the initial stock of NPLs and the change in credit during a specific period. Figure R.3 contains a scatter plot and a regression line that compares the stock of NPLs at the end of 2014 with change in loans in the year of 2015. The banks with highest NPLs have generally made greater reductions to the stock of loans outstanding.

FIGURE R.3: RELATION BETWEEN NPL AND CREDIT

Source: MEF analyses based on 2015 financial statement data and Bank of Italy data.

It is evident that the change in credit disbursed by a bank depends not only on the bank’s willingness to lend, but also on customer demand. Given that the credit market is segmented, a high level of NPLs indicates not only the less-than-prudent lending policies of certain banks in the past, but also a situation that is still critical with respect to customer segments and the local businesses in the areas where those banks are most active. In such case, the sale of NPLs and recapitalisation might not be sufficient to stimulate a strong recovery of credit to the economy.

The two variables are co-determined, since the banks, in practice, have a lesser propensity to lend to sectors or regions most susceptible of giving rise to NPLs. A crisis in specific industries or areas causes an increase in NPLs, but once the NPLs of a single bank start to rise, the bank has less leeway in disbursing new credit.

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This vicious circle is broken through less segmentation of the credit market, and initiatives to promote stronger bank capitalisation. However, a macroeconomic stimulus from the demand side is also needed; this stimulus must come from expenditure for investments, in particular for infrastructure and public works. Such investment would support the construction sector, which is the sector that has experienced the largest increase in NPLs in more recent years.
Table R.2 reports the percentage change of the gross fixed investment in Italy, and shows the steady negative trend of public investment from 2010 to 2014. The weak contribution to demand has influenced private expenditure, which, though alternating in recent years, also contracted between 2012 and 2014. A turnaround for both series is visible as from 2015.

TABLE R.2: GROSS FIXED INVESTMENT IN ITALIA (% change at current prices)
	2008	2009	2010	2011	2012	2013	2014	2015
Public sector	3.8	11.5	-13.7	-3.2	-8.8	-7.0	-3.9	1.1
Private sector	-0.8	-12.7	5.0	1.2	-7.8	-6.5	-3.2	1.1
Source: MEF analyses based on Ameco database, European Commission.

Demand conditions for the second half of 2016 are expected to continue to be rather weak, although consistent with GDP growth, albeit limited. Economic surveys show a decrease in consumer confidence when compared with the very high values at the start of the year; the assessments are less optimistic with regard to main survey questions. However, certain indicators about consumption (for example, retailing indices or fiscal data related to indirect taxes) are providing more comforting signs.
The indicators available regarding investments do not provide any signs of a strong recovery; the qualitative information coming from ISTAT surveys shows less favourable assessments about orders and the levels of capital goods production, which the expectations about production are declining. Accordingly, the rates of growth of investments in the coming quarters are expected to be very limited, accelerating only as from 2017.
With reference to foreign demand, order levels are not particularly high, and exports in volume terms are accordingly expected to stabilise in the third quarter. Such stabilisation should be followed by a gradual recovery in relation to an improvement of the international trade.

On the supply side, there are somewhat mixed signals from the industrial sector, on the one hand, and the services sector, on the other hand.
There are no expectations of a decisive turnaround for the manufacturing sector in the coming months. As expected, the industrial production index in July reflected a moderate rise after two consecutive months of decline; the qualitative indicators all seem to suggest a standstill, if not a slowdown, in production, especially in relation to order trends. Similar conditions of uncertainty are affecting construction firms; following a recovery in June, the production index descended for the month of July; the levels of production are still lower than the relative high registered in the spring months. Still, business confidence for the sector has slightly recovered.

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The assessment of the prospects for the services sector is more complex, and more positive overall. ISTAT’s most recent surveys indicate a drop in confidence, although the opinions of purchasing managers are somewhat different and decidedly more optimistic: the PMI for the services sector in relation to orders shows improvement, even in the presence of less optimistic expectations. Encouraging signs are coming from the retailing sector, from tourism-related spending in Italy by residents and foreigners, and also from toll-highway traffic. In essence, the available data suggest that the trend toward growing added value in the services sector should remain unchanged in coming months.
In conclusion, the information currently available suggests that growth will be modest in the second half of the year, with GDP rising by 0.1 percent to 0.2 percent compared with the first half. The growth for 2016 should amount to 0.8 percentage points, which reflects the positive contribution of domestic demand, and the negative contribution of inventories and net exports (which should cut GDP growth by a total of approximately 0.4 percent points).

FOCUS
Validation of the macroeconomic forecasts

In accordance with Italian and European laws and regulations regarding the validation of the macroeconomic forecasts used in the preparation of planning documents, the macroeconomic scenario at unchanged legislation underlying this EFD Update has been evaluated with a positive outcome. The validation process is governed by the protocol of intent signed by the Ministry of the Economy and Finance (MEF) and the Parliamentary Budget Office (PBO) on 16 September 2014. The MEF has complied with all rules provided in relation to the exchange of information between the two institutional entities. A preliminary version of the forecasts was sent by the MEF to the PBO on 7 September, with the PBO later expressing findings thereon. In preparing the final macroeconomic scenario at unchanged legislation, the MEF took into account the observations received, and transmitted the final forecasts on 19 September. The validation was transmitted on 26 September.

Scenario at unchanged legislation

The EFD Update presents a scenario based on unchanged legislation and a policy scenario, which are consistent with updating of international exogenous variables, as described in the previous section, and national accounting data.11 The two scenarios differ starting in 2017 in relation to future fiscal-policy measures.
The projections at unchanged legislation are based on legislation in effect, and take into account the effects on the economy of the increase in indirect taxes in 2017 and 2018 (as provided by the so-called ‘safeguard clauses’). The scenario based on unchanged legislation also includes a reduction in corporate taxation as from January 2017, and other measures to stimulate growth, as approved by the 2016 Stability Law, which will obviously be confirmed. The policy scenario incorporates fiscal-policy measures that are to be included in the draft of the 2017 Budget Law.

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11 The quarterly accounting data available through the second quarter of 2016 and the annual data that ISTAT revised on 23 September in relation to 2014 and 2015. On 3 October, ISTAT is going to publish new quarterly data consistent with the new annual data.

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TABLE II.2: MACROECONOMIC FRAMEWORK AT UNCHANGED LEGISLATION (% change unless otherwise indicated)
	2015	2016	2017	2018	2019
INTERNATIONAL EXOGENOUS VARIABLES
International trade	2.5	2.1	2.6	3.5	4.1
Oil price (Brent, futures)	53.5	46.6	52.5	55.1	57.1
USD-EUR exchange rate	1.109	1.119	1.126	1.126	1.126

ITALY MACRO DATA (VOLUMES)
GDP	0.7	0.8	0.6	1.2	1.3
Imports	6.0	2.3	2.2	3.2	3.8
Final national consumption	1.0	1.0	0.3	0.7	1.0
Household consumption and NPISH	1.5	1.2	0.4	1.0	1.2
Government expenditure	-0.6	0.4	0.0	-0.3	0.2
Investments	1.3	1.9	1.5	2.6	2.8
- machinery, equipment and other fixed assets	1.4	0.6	1.8	3.1	3.6
- transportation means	18.2	24.6	3.0	2.6	3.3
- construction	-0.4	0.6	1.0	2.2	2.0
Exports	4.3	1.3	2.5	3.3	3.5

Memo item: Current account balance (% of GDP)	2.2	2.4	2.5	2.6	2.6
CONTRIBUTIONS TO GDP GROWTH (*)
Net exports	-0.4	-0.3	0.2	0.1	0.0
Inventories	0.1	-0.1	-0.1	0.1	0.0
Domestic demand, net of inventories	1.0	1.1	0.5	1.0	1.3
PRICES
Import deflator	-2.6	-3.4	1.7	1.8	1.7
Export deflator	-0.4	-0.8	1.5	1.8	1.7
GDP deflator	0.6	1.0	1.3	1.6	1.6
Nominal GDP	1.4	1.8	1.8	2.9	3.0
Consumption deflator	0.0	0.1	1.7	1.7	1.6

Memo item: HICP inflation, net of imported energy, % change (**)	0.7	0.5	1.0	1.2	1.4
LABOUR
Labour cost	0.4	0.5	1.0	1.5	1.6
Productivity (measured on GDP)	-0.1	-0.2	0.2	0.6	0.6
Unit labour cost (measured on GDP)	0.5	0.7	0.9	0.8	1.0
Employment (FTEs)	0.8	0.9	0.4	0.6	0.8
Unemployment rate	11.9	11.5	11.1	10.6	10.2
Employment rate (ages 15 to 64)	56.3	57.2	57.6	57.9	58.3

Memo item: Nominal GDP (absolute values in € mn)	1,642,444	1,672,226	1,703,023	1,751,639	1,803,746
(*) Discrepancies, if any, are due to rounding.
(**) Source: ISTAT.
Note: The macroeconomic framework has been prepared based on the information available at 23 September 2016.  For the international exogenous variables, reference is made to the information through 31 August 2016.

GDP and components in volume (chain-linked volumes, base year of 2010), data not adjusted for business days.

In consideration of the revised outlook for the international framework, the forecasts of GDP growth in the scenario at unchanged legislation have been revised downward for 2017 (from +1.2 percent to +0.6 percent); the revision is related to a more limited carry-over effect from 2016 and a profile of exogenous variables that slightly worsens with respect to 2016. The growth prospects have remained unchanged for 2018 and 2019, when the change in the international framework should be less significant, and the government’s structural reforms and stimulus measures should wield their full effects (see Focus section entitled, The revision of growth estimates at unchanged legislation compared with the EFD and

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risk analysis). At the end of the forecast period, the Italian economy should be continuing to grow at a pace of several tenths of a point above 1.0 percent.

FOCUS
The revision of the growth estimates at unchanged legislation compared with the EFD and risk analysis

This section presents an analysis of the main factors that led to the revision of the macroeconomic forecasts at unchanged legislation, when compared with 2016 EFD. The projections of this EFD Update take into account new information about Italian economy (in particular, the national accounting data for the first two quarters of 2016) and changes in the prospects for the international framework. This analysis has been used for preparing new official macroeconomic forecasts, even though its results have not been completely and automatically incorporated into the growth forecasts.

As in the previous documents, Table R.1 shows the ‘mechanical’ effect of the new quarterly data on the forecasts of key economic variables, namely, the extent to which the 2016 forecast should be revised, while keeping the EFD assumptions unchanged for the second half of the year.12 The revisions in the table are broken down as follows: a) statistical revisions of data related to 2015 (revision of carry-over effect); and b) effect of forecast errors made for the first two quarters of the year. Considered together, these two factors would lead to a downward revision of 0.13 percent for forecast GDP growth.

TABLE R.1: PRINCIPAL MACRO VARIABLES (seasonally adjusted data)
	Revision of 2015 series (carry-over to 2016)			Forecast error (1S 2016 data, net of carry-over effect)			Delta C (A+B)
	2016 Update	2016 EFD	Delta A	2016 Update	2016 EFD	Delta B
GDP	0.3	0.2	0.1	0.3	0.6	-0.2	-0.13
Imports	1.1	1.0	0.0	0.9	0.7	0.2	0.21
Household consumption	0.6	0.5	0.0	0.4	0.6	-0.2	-0.21
Investments	1.0	0.7	0.3	0.6	0.9	-0.3	-0.01
Exports	0.7	0.6	0.0	0.3	0.2	0.0	0.04

GDP deflator	0.5	0.5	0.0	0.5	0.3	0.2	0.22
Consumption deflator	0.1	0.1	0.0	-0.2	-0.1	-0.1	-0.09

Employment (FTEs)	0.4	0.3	0.1	0.5	0.4	0.2	0.26
Note: Delta C measures the total impact of the revision of the data.

With reference to the components of the demand, the results for household consumption are slightly lower than forecast, while investments failed to meet the expectations of an acceleration. Instead, exports were higher than expected, despite the slowdown in global demand. The contribution of inventories was in line with the forecasts. With reference to prices, the increase in the growth of the GDP deflator was not expected, though it reflects the pronounced reduction in the prices of imported goods and services. The labour market, too, performed better than expected.

The revision of the growth forecasts also considered the new international scenario. Table R.2 indicates the estimated impact through the ITEM model of the revision of the main exogenous variables, which, when considered altogether, suggest a lowering of the growth estimates. The main impact comes from the increase in oil prices (some USD 6.00-7.00 higher on average than assumed in the EFD). The partial appreciation of the euro against the U.S. dollar and other leading currencies and the slowdown of the global demand weighted for Italy are factors that contributed modestly to the downward revision across the

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12 This part of the analysis was done on the profile of quarterly data published on 2 September. ISTAT’s release of new data on 3 October could lead to slightly different conclusions.

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entire forecast horizon. With reference to the second variable, the downward revision was much more limited than the downward revision of total international trade. The interest rate variable shows the impact of: i) the change in European reference rates compared with the EFD (3-month EURIBOR); and ii) the shifting of the rates for 10-year Italian government securities. The expansionary monetary policy has contributed to a further reduction of interest rates, and has partially offset the negative contribution of other factors.
In conclusion, the downward revision of the forecasts resulting from exogenous variables is modest in 2016 and more pronounced in 2017; for the 2018-2019 two-year period, the exogenous variables would suggest an upward revision that was nonetheless not introduced in order to keep the forecasts prudent.

TABLE R.2: ESTIMATED EFFECTS ON GDP OF CHANGE IN INTERNATIONAL EXOGENOUS VARIABLES COMPARED WITH THE EFD (impact on forecast growth rates)
	2016	2017	2018	2019
Oil price	-0.06	-0.27	0.11	0.04
Global demand weighted for Italy	-0.02	-0.07	0.02	0.01
Effective nominal exchange rate, price of manufactured goods	-0.01	-0.12	-0.07	0.07
Interest rates	-0.02	0.05	0.07	0.11
Total	-0.12	-0.42	0.13	0.23

Table R.3 of this section supplies other valuation elements that regard the risks of the macroeconomic forecasts. The values in the table show the impact on GDP growth of different assumptions about the exogenous variables, in other words, a sensitivity analysis of the macroeconomic scenario at unchanged legislation. The first two simulations respectively refer to global demand and the effective nominal exchange rate for Italy. The underlying assumptions consider a less robust recovery of world trade from 2018 (with a shift of just over 0.5 percentage points in 2018 and in 2019); in this scenario, the recovery of exports would be weaker, eroding growth. The technical assumption adopted for exchange rates13 has been substituted by the use of forward rates that indicate gradual appreciation of the euro. The opposite has been done with respect to oil prices: the forecast based on Brent futures contracts has been replaced by the adoption of an average of recent prices (10 business days ending on 31 August). Finally, an alternative interest rate curve has been introduced as from March 2017, the scheduled end-date for the ECB’s QE programme, with the BTP spread assumed to expand by 50 basis points. The spread is associated with a higher cost for accessing credit vis-à-vis that assumed in the scenario at unchanged legislation.
The results show that the appreciation of the euro (and in particular, the effective nominal rate weighted for Italy) and the increase of the bank lending rates are factors potentially slowing growth in the coming years. On the other hand, the assumption about oil prices represents an upside risk for growth, and appears feasible when considering the prices’ stability in recent months.

TABLE R.3: EFFECTS ON GDP OF DIFFERENT ASSUMPTIONS ABOUT INTERNATIONAL EXOGENOUS VARIABLES (impact on growth rates)
	2016	2017	2018	2019
1. Global demand weighted for Italy	0.0	0.0	-0.1	-0.1
2. Effective nominal exchange rate	0.0	0.0	-0.3	-0.3
3. Oil price	0.0	0.1	0.1	0.0
4. Less favourable financial conditions	0.0	0.0	-0.3	-0.3

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13 Equal to an average observed in the 10 business days ending 31 August 2016.

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Policy scenario

The macroeconomic framework under the policy scenario incorporates the effects on the economy of the measures that the government intends to present to Parliament with the draft of the 2017 Budget Law. Such measures are part of the government’s economic and fiscal-policy strategy for the coming years.
With reference to 2017, the policy scenario eliminates the tax increases provided by the 2016 Stability Law’s safeguard clauses for maintaining public finance commitments. Measures to be introduced to favour growth will be related to the planned reduction of the fiscal and social-contributions burden for businesses. In addition, the government intends to promote measures that will increase private investment and productivity, and generate additional positive repercussions on the labour market. Other initiatives with respect to expenditure are designed to increase public investments and support household income.
Taken altogether, these measures produce a significant positive impact on growth in 2017 when compared with the forecast at unchanged legislation. The forecasts under the policy scenario are based on simulations done with the Treasury’s econometric model (ITEM).
The measures are grouped by area in the following table in order to facilitate the interpretation thereof. Compared with the scenario at unchanged legislation, the policy scenario provides for an increase of the GDP growth rate of 0.4 percentage points in 2017.

TABLE II.3: MACROECONOMIC IMPACT OF POLICY-SCENARIO MEASURES VIS-A-VIS THE SCENARIO AT UNCHANGED LEGISLATION (differences between the rates of change of GDP)
	2017	2018	2019
Remodelling of indirect taxes	0.3	0.1	-0.2
Measures with expansionary effects	0.2	0.1	0.1
Unchanged policies	0.1	0.0	0.0
Financial coverage	-0.2	-0.2	0.0
Total	0.4	0.0	-0.1

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TABLE II.4: MACROECONOMIC FRAMEWORK UNDER POLICY SCENARIO (% change unless otherwise indicated)
	2015	2016	2017	2018	2019
INTERNATIONAL EXOGENOUS VARIABLES
International trade	2.5	2.1	2.6	3.5	4.1
Oil price (Brent, futures)	53.5	46.6	52.5	55.1	57.1
USD-EUR exchange rate	1.109	1.119	1.126	1.126	1.126

ITALY MACRO DATA (VOLUMES)
GDP	0.7	0.8	1.0	1.3	1.2
Imports	6.0	2.3	3.3	3.4	4.0
Final national consumption	1.0	1.0	0.8	0.6	0.8
Household consumption and NPISH	1.5	1.2	1.0	0.9	0.9
Government expenditure	-0.6	0.4	0.5	-0.4	0.3
Investments	1.3	1.9	3.2	3.6	3.8
- machinery, equipment and other fixed assets	1.4	0.6	3.2	3.4	3.7
- transportation means	18.2	24.6	4.4	2.9	3.7
- construction	-0.4	0.6	2.9	3.9	4.0
Exports	4.3	1.3	2.5	3.3	3.3

Memo item: Current account balance (% of GDP)	2.2	2.4	2.3	2.3	2.3
CONTRIBUTIONS TO GDP GROWTH (*)
Net exports	-0.4	-0.3	-0.2	0.1	-0.1
Inventories	0.1	-0.1	0.0	0.1	0.0
Domestic demand, net of inventories	1.0	1.1	1.2	1.1	1.3
PRICES
Import deflator	-2.6	-3.4	1.5	1.8	1.7
Export deflator	-0.4	-0.8	1.6	1.9	1.9
GDP deflator	0.6	1.0	0.9	1.7	2.0
Nominal GDP	1.4	1.8	1.9	3.0	3.1
Consumption deflator	0.0	0.1	0.9	1.9	2.2
Memo item: Programmed inflation	0.2	0.2	0.9
Memo item: HICP inflation, net of imported energy, % change (**)	0.7	0.5	1.0	1.2	1.4
LABOUR
Labour cost	0.4	0.5	1.2	1.6	1.6
Productivity (measured on GDP)	-0.1	-0.2	0.3	0.5	0.4
Unit labour cost (measured on GDP)	0.5	0.7	0.9	1.1	1.2
Employment (FTEs)	0.8	0.9	0.6	0.8	0.8
Unemployment rate	11.9	11.5	10.8	10.3	9.9
Employment rate (ages 15 to 64)	56.3	57.2	57.8	58.2	58.6

Memo item: Nominal GDP (absolute values in € mn)	1,642,444	1,672,226	1,704,099	1,754,855	1,809,961
(*) Discrepancies, if any, are due to rounding.
(**) Source: ISTAT.
GDP and components in volume (chain-linked volumes, base year of 2010), data not adjusted for business days.

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III.1 FINAL DATA AND PROJECTIONS AT UNCHANGED LEGISLATION

The EFD Update’s projections presented this year are based on the 2015 preliminary estimates for GDP and net borrowing released by ISTAT on 23 September, owing to the Public Finance and Accounting Law reform, which has postponed the deadline for the Update’s presentation. The estimates confirm a general government deficit of 2.6 percent of GDP for 2015. The achievement of a primary surplus of 1.5 percent of GDP was matched by the stabilisation of primary current expenditure and a turnaround in public investment, which grew by 0.2 percent after five consecutive years of decline. Interest expenditure decreased from 4.6 percent of GDP in 2014 to 4.2 percent in 2015. On the revenue side, fiscal pressure remained at the 2014 level (43.4 percent), while it was 42.8 percent net of the €80 payroll bonus for low-income workers.
The trend of the public-finance framework at unchanged legislation for the 2016-2019 period covered in this document reflects a slowdown in growth prospects for the near term, compared with the EFD’s projections presented in April. It also considers the results of the monitoring of the public finances and the impact of the provisions adopted by the government following the 2016 EFD.
For 2016, the estimate of the general government net borrowing based on unchanged legislation has been revised compared to the EFD’s forecast, from 2.3 percent to 2.4 percent of GDP. The primary surplus is projected to remain at 1.5 percent of GDP.
The net borrowing is expected to gradually improve in 2017-2019, reaching a zero balance at the end of the period, against a surplus of about 0.4 points of GDP forecast in April. The trend of net borrowing reflects the combined effect of lower interest expenditure and a higher primary surplus, the latter of which is based on the expected consolidation of economic growth as from 2018. The outlays for interest expenditure gradually decline from 4.0 percent of GDP in 2016 to 3.4 percent in 2019, with reductions in nominal terms over the entire forecast period. The primary surplus is projected to rise to 2.1 percent of GDP in 2017, 2.8 percent in 2018, and 3.4 percent in 2019.

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In 2016, tax revenues are expected to increase by a rate below the economic growth rate, thus contracting by 0.6 percentage points in relation to GDP.
In 2017, the 2.6 percent growth of tax revenue is mostly driven by indirect taxes, which are expected to increase by approximately 7.2 percent. The 2017 increase in indirect taxes, in turn, is due to the effect of the safeguard clauses provided as a guarantee of the public finance balances by previously adopted legislation. Indeed, such clauses will be deactivated in the 2017 Budget Law. The increase in total tax revenue is more limited than that for indirect taxes since it takes into account the impact of the measures to reduce the tax burden on household and business income.1
Social contributions should gradually increase (4.1 percent in 2019), reflecting the growth of employee compensation underlying the macroeconomic forecast, as well as the expiry of the exemption of social contributions for the hiring of new employees in effect in 2015-2016. The ratio of social contributions to GDP should slightly rise, reaching 13.3 percent in 2019.
Given the factors described above, in 2016 fiscal pressure at unchanged legislation is expected to decrease by 0.8 percentage points compared with 2015, reaching the level of 42.6 percent. In 2017, the variable marginally rises, by about 0.1 percentage point of GDP, and then remains constant at 42.7 percent through 2019. Net of the €80 bonus on low income workers, fiscal pressure decreases to 42.1 percent in 2016, and stands at 42.2 percent in 2019.
The government has nonetheless confirmed its commitment to revoke the planned VAT rates increase in 2017, through the adoption of specific provisions in the draft Budget Law to be presented to Parliament by 20 October 2016. Thus, the repeal of the VAT hike will entail a further reduction of fiscal pressure.
The ongoing process of changing the public expenditure mix to enhance economic growth is benefiting from the effects of structural-rationalisation and containment measures initiated through the spending review in prior years.
In line with the trend set in 2015, the ratio to GDP of expenditure net of interest is expected to decline further, from 45.5 percent in 2016 to 43.5 percent of GDP of 2019 (43.2 percent of GDP in the April forecast). The reduction is partially explained by primary current expenditure, which is expected to decrease by about 1.7 percentage points, from 42.0 percent of GDP in 2016 to 40.3 percent of GDP in 2019. The estimate for primary current expenditure at the end of the period is in line with previous projection (slightly below 40 percent of GDP according to the EFD).

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1 As from 2017, the corporate income tax (IRES) rate is to be reduced from 27.5 percent to 24 percent.

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More specifically, after declining since 2011, employee compensation is expected to start growing again in 2016, with a nominal increase of about 1 percent compared with 2015. The forecast considers the effects of: the outlays arising from the creation of a fund for the execution of the ‘La Buona Scuola’ plan; the payment of an extraordinary subsidy to the nation’s security and defence forces and firefighters, as provided by Article 1, Paragraph 972 of the 2016 Stability Law; monitoring, which indicates a deceleration in spending, particularly by local government; and the presumed impact of expenditure for renewal of collective bargaining contract as from 2017, inclusive of arrears.
Expenditure for employee compensation should remain stable in 2017, while it should begin to contract again in 2018 (-0.5 percent). As a percentage of GDP, such expenditure is forecast to fall from 9.7 percent in 2016 to 9.0 percent of GDP in 2019, and thus confirms the projections outlined in the EFD.
Intermediate consumption is also expected to contract, from 8.0 percent of GDP in 2016 to 7.6 percent in 2019.
Outlays for social benefits in cash show a decreasing trend as a share of GDP, dropping from 20.3 percent in 2016 to 20.0 percent in 2019, and thus reflecting the impact of the reforms implemented in past years. The forecast of the aggregate also incorporates the measures contained in the 2016 Stability Law, and in particular, measures to safeguard the category of ‘protected workers’, measures to fight poverty, and initiatives to expand the protection through social safety nets as provided by the legislative decrees for the implementation of Law No. 183/2014.
Gross fixed investment is forecast to grow by about 1.0 percent in nominal terms in 2016, peaking at 3.6 percent in 2017. In terms of GDP, public investment will average around 2.3 percent per year during the 2016-2019 period. The estimates include the expenditure for the national co-financing of the investment projects against which the government has secured additional flexibility margins.
The sharp reduction of capital transfers outlined for 2016 is mainly related to the expenditure incurred in 2015, including: the incremental charges connected with the application of the Constitutional Court’s Ruling No. 70/2015, which provided for the payment of arrears for pensions paid as from 2012; and subsidies provided for the bailout of credit institutions with financial difficulties.

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TABLE III.1a: GENERAL GOVERNMENT ACCOUNT AT UNCHANGED LEGISLATION (in € mn)
	2015	2016	2017	2018	2019
EXPENDITURE
Employee compensation	161,453	162,908	162,966	162,071	162,406
Intermediate consumption	133,393	133,433	133,821	133,885	137,194
Social payments	332,985	339,460	344,730	353,030	360,960
Incl: Pensions	258,804	261,650	264,670	271,730	278,620
Other social payments	74,181	77,810	80,060	81,300	82,340
Other current expenditure	63,777	66,398	63,827	64,292	65,665
Total current expenditure, net of interest	691,608	702,199	705,343	713,278	726,226

Interest expenditure	68,216	66,478	63,580	62,579	61,973

Total current expenditure	759,824	768,677	768,923	775,857	788,199
Incl: Healthcare expenditure	112,408	113,654	115,440	116,821	119,156

Total capital expenditure	67,956	58,280	59,759	59,892	58,523
Gross fixed investment	36,770	37,112	38,453	39,600	40,302
Capital subsidies	15,627	15,115	13,953	13,067	12,854
Other transfers	15,559	6,053	7,353	7,225	5,367

Total final expenditure, net of interest	759,564	760,479	765,102	773,171	784,749
Total final expenditure	827,780	826,956	828,682	835,749	846,722

REVENUE
Total tax revenue	493,557	493,081	505,887	518,036	530,916
Direct taxes	242,678	248,248	245,832	247,863	254,364
Indirect taxes	249,662	240,968	258,433	269,342	275,711
Capital taxes	1,217	3,865	1,622	831	841
Social contributions	218,552	219,669	222,304	230,068	239,558
Actual contributions	214,680	215,714	218,300	226,001	235,420
Imputed contributions	3,872	3,955	4,004	4,067	4,138
Other current revenue	68,460	69,755	69,510	70,373	71,694
Total current revenue	779,352	778,640	796,079	817,646	841,327

Non-tax capital revenue	4,280	3,697	3,145	3,511	3,932

Total final revenue	784,849	786,202	800,846	821,988	846,100
Memo item: Fiscal pressure	43.4	42.6	42.8	42.7	42.7
Fiscal pressure, net of €80 bonus	42.8	42.1	42.2	42.2	42.2
BALANCES
Primary balance	25,285	25,723	35,743	48,817	61,352
% of GDP	1.5	1.5	2.1	2.8	3.4
Current balance	19,528	9,963	27,156	41,789	53,128
% of GDP	1.2	0.6	1.6	2.4	2.9
Net borrowing	-42,931	-40,754	-27,836	-13,762	-622
% of GDP	-2.6	-2.4	-1.6	-0.8	0.0
Nominal GDP at unchanged legislation (x 1,000)	1,642.4	1,672.2	1,703.0	1,751.6	1,803.7
Note: Discrepancies, if any, are due to rounding.

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TABLE III.1b: GENERAL GOVERNMENT ACCOUNT AT UNCHANGED LEGISLATION (% of GDP)
	2015	2016	2017	2018	2019
EXPENDITURE
Employee compensation	9.8	9.7	9.6	9.3	9.0
Intermediate consumption	8.1	8.0	7.9	7.6	7.6
Social payments	20.3	20.3	20.2	20.2	20.0
Incl.: Pensions	15.8	15.6	15.5	15.5	15.4
Other social payments	4.5	4.7	4.7	4.6	4.6
Other current expenditure	3.9	4.0	3.7	3.7	3.6
Total current expenditure, net of interest	42.1	42.0	41.4	40.7	40.3

Interest expenditure	4.2	4.0	3.7	3.6	3.4

Total current expenditure	46.3	46.0	45.2	44.3	43.7
Incl.: Healthcare expenditure	6.8	6.8	6.8	6.7	6.6

Total capital expenditure	4.1	3.5	3.5	3.4	3.2
Gross fixed investment	2.2	2.2	2.3	2.3	2.2
Capital subsidies	1.0	0.9	0.8	0.7	0.7
Other transfers	0.9	0.4	0.4	0.4	0.3

Total final expenditure, net of interest	46.2	45.5	44.9	44.1	43.5
Total final expenditure	50.4	49.5	48.7	47.7	46.9

REVENUE
Total tax revenue	30.1	29.5	29.7	29.6	29.4
Direct taxes	14.8	14.8	14.4	14.2	14.1
Indirect taxes	15.2	14.4	15.2	15.4	15.3
Capital taxes	0.1	0.2	0.1	0.0	0.0
Social contributions	13.3	13.1	13.1	13.1	13.3
Actual contributions	13.1	12.9	12.8	12.9	13.1
Imputed contributions	0.2	0.2	0.2	0.2	0.2
Other current revenue	4.2	4.2	4.1	4.0	4.0
Total current revenue	47.5	46.6	46.7	46.7	46.6

Non-tax capital revenue	0.3	0.2	0.2	0.2	0.2

Total final revenue	47.8	47.0	47.0	46.9	46.9
Memo item: Fiscal pressure	43.4	42.6	42.8	42.7	42.7
BALANCES
Primary balance	1.5	1.5	2.1	2.8	3.4
Current balance	1.2	0.6	1.6	2.4	2.9
Net borrowing	-2.6	-2.4	-1.6	-0.8	0.0
Note: The ratios to GDP are calculated on the projections at unchanged legislation. Discrepancies, if any, are due to rounding.

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TABLE III.1c: GENERAL GOVERNMENT ACCOUNT AT UNCHANGED LEGISLATION (% change)
	2016	2017	2018	2019
EXPENDITURE
Employee compensation	0.9	0.0	-0.5	0.2
Intermediate consumption	0.0	0.3	0.0	2.5
Social payments	1.9	1.6	2.4	2.2
Incl.: Pensions	1.1	1.2	2.7	2.5
Other social payments	4.9	2.9	1.5	1.3
Other current expenditure	4.1	-3.9	0.7	2.1
Total current expenditure, net of interest	1.5	0.4	1.1	1.8

Interest expenditure	-2.5	-4.4	-1.6	-1.0

Total current expenditure	1.2	0.0	0.9	1.6
Incl.: Healthcare expenditure	1.1	1.6	1.2	2.0

Total capital expenditure	-14.2	2.5	0.2	-2.3
Gross fixed investment	0.9	3.6	3.0	1.8
Capital subsidies	-3.3	-7.7	-6.3	-1.6
Other transfers	-61.1	21.5	-1.7	-25.7

Total final expenditure, net of interest	0.1	0.6	1.1	1.5
Total final expenditure	-0.1	0.2	0.9	1.3

REVENUE
Total tax revenue	-0.1	2.6	2.4	2.5
Direct taxes	2.3	-1.0	0.8	2.6
Indirect taxes	-3.5	7.2	4.2	2.4
Capital taxes	217.6	-58.0	-48.8	1.2
Social contributions	0.5	1.2	3.5	4.1
Actual contributions	0.5	1.2	3.5	4.2
Imputed contributions	2.1	1.2	1.6	1.7
Other current revenue	1.9	-0.4	1.2	1.9
Total current revenue	-0.1	2.2	2.7	2.9

Non-tax capital revenue	-13.6	-14.9	11.6	12.0

Total final revenue	0.2	1.9	2.6	2.9

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FOCUS
Planning and budget reform

The revision of the Public Finance and Accounting Law was concluded with the approval of two legislative decrees and a special provision2 issued in application of the Constitutional law of April 2012 and the related implementation legislation.3

The first legislative decree4 on the completion of the reform of the State budget is aimed at: i) making the budget more transparent and easier to interpret; ii) improving the quality of revenue and expenditure data; and iii) enhancing the financial-planning process and the role of the budget in resource allocation, including through the introduction of a spending-review process incorporated into the financial cycle. In relation thereto, improvements have been made to the procedures for monitoring the extent of the actual achievement of pre-set targets, with the planning and the consequent public finance measures. The procedures for making in-year changes to the budget have also been simplified so as allow for more timely availability of resources for the purpose of the efficient management thereof.

The other legislative decree5 for enhancing the role of cash budget is aimed at more rigorous preparation of the budget projections, so as to create a stronger link between i) parliamentary decisions about resource allocation in the budget, and ii) the moment when these decisions impact the economic system through actual disbursement of resources. The goal is to optimise the planning of cash flows, with consequent improved management of: the borrowing requirement; the trend of the public debt; and the issue of residual amounts in the budget.

The new rules about the content of the Budget Law are aimed at validating the accounting document’s ‘substantive’ role following the amendment in 2012 of Paragraph 3 of Article 81 of the Constitution and the consequent elimination of a previous provision that had prohibited establishing new taxes and new expenditure with the Budget Law. In this regard, a key element of the reform is the unification of the Budget Law and the Stability Law in a single document. This integration will allow for drawing Parliament’s attention, and the attention of the public, to the priorities of public intervention, while also allowing Parliament to simultaneously assess the new and existing spending programmes, within a framework of constraints defined by i) the total resources available, and ii) the policy objectives indicated in the planning documents. In other words, the aim is to focus the policymakers’ attention on the aggregate of public revenue and expenditure, rather than on the marginal change thereof. The draft Budget Law is divided into two sections so as to distinguish between the resources already contemplated by current legislation from those appropriated with the new measures: the first section contains the measures needed for achieving the public finance objectives under the policy scenario outlined in the EFD, and as possibly updated within the EFD Update; the second section illustrates the revenue and expenditure projections, expressed on an accruals basis and a cash basis, as computed on the basis of unchanged legislation.

In any event, the draft Budget Law will be defined within the limits of the public finance balances outlined in the policy scenario. It follows that, in reinforcing the allocative role of the budget for the implementation of the government’s economic policy preferences, the changes introduced could provide for initiatives in favour of development, a possibility not admitted in the past. Finding the resources for achievement of the public finance objectives and for the financing of the new measures may, as a result, be defined and assessed simultaneously, including in terms of the impact on the economic system and on the individual sectors affected.

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2 Legislative Decree No. 90/2016 covering provisions for the completion of the State-budget reform; Legislative Decree No. 93/2016 covering provisions for the reordering of the rules governing the management of the budget and the enhancement of the role of the cash budget; Law No. 163/2016 containing amendments to Law No. 196/2009. See Chapter V for additional information about budget reform.
3 Constitutional Law No. 1/2012 and Law No. 243/2012 which ratified the principle of a balanced budget into Italian law.
4 Legislative Decree No. 90/2016.
5 Legislative Decree No. 93/2016.

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The reform has revised the timing for the presentation of the planning and budget documents, though maintaining the distinction between the time when the policy scenario objectives are set and the time when the measures aimed at achieving those objectives are to be realised. The shifting of the presentation of the EFD Update from 20 September to 27 September is to allow for incorporating into such document the data from ISTAT’s second notification on general government net borrowing and debt, so as to ensure the consistency between i) the macroeconomic and public finance projections presented in the EFD Update and ii) the corresponding projections presented in the Draft Budgetary Plan. It is also expected that the Draft Budgetary Plan, to be presented to the European Commission and Eurogroup by 15 October, will be transmitted to the Italian Parliament. Finally, the date for presentation of the draft Budget Law to Parliament has been shifted from 15 October to 20 October. This deferral should allow for presenting Parliament with a budget integrating the financial effects of amendments introduced on the basis of unchanged legislation.

FOCUS
Integrating the spending review into the economic and financial planning cycle
One of the aims of the reform of the Public Finance and Accounting Law is to reinforce the top-down approach to economic-financial planning, through integrating the spending-review process into the budget cycle.6 In this regard, a revision is planned in the process for the preparation and examination of proposed budgets, so as to ensure the proposals are tied to specific objectives assigned to each administration in advance of the time when the individual spending requests are presented. In this manner, it will be possible to assess alternatives about the financing of ‘historical’ activities vis-à-vis new spending needs, thereby facilitating a system for the re-allocation of resources among the various initiatives, in relation to their effectiveness. For this purpose, special spending objectives for each central administration of the State will be established in May of each year through a decree of the Prime Minister, based on the proposal of the Minister of the Economy and Finance. Consistent with the objectives assigned, each ministry will need to develop its own financial plan, indicating the programmes and measures to be adopted with the Budget Law for the achievement of the results expected. Upon the approval of the Budget Law, the Ministry of the Economy and Finance (MEF) will sign a special three-year agreement with each ministry so as to focus on the extent of the achievement of the forecast results, and to define the means for monitoring the spending objectives, including in terms of the quantity and quality of the goods and services produced/supplied. These agreements are to be finalised by 1 March of each year and will published on the MEF’s website. During the year, the monitoring is to be discussed in periodic meetings between the administrations involved, including for the purpose of identifying any critical factors and corrective measures needed. In this regard, a report on the status of the implementation of the agreements is to be sent during the month of July to the Minister of the Economy and Finance and to the Prime Minister, including for the purpose of providing information useful for subsequent planning and/or the revision of the current plan. With reference to the agreements in effect in a prior year, each ministry is required to send a report to the Prime Minister and the MEF by 1 March so as to illustrate the extent of achievement of the expected results, or to outline, in the event of a negative outcome, the reasons for their non-achievement. The information and the results expected from the change in conduct and administrative activity consequent to the adoption of this new process can thus be uniformly incorporated in the public finance planning, as early as the preparation of the EFD in the month of April thereafter.

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6 Reference is made, in particular, to the amendments introduced to Law No. 196/2009 (Public Finance and Accounting Act) by Article 4 of Legislative Decree No. 90/2016 covering provisions for the completion of the reform of the State budget.

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FOCUS
Assessment of the amounts collected through activities to fight tax evasion

The assessment of the collections from the activities to fight tax evasion in comparison with corresponding budget projections for the current year is done at the time of the EFD Update, pursuant to Article 1, Paragraph 434, Points 1 and 2 of the 2014 Stability Law.7

The assessment of the incremental resources is done by comparing the current year’s collections from the activities to fight tax evasion with the budget projections for the current year and with the sums actually collected in the preceding year.8 The assessment is aimed at verifying that all of the following three conditions have been met: i) the existence of incremental revenue derived from the activities to fight tax evasion vis-à-vis budget projections for the current year (2016); ii) the existence of incremental revenue derived from the activities to fight tax evasion vis-à-vis revenue actually collected in the preceding year (2015); and iii) the permanent nature of the aforementioned incremental revenue.

When these three conditions are all met, the permanent resources arising from the activities to fight tax evasion are to be booked, upon the preparation of the draft Budget Law, to the pertinent chapter/article of revenue projections, and simultaneously, to the Fund for Fiscal Pressure Reduction, solely with reference to the first year of the three-year reference period (2017).

The assessment considers final data and projections for i) taxes booked as tax revenue in the State budget as part of tax assessment and audit activities, and, ii) non-tax revenue with reference to related interest and sanctions. The final data include payments booked to the State general account through the end of 2015 and payments received through the end of August 2016; the projections incorporate estimates at unchanged legislation (cash basis) presented in the State budget’s revenue projections for 2016-2017, as well as the subsequently updated estimates of collections expected in 2016.

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7 Law No. 147/2013.
8 Article 1, Paragraphs 431 and 434 of Law No. 147/2013.

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The following table illustrates principal taxes (personal income taxes, corporate income taxes and value-added taxes) and other minor taxes (inclusive of revenue derived from tax agreements/conciliations), with the following reported for each: the collections realised in 2015, as booked to the State general account (first column); the estimate of permanent collections realised in 2015 (second column); the estimate of collections expected in 2016 and the portion thereof considered as permanent resources (third and fourth columns, respectively); the budget projections for 2016 and 2017 (the figures for 2016 refer to cash projections inclusive of budget changes, while the figures for 2017 refer to cash projections booked to the budget at unchanged legislation); the difference between the permanent collections estimated for 2016 and the projections booked to the budget for each of the years of 2016 and 2017; the difference between the estimate of permanent collections expected in 2016 and those realised in 2015 (final column).

AMOUNTS COLLECTED FROM ACTIVITIES TO FIGHT TAX EVASION (in € bn)
	2015 collections (State General Account)	Estimated 2015 permanent collections (a)	Estimated 2016 collections based on data to August	Estimated 2016 permanent collections (b)	Budget projections (2016 inclusive of budget changes and 2017 at unchanged legislation) (c)		Differences: estimated 2016 permanent collections – budget projections (d)=(b)-(c)		Difference: estimated 2016 permanent collections – 2015 permanent collections (e)=(b)-(a)
	2015	2015	2016	2016	2016	2017	2016	2017	2016
Personal income tax	3.70	3.52	3.76	3.58	3.20	2.90	0.38	0.68	0.06
Corporate income tax	2.20	2.09	1.80	1.71	2.00	1.80	-0.29	-0.09	-0.38
Value-added tax	3.10	2.95	3.59	3.41	2.90	2.40	0.51	1.01	0.46
Other minor taxes	0.62	0.54	0.76	0.70	0.51	0.31	0.19	0.39	0.16
Total tax rolls	9.62	9.10	9.91	9.40	8.61	7.41	0.79	1.99	0.30
Total non-tax rolls	2.80	2.66	2.89	2.74	2.00	2.10	0.74	0.64	0.08
Total	12.42	11.76	12.80	12.14	10.61	9.51	1.53	2.63	0.38

For 2016, the estimate of the resources derived from activity to fight tax evasion is computed on the basis of the collections already realised in the January-August period, which amounted to €7.6 billion, inclusive of €5.9 billion of tax revenue. Such collections are then rounded out by the amount realisable during the remaining four months of the year (September-December): such estimate is computed by assuming, in the case of each tax, a similar trend to that observed in the first eight months of the year, with the resulting amounts reduced by approximately one-third, if positive, and increased by approximately one-third, if negative.

The computation of permanent resources excludes collections in relation to taxes that, even though booked to the State account, are no longer in effect, and whose revenue stream is thus not continuous and recurring (examples include: local income tax (ILOR), property tax, taxation on income from personal property assets, the progressive complementary tax on total income, and so forth). After netting out such component, the permanent revenue is further reduced by a lump-sum factor of 5.0 percent calculated on the collections realised in 2015 (€12.42 billion), and on the estimated collections to be realised in 2016 (€12.8 billion). On the basis of this criterion, the permanent collections realised in 2015 and the estimate of the permanent collections for 2016 are respectively €11.76 billion and €12.14 billion. The permanent collections realisable in 2016 are estimated by considering an actual

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figure, which corresponds to the amount actually collected in the January-August 2016 period in the pertinent budget accounts (€7.59 billion), and an estimated figure in relation to a prudential assessment of the collections for the September-December 2016 period (€4.55 billion).

The analysis yields the following results: i) the estimate of the permanent collections expected for 2016 (€12.14 billion) is above the cash budget projections inclusive of budget changes for the year (€10.61 billion), and reflects incremental permanent resources equal to €1.53 billion; and ii) the comparison between the estimate of the permanent collections for 2016 and the permanent revenue actually collected in 2015 (€11.76 billion) shows incremental resources of €0.38 billion.

The amount of permanent resources to be allocated to the Fund for Fiscal Pressure Reduction is conservatively set at the lower of the aforementioned amounts. Accordingly, upon the preparation of the draft 2017 Budget Law, and with respect to 2017 only, €0.38 billion will be booked to revenue projections, and also accrued to the aforementioned fund. Indeed, these incremental resources were not incorporated into the estimates at unchanged legislation, and the level of the permanent revenue derived from tax assessment and tax audit activity estimated to be collected for 2016 (€12.14 billion) is greater than the amount booked as revenue to the cash projections at unchanged legislation for 2017 (€9.51 billion).

III.2 PUBLIC FINANCE: POLICY SCENARIO

Results: structural balance and expenditure rule

In May 2016, the European Commission revised the path to be taken by Italy toward achievement of the Medium-Term Objective (MTO), in consideration of the eligibility of both the flexibility clauses and the additional expenditure in relation to the refugee crisis and acts of terrorism.
For 2015, according to the Commission’s 2016 Spring Forecasts the output gap is estimated to be -2.9 percentage points of potential GDP, which represents a lower level with respect to 2014, and confirms the ongoing weakness phase of the economic cycle. The correction of the structural balance of 0.25 percentage points, which is consistent with the presence of adverse cyclical conditions, is further reduced in order to take into account the incremental expenditure (estimated at 0.03 percentage points of GDP) sustained by Italy the refugee emergency in 2015. This expenditure is recognised as eligible pursuant to provisions of both the Stability and Growth Pact (SGP) and the Fiscal Compact that allow for temporary deviations in the presence of exceptional events.9 The correction of the structural balance required in 2015 is thus reduced to 0.22 percentage points of GDP.
For 2016, the Council’s original recommendation in July 2015 allowed for an annual deterioration of the structural balance equal to 0.25 points instead of a consolidation of 0.5 points, in consideration of both the presence of adverse cyclical conditions (output gap of -1.6 percent), and the temporary deviation for the flexibility clauses in relation to structural reforms and public investments, for a total equivalent to 0.75 percentage points of GDP. In assessing the rules of the

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9 Articles 5.1 and 6.3 of the EU Regulations No. 1466/97 and Article 3 of the Fiscal Compact.

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SGP, the European Commission has also recognised as eligible the incremental expenditure related to the management of growing migratory flows and the intensify of international terrorist events in 2016. The overall impact of these additional charges on Italy’s structural balance is estimated to be equal to 0.1 percentage points of GDP for 2016 (respectively, 0.04 percentage points for the refugees and 0.06 percentage points for the so-called security package). The increase in the structural deficit allowed for 2016 is therefore revised from 0.25 percentage points of GDP to 0.35 percentage points. The European Commission has nonetheless made it clear that the assessment about 2016 will be done on the basis of the costs actually sustained for exceptional events in 2016, which will be reported on the basis of final data in the 2017 Stability Programme.
For 2017, according to the Commission’s Forecasts of April 2016, the output gap is expected to be -0.4 percent of potential GDP, which suggests a return to normal cyclical conditions. The correction of the structural balance required in 2017 is more than 0.5 percentage points (0.6 percentage points according to the recommendations published in May 2016 with reference to the EFD), including as a result of the presence of the high public debt.
In comparison with the path outlined by European rules, the policy scenario presented here provides for an estimated structural deficit of 0.7 percent of GDP in 2015, and an output gap of -3.5 percent of potential GDP. The improvement compared with 2014 of about 0.2 percentage points of GDP is in line with the required correction. The aggregate of expenditure, though increasing, does not reflect any significant shift away from the required benchmark.
In 2016, the general government net borrowing target is projected at 2.4 percent of GDP. The corresponding structural balance would be 1.2 percent of GDP, reflecting a deterioration of about 0.5 percentage points compared with 2015. This deterioration is greater than the maximum increase allowed, but it does not constitute a significant deviation, and it is therefore compatible with the preventive arm of the SGP. In addition, the trend of the expenditure aggregate is consistent with the objective set for the current year.
The estimate of the output gap for 2017, based on the methodology agreed at a European level,10 is expected to be -1.7 percent of potential GDP under the

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10 The Treasury’s estimates differ from the underlying macroeconomic forecast. The latter has a four-year horizon whereas the Commission’s forecasts do not go beyond 2017. In addition, in support of the analysis, the MEF has provided for the option of using an appropriately calibrated grid search procedure for the statistically optimal definition of the initial level of variances for the computation of NAWRU. With regard to the issue of the time horizon for the estimates of the output gap, it is necessary to note (both with respect to the actual and forecast data) that the estimate of the output gap is very sensitive with respect to the length of the forecast period chosen. In drawing up the Stability Programmes, the Member States are asked, based on the Code of Conduct, to present public finance objectives under a policy scenario, structural balances and data for the output gap with respect to a time horizon covering three/four years following the current year. Instead, the European Commission’s Spring Forecasts, which represent the information base for the evaluation of the individual countries’ compliance with the rules of the Stability and Growth Pact, do not extend beyond the year following the current year. Given the construction of the production function model used at a European level, the use of a different time horizon by the Commission makes the estimates of the output gap narrower and more conservative vis-à-vis the estimates computed by the Member States on the basis of macroeconomic projections that encompass the following three years. Previous years have shown that the average differential in the estimate of the output gap due to the different time horizon can make the output gap larger by at least 0.5 percentage points of GDP. It follows that the deviations compared with the Commission’s figure mainly depend on the incremental effect on the level of the potential GDP due to a longer time horizon. This discrepancy due to the model’s technical characteristics can produce significant differences in the estimation of the structural balances and in the assessment of the compliance with the rules of the Stability and Growth Pact. Accordingly, in

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policy scenario. This level, which is more than the representative threshold of -1.5 percent of potential GDP, would suggest a continuation of adverse cyclical conditions again in the coming year. In presence of adverse cyclical conditions, the required fiscal consolidation would amount to 0.5 percentage points of GDP; this represents a difference with respect to the Commission’s 2016 Spring Forecasts, which, in estimating an improvement in the output gap in 2017 (towards a level of -0.4 percent), have envisioned ‘normal’ cyclical conditions for Italy, and accordingly require a reduction of the structural balance of 0.6 percentage points.
According to the government’s estimates, in consideration of a net borrowing target of 2.0 percent of GDP for 2017, the structural balance in 2017 would remain unchanged at 1.2 percent in comparison with the forecast for 2016, and as such, it would not represent a significant deviation.
The Commission will use the 2017 Draft Budgetary Plan (which Italy is to send to the European institutions by 15 October) to assess Italy’s compliance with fiscal consolidation obligations. The Commission’s assessment will be based on the Autumn Forecasts that are to be released in November.
Following 2017, the structural deficit is projected to decrease to -0.7 percent in 2018 and -0.2 percent in 2019, in line with the projections outlined in the EFD and substantially in line with Italy’s Medium-Term Objective.

Budget planning for the years ahead

The 2017 macroeconomic projections in this Update have been revised downward with respect to the April projections. The projections for the years following 2017 are more encouraging, even though they are part of a forecast scenario that remains prudent, given the onerous legacy of the crisis of the past few years. The revision of public finance targets reflects new assessments about growth and the output gap.
Given this revised international framework and signs of a slowdown in domestic demand, the government has decided to adopt a highly growth-oriented budget policy in terms of net borrowing targets and the mix of the budget for 2017-2019. According to the government, the conditions indicated in Article 6 of Law No. 243 of 2012 are applicable for revising the adjustment path of the structural deficit. The trend of the public accounts contained in this document and illustrated in the Report to Parliament attached to this Update shows a more gradual fiscal adjustment compared with the EFD in April 2016.
According to the estimates at unchanged legislation, the general government net borrowing is estimated to be 2.4 percent of GDP in 2016, a level that is 0.1 percent higher with respect to the 2.3 percent outlined in the EFD, but substantially in line with the figure provided in the 2016 Stability Law.

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order to provide a better basis for comparison of results, it would be necessary for the European Commission to align its forecast time horizon to that required within the framework of the Member States’ Stability Programmes.

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TABLE III.2: SUMMARY OF PUBLIC FINANCE UNDER THE POLICY SCENARIO (% of GDP)
		2015	2016	2017	2018	2019
NET BORROWING	(EFD Update)	-2.6	-2.4	-2.0	-1.2	-0.2
	(2016 EFD)	-2.6	-2.3	-1.8	-0.9	0.1
INTEREST	(EFD Update)	4.2	4.0	3.7	3.6	3.4
	(2016 EFD)	4.2	4.0	3.8	3.6	3.5
PRIMARY BALANCE	(EFD Update)	1.5	1.5	1.7	2.4	3.2
	(2016 EFD)	1.6	1.7	2.0	2.7	3.6
STRUCTURAL NET BORROWING (1)	(EFD Update)	-0.7	-1.2	-1.2	-0.7	-0.2
	(2016 EFD)	-0.6	-1.2	-1.1	-0.8	-0.2
DEBT (including support) (2)	(EFD Update)	132.3	132.8	132.5	130.1	126.6
	(2016 EFD)	132.7	132.4	130.9	128.0	123.8
DEBT (net of support) (2)	(EFD Update)	128.7	129.3	129.0	126.8	123.4
	(2016 EFD)	129.1	129.0	127.5	124.7	120.6
PUBLIC SECTOR BALANCE	(EFD Update)	-3.2	-3.2	-2.7	-1.9	-0.4
	(2016 EFD)	-3.2	-3.1	-2.3	-1.4	0.0
STATE SECTOR BALANCE	(EFD Update)	-3.6	-3.4	-2.9	-2.1	-0.6
(1) Net of the one-off measures and the cyclical component.
(2) Inclusive or net of Italy's portion of loans to Member States (bilateral or through the EFSF) and the ESM capital contribution. As of 2015, the amount of such outflows was approximately €58.2 billion, inclusive of €43.9 billion for bilateral loans and loans through the EFSF and €14.3 billion for the ESM programme.

The net borrowing target for 2017 has been revised from 1.8 percent of GDP to 2.0 percent, which is consistent with a structural balance target of 1.2 percent of GDP. The budget package for 2017 is expected to amount to about 0.5 percent of GDP, and will be detailed in the Budget Law for 2017. As outlined in the EFD, the VAT increases provided by current legislation for 2017 will not go into effect. With reference to investment, the new public projects will entail enhancements to infrastructure and environmental investment. Fiscal incentives to the private sector are to be boosted, as already provided by previous legislative provisions, and new mechanisms will be introduced to favour the recovery of the capital accumulation that is essential for expanding the Italian economy’s potential to grow and to innovate. Other measures will be aimed at shielding retirees from the risk of poverty, and facilitating flexibility for accessing the retirement system. Additional programmes will regard the strengthening of measures to provide assistance to families.
The financing of these initiatives will partially come from measures aimed at increasing taxpayer compliance and reducing tax evasion and tax avoidance, and with regard to expenditure, from new measures covering the structural reduction of current expenditure, inclusive of the savings realised from integrating the spending review process into the economic-financial planning cycle.
The government also intends to implement, where necessary, other measures addressing the earthquake emergency, the security of the country’s housing stock and the national territory, and the management of migration.
In view of the pressing challenges that the country is facing, the net borrowing target for 2017 could be increased by up to 0.4 percent of GDP, according to scenario outlined in the Report to Parliament attached to this Update.
The measures underlying any increase in net borrowing in 2017, which are to be detailed in the Budget Law, will entail effects to stimulate growth that have not explicitly been included in the macroeconomic projections under the policy

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TABLE III.3: CYCLICALLY-ADJUSTED PUBLIC FINANCE (% of GDP)
	2014	2015	2016	2017	2018	2019
GDP growth rate at constant prices	0.1	0.7	0.8	1.0	1.3	1.2
Net borrowing	-3.0	-2.6	-2.4	-2.0	-1.2	-0.2
Interest expenditure	4.6	4.2	4.0	3.7	3.6	3.4
Potential GDP growth rate	-0.5	-0.3	-0.2	0.2	0.3	0.4
Factor contribution to potential growth:
Labour	-0.1	0.1	0.0	0.3	0.3	0.3
Capital	-0.2	-0.1	-0.1	0.0	0.0	0.1
Total Factor Productivity	-0.2	-0.2	-0.2	-0.1	-0.1	0.0
Output gap	-4.4	-3.5	-2.5	-1.7	-0.7	0.0
Cyclical component of budget balance	-2.4	-1.9	-1.3	-0.9	-0.4	0.0
Cyclically adjusted budget balance	-0.6	-0.8	-1.1	-1.1	-0.8	-0.2
Cyclically adjusted primary surplus	4.0	3.4	2.9	2.6	2.8	3.2
One-off measures	0.2	-0.1	0.1	0.1	-0.1	-0.1
Budget balance, net of one-off measures	-3.2	-2.5	-2.5	-2.1	-1.1	-0.1
Cyclically adjusted budget balance, net of one-off measures	-0.8	-0.7	-1.2	-1.2	-0.7	-0.2
Cyclically adjusted primary surplus, net of one-off measures	3.8	3.5	2.8	2.5	2.8	3.3
Change in budget balance, net of one-off measures	-0.2	0.7	0.0	0.4	1.0	1.0
Change in cyclically adjusted budget balance, net of one-off measures	-0.5	0.2	-0.5	0.0	0.5	0.6
Note: Discrepancies, if any, are due to rounding.

TABLE III.4: ONE-OFF MEASURES AT UNCHANGED LEGISLATION (in € mn)
	FINAL	PROJECTIONS
	2015	2016	2017	2018	2019
Total one-off measures	-1,645	1,391	-42	-820	-830
% of GDP	-0.1	0.1	0.0	0.0	0.0
a) Revenue	1,102	4,116	1,138	140	10
% of GDP	0.1	0.2	0.1	0.0	0.0
Various substitute taxes	750	958	328	130	0
Tax amnesty programme – construction activity	29	15	10	10	10
Alignment of financial statement values with IAS	95	267	0	0	0
Capital gains substitute tax - Bank of Italy	16	101	0	0	0
Voluntary Disclosure Programme for assets held abroad	212	2,775	800	0	0

b) Expenditure	-3,693	-3,475	-2,080	-1,860	-1,740
% of GDP	-0.2	-0.2	-0.1	-0.1	-0.1
Pension arrears under Constitutional Court Ruling No. 70/2015	-1,670	0	0	0	0
Measures for natural disasters	-1,973	-2,290	-2,060	-1,860	-1,740
Dividends paid	-50	-30	-20	0	0
New EU decision on own resources: 2014	0	-1,155	0	0	0

c) Divestiture of real property	946	750	900	900	900
% of GDP	0.1	0.0	0.1	0.1	0.0
Distribution of one-off measures by sub-sector
Central government	-2,566	691	-592	-1,340	-1,280
Local government	569	400	250	240	150
Social security funds	352	300	300	280	300

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scenario. As such, the actual growth of the economy could exceed the forecast reported in this document.
For the subsequent two-year period, the trend of net borrowing is projected to sharply decline, until the achievement of a near balanced budget (-0.2 percent of GDP) in 2019. The primary surplus is projected to climb from 1.5 percent in 2016 to 3.2 percent in 2019, mostly due to continuous control over expenditure and to new clauses established to guarantee public finance balances.
The structural balance under the policy scenario is set to improve to -0.7 percent of GDP in 2018 and -0.2 percent in 2019, essentially reaching the MTO.

FOCUS
Assessment of significant deviations

For those countries to which the preventive arm of the Stability and Growth Pact (SGP) is applicable, the path toward the achievement of the Medium-Term Objective (MTO) is evaluated on the basis of two criteria: i) the change in the structural balance; and ii) the expenditure rule.

As far as the first criterion is concerned, the path of adjustment toward the MTO, as measured on the basis of the change in the structural balance, is modulated each year according to the following criteria:11 i) the economy’s cyclical conditions as represented by the level of the output gap; ii) the starting level of the structural balance; iii) the level of the debt-to-GDP ratio; and iv) the existence of medium-term risks to public finance sustainability, as evaluated on the basis of the S1 indicator. For example, in ‘normal’ cyclical conditions (represented by an output gap of between -1.5 percent and 1.5 percent of potential GDP), a country that has a debt-to-GDP ratio above 60 percent and, on the basis of S1, medium sustainability risks, must move toward its MTO through a reduction of the structural balance of more than 0.5 percentage points of GDP. The Commission’s Communication of January 2015 clarified that annual adjustments modulated on the basis of cyclical conditions can be reduced in the event of the application of the structural reforms and investments clauses. This implies that against the required annual structural balance (0.5 percentage points of GDP) in normal cyclical conditions, the joint application of the reforms and investments clauses can permit maximum easing of the structural balance for up to -0.25 percentage points of GDP.

With reference to the expenditure rule and to countries that have not yet achieved their MTO, European regulations establish that the aggregate expenditure of reference must grow at a rate equal to the difference between the average growth rate of potential GDP12 and the so-called convergence margin. The convergence margin is, in turn, calibrated in relation to the economy’s cyclical conditions so that, for example, in ‘normal’ cyclical conditions (i.e. annual output gap of between -1.5 percent and 1.5 percent of potential GDP), the expenditure aggregate is reduced so as to ensure annual improvement in the structural balance that is equal to or greater than 0.5 percent of GDP. As clarified by the European Commission, the remodulation of the expenditure rule’s parameters also occurs in the event of the application of the flexibility granted for structural reforms and/or for the investments clause.

With regard to the path of adjustment toward the MTO, there are significant deviations if there is a shift of 0.5 percentage points of GDP year on year, or an average shift of 0.25

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11 See the matrix that specifies the annual adjustment toward the MTO on the basis of the situation for the economic cycle presented in the Commission’s Communication ‘Making the best use of flexibility within the existing rules of the Stability and Growth Pact’ of 13 January 2015.
12 The average growth rate of potential GDP is computed on the basis of the production function method agreed at a European level, considering a 10-year average of the European Commission’s forecast centred on the year for which the estimation is being made. The 10-year average accordingly includes the four years prior to that for the estimation, and the five subsequent years (forecast of two years and mechanical extrapolation for the last three).

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percentage points over preceding two years, compared with the path identified on the basis of the change in the structural balance and the expenditure rule. However, only the existence of a significant deviation as indicated by ex post data can lead to the opening of an infraction procedure.

In 2015, according to the macroeconomic assumptions under the policy scenario of this Update the output gap is estimated at -3.5 percent of potential GDP. The cyclical conditions would thus be defined as particularly adverse (‘very bad times’) and accordingly, the structural balance adjustment required by the preventive arm of the SGP and the convergence margin of the expenditure rule were reset so as to ensure improvement of only 0.25 percentage points of GDP. In its assessment of Italy’s 2016 Stability Programme, the European Commission reduced this correction to 0.22 percentage points of GDP in consideration of the incremental expenditure sustained by Italy for the refugee emergency (estimated to be 0.03 percentage points of GDP).13 Similarly, the reduction in the expenditure aggregate was set to about 0.5 percent in real terms. In 2015, the structural deficit was reduced by almost 0.2 percentage points of GDP on an annual basis, in line with the adjustment required. The change in the structural deficit deviated by about 0.1 percentage points of GDP from the average correction required for the 2014-2015 two-year period. With regard to the expenditure rule, the reference aggregate rose by 0.65 percent in real terms, thereby evidencing a deviation (vis-à-vis the reduction required) slightly lower than the threshold of 0.5 percentage points that would be considered a significant deviation. The deviation with respect to the reduction to deliver over the two years is almost 0.2 percentage points of GDP. Therefore, according to the ex post assessment, there are no significant deviations to report, either on an annual basis or with respect to the two-year average.

Given the activation of the reforms and investments clauses that equal to 0.75 percentage points of GDP, the structural deficit for 2016 can increase by 0.25 percentage points of GDP with respect to 2015. The expenditure aggregate can increase by 0.6 percent in real terms. In May, in assessing the rules of the SGP, the European Commission also recognised as eligible for 2016 the incremental expenditure related to the management of growing migratory flows and the intensification of international terrorist events, quantifying the total therefor at 0.1 percentage points of GDP (respectively, 0.04 percentage points for the refugees and 0.06 percentage points for the so-called security package). The increase in the structural deficit allowed for 2016 was thus revised from 0.25 percentage points of GDP to 0.35 percentage points, while the expenditure aggregate can increase by 0.8 percent in real terms. Compared with these parameters, the deviation of the structural balance in 2016 is expected to be 0.15 percentage points of GDP on an annual basis and almost 0.2 percentage points of GDP on average for 2015 and 2016, which are not considered significant according to SGP criteria. In addition, the estimates related to the expenditure rule imply full compliance on an annual basis, and a limited deviation of almost 0.2 percentage points on average for the two years.

Finally, in 2017, the presence of normal cyclical conditions (according to the European Commission’s estimates), and a high debt-to-GDP ratio would require a structural balance correction of 0.5 percentage points of GDP and a corresponding reduction of 1.3 percent in aggregate expenditure in real terms. The estimate of the output gap under the policy scenario of this document has been revised to -1.7 percent of potential GDP in 2017 (-1.1 percent in the EFD in April), which would suggest the continuation of mostly adverse cyclical conditions with the possibility of: i) reducing the structural balance by only 0.5 percentage points of GDP; and ii) reducing the expenditure aggregate by 1.1 percent in real terms. For 2017, the government expects a zero change in the structural deficit under the policy scenario compared with 2016, while the reference expenditure aggregate, calculated at unchanged legislation is projected to fall by about 1.4 percent in real terms, thus by a rate exceeding the SGP requirement.

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13 European Commission, ‘Assessment of 2016 Stability Programme for Italy’ of 26 May 2016.

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FOCUS
The estimation of potential GDP, output gap and structural budget balance using an alternative model to the commonly agreed methodology

Given the relevance of the output gap (the difference between actual and potential GDP) in determining structural budget balances both under the framework of the Stability and Growth Pact and under the national legislation (Law No. 243/2012), the agreed production function methodology shared at the EU level to estimate potential output and output gaps has acquired increasing relevance in recent years. As pointed out in the 2016 Stability Programme, the government is of the opinion that the methodology agreed at a European level for the estimation of potential GDP and the output gap is not suited for providing an appropriate assessment of Italy’s growth potential, with respect to both past years and the years ahead. In addition, the estimates produced by using the commonly agreed methodology are pro-cyclical and not in line with key macroeconomic indications.   On this topic, it is useful to refer to the focus titled ‘Changes to methodology for the estimation of potential GDP, as agree at a European level’ which is contained in the 2016 Stability Programme (pages 44-51).

With the update of the macroeconomic estimates contained in this Document, it has been possible to test the robustness of the alternative methodology proposed and to produce estimates of Italy’s potential growth more in line with macroeconomic intuition.

This section presents the results in terms of the output gap and the structural budget balance as derived from the application of the alternative methodology for estimation of Italy’s potential GDP. In essence, starting from the European Commission’s specification of the production function, the methodology developed by the Italian Treasury substitutes the Non-Accelerating Wage Rate of Unemployment (NAWRU) with the Non-Accelerating Inflation Rate of Unemployment (NAIRU), and estimates the trend of total factor productivity (TFP) through the cyclical-trend decomposition that is obtained by using a labour-hoarding measure (such as the time series of the Cassa Integrazione Guadagni, CIG)) as the endogenous variable instead of the current measure based on confidence surveys (the CUBS index).  Such an enhancement of the official methodology leads to significant changes in the estimates of Italy’s potential GDP and output gap. In this regard, the analysis proposed in this section is different than that included in 2016 Stability Programme, as the alternative methodology has been applied to the macroeconomic projections under the policy scenario included herein, and not to the macroeconomic forecasts published by the European Commission. Given the changes introduced, the estimates of Italy’s potential growth are better than those obtained by the methodology agreed at a European level. More specifically, the level of potential GDP is solidly higher across the entire 2016-2019 forecast horizon, with the values of the output gap consequently being significantly larger.

More specifically, Italy’s output gap would be -3.4 percent of potential GDP in 2016 (versus -2.5 percent under the policy scenario in this Document), -2.8 percent in 2017 (versus -1.7 percent), -1.9 percent in 2018 (versus -0.7 percent) and -1.3 percent of potential GDP in 2019 (versus a gap of almost zero as provided by the official estimates). As one can note, with the alternative specification of the model, the gap between real growth and potential growth does not close at the end of the forecast horizon, but it still remains negative, thereby suggesting the continuation of the Italian economy’s negative cyclical phase, with significant consequences on fiscal policy.

Indeed, the structural budget balance corresponding to these output gap values would be equal a deficit of -0.7 percent in 2016 (versus -1.2 percent under the policy scenario in this document), a deficit of -0.6 percent in 2017 (versus -1.2 percent) and a surplus of 0.6 percent at the end of the forecast horizon.

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POTENTIAL GROWTH AND OUTPUT GAP WITH THE ENHANCED MODEL
POTENTIAL GROWTH	OUTPUT GAP

Source: MEF analyses.	Source: MEF analyses.

OUTPUT GAP AND STRUCTURAL BALANCE WITH THE ENHANCED MODEL
	Output Gap		Structural deficit
	2016 EFD Update	Alternative model	2016 EFD Update	Alternative model

2015	-3.5	-4.2	-0.7	-0.2
2016	-2.5	-3.4	-1.2	-0.7
2017	-1.7	-2.8	-1.2	-0.6
2018	-0.7	-1.9	-0.7	-0.1
2019	0.0	-1.3	-0.2	0.6
Source: MEF analyses.

The analysis and development of the enhanced model for estimating potential GDP are currently under further review, with particular reference to the capital stock component. The commonly agreed methodology uses a simplified assumption for the estimate of depreciation rate of capital, which does not consider any changes in the capital stock occurring in Italy’s most recent economic recession. Considering the characteristics of the model, which is based on a Cobb-Douglas production function, alternative valuations of the depreciation rate would entail significant additional effects on the trend of the capital stock and therefore, on the estimate of potential GDP and of its components, in particular on the structural level of the total factor productivity. In the event of a downward revision of the capital stock for the effect of a more acute crisis, TFP would be revised upward.  In a scenario where investment is recovering, this would increase the economy’s potential growth rate for the next few years.

III.3 TREND OF THE DEBT-TO-GDP RATIO

ISTAT’s revision of GDP14 and the Bank of Italy’s revision of the nominal value of the general government debt stock15 have produced a reduction in the debt-to-GDP ratio for 2014 and 2015 with respect to the EFD estimates published in April.

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14 See ISTAT press release ‘National Economic Accounts’ issued on 23 September 2016.
15 The updated series of the general government debt is to be published in October 2016 in the Bank of Italy’s ‘Supplement to the Statistical Bulletin:  Public Finance, Borrowing Requirement and Debt’.

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More specifically, the new estimate of the final debt-to-GDP ratio for 2014 stands at 131.9 percent, 0.6 percent below its previous estimate, while the final ratio for 2015 is equal to 132.3 percent, also in this case lower than estimated in April (0.4 percentage points). The new levels of the debt-to-GDP ratio are mainly the result of higher GDP, which accounts for 0.7 percent in 2014 and 0.5 percent in 2015; on the other hand, revisions that entail an increase in the nominal value of the debt are equal to 0.1 percent for both years, with the level of GDP held constant.
The debt-to-GDP ratio for 2016 is forecast to be 132.8 percent, which is above 132.4 percent outlined in the EFD policy scenario in April. The change is due to i) less robust growth than expected for nominal GDP, which is forecast to decelerate to 1.8 percent from 2.2 percent, and ii) the significant reduction of the privatisations proceeds with respect to those contemplated for this year.
These effects have been partially offset by several placements of government securities at prices above par, due to the downward trend of interest rates in 2016. On the other hand, the estimate of the public sector borrowing requirement remains substantially in line with the level forecast in April, and therefore, without any significant impact on the upward revision of the debt-to-GDP ratio.

TABLE III.5: GENERAL GOVERNMENT DEBT BY SUBSECTOR (in € mn and % of GDP) (1)
	2015	2016	2017	2018	2019
Inclusive of financial aid to Euro Area (2)
General government	2,172,673	2,220,662	2,257,141	2,283,302	2,290,832
% of GDP	132.3	132.8	132.5	130.1	126.6

Central government (3)	2,089,028	2,139,875	2,179,667	2,209,213	2,220,369
Local government (3)	135,696	132,839	129,525	126,140	122,514
Social security funds (3)	114	114	114	114	114

Net of financial aid to Euro Area (2)
General government	2,114,442	2,162,431	2,198,909	2,225,071	2,232,601
% of GDP	128.7	129.3	129.0	126.8	123.4

Central government (3)	2,030,797	2,081,643	2,121,436	2,150,982	2,162,138
Local government (3)	135,696	132,839	129,525	126,140	122,514
Social security and welfare agencies (3)	114	114	114	114	114
(1) Note: Discrepancies, if any, are due to rounding.
(2) Inclusive or net of Italy’s portion of loans to Member States (bilateral or through the EFSF) and the ESM capital contribution. As of 2015, the amount of such outflows was about €58.2 billion, inclusive of €43.9 billion for bilateral loans and loans through the EFSF and €14.3 billion for the ESM programme. The policy scenario estimates include the proceeds from privatisations amounting to about 0.1 percent of GDP in 2016, 0.5 percent of GDP in 2017 and 2018, and 0.3 percent of GDP for 2019, as well as additional savings to be allocated to the State Securities Amortisation Fund. In addition, these estimates incorporate the assumption of a gradual exit from the Unified Public Treasury as from 2017, and a modest reduction of the MEF’s liquidity balances amounting to 0.28 percent of GDP in 2017 and about 0.14 percent of GDP in 2018. The interest rate scenario used for the estimates is based on implicit projections derived from the forward rates on Italian government securities with respect to the period for compiling this document.
(3) Inclusive of liabilities with respect to other subsectors.

The profile of the debt-to-GDP ratio starts to fall as from 2017, reaching a level of 126.6 percent in 2019, with a rate of decline that is only marginally less than that projected in April.

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More specifically, the debt-to-GDP ratio for 2017 is forecast at 132.5 percent, decreasing by about 0.3 percentage points compared with 2016. In the EFD, this reduction was greater (around 1.5 percentage points) as it reflected a more pronounced decrease of the public sector borrowing requirement, and a significantly stronger nominal GDP growth.
In 2018, the debt-to-GDP ratio under the policy scenario is projected to decrease further, to 130.1 percent. In this case, too, the reduction compared with 2017 is less pronounced than provided by the EFD in April, although the disparity between the two estimates is smaller (2.9 percentage points in the EFD versus the current level of 2.4 percentage points). Nominal GDP growth is substantially in line with that forecast in April, while the reduction of the public sector borrowing requirement, though significant, is forecast to be slightly more modest.
At the end of the forecast period, in 2019, the ratio continues to fall steadily year on year (around 3.5 percentage points), due to forecast trends of nominal GDP and the public sector borrowing requirement substantially in line with the policy scenario provided in April.

FOCUS
Medium/long-term trend of Italy’s pension system

The projections of the medium/long-term trend of the pension expenditure-to-GDP ratio16 incorporate assumptions about the birth rate and net migratory flow underlying ISTAT’s baseline scenario (with 2011 as base year).17 The assumptions about the mortality rate have been updated in order to take into account the estimate related to life expectancy at birth for 2015 recently published by ISTAT.18 With reference to the macroeconomic framework, real GDP growth is set at an annual average of 1.5 percent in the long term. The employment rate (age 15 to 64) increases by 9-10 percentage points with respect to the figure for 2010. The growth assumptions for the 2015-2019 period are consistent with those outlined in this document under the macroeconomic scenario at unchanged legislation.

The projections at unchanged legislation incorporates the effects of the measures contained in the reforms adopted19 as well as the adjustment applied every three years (every two years as from 2021) of the transformation coefficients and, with same frequency, the update, in line with the developments of life expectancy, of the eligibility requirements for retirement. This adjustment is made through proceedings which are fully within the sphere of administrative action and which guarantee the certainty of the calendar established for future revisions.20

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16 The medium/long-term trend of the pension expenditure-to-GDP ratio is presented in accordance with the provisions of Article 1, Paragraph 5 of Law No. 335 of 1995. The national accounting data related to pension expenditure and GDP are in line with the new European system of national and regional accounts (ESA 2010).
17 More specifically, the assumptions are: i) a birth rate that gradually converges to 1.6, and ii) a net flow of immigrants that goes from an annual average of approximately 280,000 in the first 10 years of the projections, to an annual average of approximately 180,000 at the end of the forecast period. See ISTAT (2011), http://demo.istat.it.
18 ISTAT press release dated 19 December 2016. With regard to the figures indicated in the press release, the increase in life expectancy to 2060 is 5.8 years for men and 6.1 years for women.
19 Including those provided in Decree-Law No. 201/2011, converted with amendments by Law No. 214/2011 and the measures adopted thereafter for the purpose of further increasing the number of workers safeguarded from the more stringent requisites for pension eligibility as established by the aforementioned Decree-Law No. 201/2011.
20 The adjustment of the requisites as of 2016 (4 additional months), as legally required (Article 12, Paragraph 12-bis of Decree-Law No. 78/2010, converted with amendments with Law No. 122/2010), was adopted with managerial decree dated 16 December 2014 published in the Official Gazette of the Republic of Italy on 30 December 2014 and at least 12 months prior to the effective entry into force of such provision. Likewise, the

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After an increase in the 2008-2010 period (exclusively as a result of the severe recession), the pension expenditure-to-GDP ratio has been further negatively impacted by the recession in later years (and in particular, the contraction of GDP during the 2012-2014 period).
As from 2015-2016, in view of a more favourable growth outlook and of the gradual, ongoing increase in the minimum requirements for pension eligibility, the pension expenditure-to-GDP ratio decreases for a period of approximately 15 years, reaching 14.9 percent around 2030. Such level reflects the containment of pension spending due to i) the gradual increase of the average age for pension eligibility (due to adjustment of the minimum requirements) and ii) the introduction of a contributions-based system, with both developments largely offsetting the negative effects of demographic transition.

PUBLIC EXPENDITURE FOR PENSIONS (% of GDP)

In the 15 years thereafter, the more pronounced negative demographic trends and the effects on the amounts of pensions due to the deferral of retirement in the preceding years will offset the effects of containment measures exercised by the regulatory framework. The growth of the pension expenditure-to-GDP ratio continues through 2044, when it reaches 15.6 percent. In the final part of the projection period, the ratio decreases significantly to 13.7 percent in 2060. The decrease is essentially due to i) the completion of the changeover from a mixed pay-as-you-go/contributions system to a full notional defined contributions system, which determines the trend of newly paid pensions to diminish (including for the effect of the revision of the transformation coefficients), and ii) the gradual elimination of the cohorts of retirees born during the baby boom years.

The projections show how the process of reforming pension system undertaken in the past two decades has substantially succeeded in offsetting the potential medium/long term effects of the demographic transition on public expenditure for pensions, as also evident at an international level.21

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adjustment of the transformation coefficients has been adopted well in advance of its entry into force with managerial decree dated 22 June 2015, published in the Official Gazette of the Republic of Italy on 6 July 2015.
21 Economic Policy Committee - European Commission (2015), 2015 Ageing Report: Economic and Budgetary Projections for the EU-28 Member States, 2013-2060.

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FOCUS
Pension reform

The new rules introduced by the reform adopted with Law No. 214/2011 have significantly changed the pension system by improving its medium/long-term sustainability and ensuring greater equity among generations.

The reform provided for the extension of the contributions-based system to workers as from 2012, therefore including the workers who, under prior legislation, would have received a pension calculated according to earnings-related system (namely, individuals who had more than 18 years of contributions as of 31 December 1995). In line with the regulatory/institutional framework of most European countries, the reform confirms two types of retirement: i) retirement at a mandatory age as set by law, with at least 20 years of contributions and an age requirement set by law; and ii) early retirement at an age below the mandatory age, but with a longer period of contributions.22

Starting in 2013, all age requirements (including those for obtaining social allowances) and the requisite for qualifying for early retirement regardless of age are indexed to changes in life expectancy as measured by ISTAT with reference to the three previous years. The adjustment of the retirement requisites to changes in life expectancy occurs every three years and, starting from the adjustment subsequent to 2019, every two years, on the basis of an entirely administrative procedure.23 In addition, starting from 2013, the calculation of the transformation coefficients24 at the time of retirement is extended until age 70. Other safeguard measures are likewise provided so as to guarantee more gradual application of the reform, namely, to take into account specific factors in relation to proximity to retirement and difficult situations related to staying in the labour market, cases that have all been dealt with at a regulatory level.25

As a result of the overall reform process undertaken as of 2004, the average age at retirement (considering both the statutory and the early requirements) rises from 60-61 during the 2006-2010 period to approximately 64 years in 2020, 67 in 2040 and 68 in 2050. On a cumulative basis, the lower ratio of pension expenditure to GDP resulting from the reform process begun in 2004 amounts to approximately 60 percentage points of GDP as of 2050. Approximately one-third of this change is attributable to the reform introduced with Law No. 214/2011, whereas the other two-thirds are attributable to the preceding reform measures.

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22 For details about the minimum age and contribution requirements with reference to the eligibility requirements for the statutory retirement age, early retirement and social allowances, reference should be made to the special section of the Update of the 2012 Stability Programme entitled ‘Reform of the pension system’.
23 The adjustment of the requisites for pension eligibility as of 2013 was adopted with a decree of 6 December 2011, published in the Official Gazette of the Republic of Italy on 13 December 2011.  The next adjustment, to take effect in 2016 (an additional four months), in accordance with the law (Article 12, Paragraph 12-bis of Decree-Law No. 78 of 31 May 2010, converted with amendments by Law No. 122 of 30 July 2010), was adopted at least 12 months before the entry into force of the provision, and was thus adopted with managerial decree of 16 December 2014, published in the Official Gazette of the Republic of Italy on 30 December 2014.  Prevailing law contains a safeguard clause on the basis of which the minimum age requirement for old-age pensions may be no less than 67 for anyone becoming eligible for retirement as from 2021. In any event, on the basis of ISTAT’s more recent demographic projections, the aforementioned objective could be assured as early as 2019.
24 The transformation coefficient is also to be adjusted with the same calendar used for adjusting the requisites for retirement. The adjustment taking effect on 1 January 2016 was adopted by decree of 22 June 2013, published in the Official Gazette of the Republic of Italy No. 154 on 6 July 2015.
25 The total number of workers entitled to such safeguard measures is approximately 170,000. The safeguard is applied to workers entitled to a pension after 31 December 2011 (all people who met the requisites by such date are expressly exempt from the application of the new requisites for pension eligibility) and who have had difficulty of remaining in the labour market. Such workers must also fall within the categories expressly defined by the law.  Pension access for such workers started in 2013, and will continue in the next few years.

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PUBLIC EXPENDITURE FOR PENSIONS AS % OF GDP UNDER DIFFERENT REGULATORY ASSUMPTIONS

Note: For the short term, the EPC-WGA baseline scenario incorporates the indications of the macroeconomic projections based on unchanged legislation of the 2016 EFD Update. Then the forecast takes into account the overall effects of Decree-Law No. 65/2015, converted with Law No. 109/2015, including the effect of the implementation (Article 1) of the Constitutional Court Ruling No. 70/2015 booked according to the criteria indicated by the statistical authorities and therefore, with exclusion from the 2015 expenditure of the charges for arrears to be booked to line item D99 (capital account transfers).
Source: State General Accounting Department long-term forecasting model.

III.4 THE DEBT RULE AND OTHER RELEVANT FACTORS

The debt rule was introduced as part of European economic governance with the Six Pack, and was fully ratified at a national level with the law that provides for including a balanced budget in the constitution (Law No. 243/2012). Based on data reported for 2015 in April 2016, the debt rule became fully applicable for Italy after the three-year transition period that began with the closing of the Excessive Deficit Procedure in 2012.
The rule provides that at least one of the following criteria is respected in order to ensure that the debt-to-GDP ratio falls at an appropriate pace to the threshold of 60 percent:

i.	in the three years preceding the year of reference, the debt in excess of 60 percent of GDP is to be reduced by an average of one-twentieth (backward-looking benchmark);

ii.
the excess of debt with respect to the first benchmark is attributable to the economic cycle (using an indicator that shows the debt-to-GDP ratio that would have been obtained if, for the preceding three years, the numerator were to have been adjusted for the impact of the economic cycle and the nominal GDP in the denominator were to have grown at the same pace as potential GDP);

iii.	the correction occurs in the two years subsequent to the year of reference (forward-looking benchmark).

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In 2016, compliance with the debt rule on the basis of the first two criteria was evaluated for the first time completely on the basis of ‘historical’ data published by ISTAT. Previously, during the transition period (2013–2015), in order to ensure that the debt-to-GDP ratio could converge smoothly toward the most favourable of the three benchmarks identified above, a minimum linear structural adjustment (MLSA) was required whose quantification had to be extrapolated based entirely or partially on forecast data.
As from 2016, the rule is fully in effect, and therefore, the convergence of the debt-to-GDP ratio toward the most favourable of the three benchmarks described above is verified directly, and in Italy’s case, the forward-looking benchmark is applicable. With reference to this benchmark, it is noted that Italy does not comply with the rule in 2016 (on the basis of the projections for 2018), either under the scenario at unchanged legislation or under the policy scenario.
More specifically, in the scenario at unchanged legislation, the debt-to-GDP ratio in 2018 (two years after the current year) would be equal to 129.6 percent with a gap of 4.2 percent of GDP with respect to the forward-looking benchmark. Similarly, in the policy scenario, the debt-to-GDP ratio for 2018 would stand at 130.1 percent of GDP, with a gap equal to 4.6 percent of GDP.
Instead, considering compliance with the rule in 2017, in both cases, the gap with respect to the forward-looking benchmark would be significantly reduced as a result of the acceleration of the growth of nominal GDP, the positive contribution of the snowball effect, and the increase in the primary surplus. More specifically, in the scenario at unchanged legislation, the debt-to-GDP ratio of 2019 (two years after 2017, the year for assessing compliance with rule) would amount to 126.1 percent, approximately 1.5 percent of GDP above the forward-looking benchmark, while in the policy scenario, the debt-to-GDP ratio of 2019 would be equal to 126.6 percent, which is 1.8 percent of GDP above the forward-looking benchmark.

TABLE III.6 RESPECT OF THE DEBT RULE: FORWARD-LOOKING BENCHMARK (% of GDP)
	Scenario at unchanged legislation		Policy scenario
	2016	2017	2016	2017

Debt t+2	129.6	126.1	130.1	126.6
Gap with respect to the forward-looking benchmark	4.2	1.5	4.6	1.8

During the transition phase and when the rule is fully applicable, the Commission may recommend to the ECOFIN Council the opening of an excessive deficit procedure in the event of any deviation from the path of adjustment identified on the basis of the rule. However, Article 126(3) of the Treaty on the Functioning of the European Union also establishes that, in the event of non-compliance with the debt rule, the Commission is first to prepare an ad-hoc report that considers the relevant factors identified by the corrective arm of the Stability and Growth Pact (SGP), as well as other relevant factors reported to the European institutions by Member States, which may explain the deviation with respect to the benchmark.

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In February 2015, the European Commission found an excessive deviation compared with the debt-rule benchmark for 2014, and prepared a report26 to evaluate the possible presence of relevant factors and to decide on whether or not to open an excessive deficit procedure. Following an accurate analysis, supported by technical considerations provided by Italy’s government,27 the Commission concluded that it did not consider the gap with respect to the adjustment required by the debt rule as significant, and decided not to proceed with the opening of an excessive deficit procedure. In particular, the following were considered as mitigating factors: i) the compliance with the preventive arm of the Stability and Growth Pact; ii) adverse economic conditions (low growth and low inflation), which, at the time, would not advocate  to implement a massive fiscal effort that would have made it even more difficult to reduce the debt-to-GDP ratio according to the stringent pace set by the debt rule, and, finally, iii) the start-up of structural reforms capable of spurring potential growth and therefore, the sustainability of the public debt in the medium term.
In May 2016, the Commission evidenced new risks about Italy’s compliance with the debt rule in 2015. The government therefore sent the Commission a new report on the relevant factors28 that influence the trend of Italy’s debt, as already presented in the Stability Programme in April, and the government requested that these factors be considered for a correct evaluation of Italy’s budget position and the prospects for reducing the debt over the next few years.
These factors, in particular, regard: i) the possible risks of deflation and stagnation, as also confirmed by the 2016 Winter Forecast, including when considering the negative impact about the possibility of a rapid reduction of the debt-to-GDP ratio; ii) the adverse effects of excessive fiscal tightening, or the role of fiscal multipliers, whose magnitude is traditionally greater during and after a severe recession, and that, as a result of pronounced fiscal tightening, could cause additional recessionary repercussions and thereby worsen GDP growth prospects in the medium term; iii) the near-term costs of the structural reforms, (including, last but not least, the banking system) that will surely have highly beneficial effect on the investment climate in Italy and the country’s growth potential, but which at the moment have encountered some difficulties during their implementation; iv) the existing critical factors regarding the methodology for computing the output gap, which often supplies results that are underestimated and contrary to macroeconomic intuition, and that could produce a biased indication of the extent to which Italy’s public finances actually comply with the requisites of the preventive arm of the SGP; v) the results in terms of large primary surpluses, and the focus of the preventive arm on fiscal rules; vi) the outstanding evaluation about long-term sustainability provided by the S2 indicator, which, for Italy, is the second best value among all EU Member States;

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26 See the Commission’s report pursuant to Article 126(3) of the Treaty, available at: http://ec.europa.eu/economy_finance/economic_governance/sgp/pdf/30_edps/126-03_commission/2015-02-27_it_126-3_en.pdf.
27 In February 2015, the government produced an ad hoc report explaining the decision to deviate from the path of convergence toward the benchmark compatible with the debt rule, and cited numerous relevant factors. For additional information, see the MEF Report, 2015, ‘Relevant Factors influencing the debt dynamic in Italy’ (http://www.mef.gov.it/inevidenza/documenti/Note_on_relevant_factors_-_IT.pdf)
28 See the MEF Report, ‘Relevant Factors influencing debt developments in Italy’ (http://www.tesoro.it/inevidenza/documenti/Relevant_Factor_Influencing_Debt_Developments_in_Italy.pdf)

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and vii) the high costs of the migrants and the refugee crisis, as sustained by the Italian government.
In response to the Italian government’s analysis about the relevant factors, on 18 May 2016, the Commission prepared another report, pursuant to Article 126(3) of the Treaty on the Functioning of the European Union, in order to evaluate Italy’s compliance with the debt rule.  The report states that the debt rule, as defined in the Treaty and in the EU Regulations No. 1467/1997, is considered complied with. This conclusion was also reiterated in the Assessment of the 2016 Stability Programme, published on 26 May 2016. More specifically, the report pursuant to Article 126(3) favourably evaluated the following factors: (i) the currently unfavourable macroeconomic conditions and, in particular, low inflation, which make the respect of the debt rule particularly challenging, (ii) the compliance with the required structural adjustment toward the MTO in 2016, considering the temporary deviation of 0.75 percentage points of GDP as acknowledged through the flexibility clauses for structural reforms and investments, and additional expenditure of 0.1 percent of GDP in relation to the exceptional inflows of refugees and the exceptional security measures directly related to the fight against terrorism; and (iii) the expected realisation of ambitious structural reforms, which will promote growth (in line with the commitment of the authorities) that would contribute to reduction of the debt over the medium/long term.

TABLE III.7: IMPACT ON THE DEBT-TO-GDP RATIO OF FINANCIAL AID TO EURO AREA
	2014	2015	2016	2017	2018	2019
Total impact of financial aid, % of GDP	3.7	3.5	3.5	3.4	3.3	3.2
including: ESFS	2.2	2.1	2.0	2.0	1.9	1.9
ESM	0.9	0.9	0.9	0.8	0.8	0.8
Direct aid to Greece	0.6	0.6	0.6	0.6	0.6	0.6

III.5 MAIN PUBLIC FINANCE MEASURES ADOPTED IN 2016

In the months following the presentation of the 2016 EFD in April, the government adopted several urgent provisions29 regarding: reform of the cooperative bank system and the banking sector; initiatives in favour of investors in banks undergoing liquidation; social measures; the extension of international missions involving the armed forces and the police; initiatives for cooperation in development and consolidation of peace processes; and measures for local government.
Overall, the measures adopted are substantially neutral in terms of the deficit and the borrowing requirement over the 2016-2019 period.
The measures adopted (incremental expenditure and lower revenue) amount to about €2.8 billion in 2016, €417 million in 2017, €390 million in 2018 and €298

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29 Decree-Law No. 18/2016, converted by Law No. 49/2016, Decree-Law No. 59/2016, converted by Law No. 119/2016, Law No. 112/2016, Decree-Law No. 67/2016 converted by Law No. 131/2016 and Decree-Law No. 113/2016 converted by Law No. 160/2016.

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million in 2019 (Table III.8). Approximately 70 percent of the financing for the period considered will come from reduction of other expenditure, and in particular, current expenditure, mostly through the use of previously appropriated budget funds. On the revenue side, another part of the financing comes from the forecast of a fee due by businesses that opt to maintain, as provided by prevailing legislation, the possibility of transforming deferred tax assets into a tax credit, and from the higher resources expected through the continuation of the voluntary disclosure programme for assets held abroad.

TABLE III.8: CUMULATIVE IMPACT OF THE LATEST BUDGET MEASURES APPROVED IN 2016 ON GENERAL GOVERNMENT NET BORROWING (in € mn; before netting out induced effects)
	2016	2017	2018	2019
Gross fiscal package	2,844	417	390	298
Incremental revenue	664	207	180	150
Lower expenditure	2,180	210	210	148
- current expenditure	1,897	189	200	148
- capital expenditure	283	21	10	0
Measures financed	2,823	417	390	298
Lower revenue	433	157	105	97
Incremental expenditure	2,390	260	286	201
- current expenditure	2,272	243	276	201
- capital expenditure	118	17	10	0
Effects on net borrowing	21	0	0	0
Net change in revenue	231	50	76	53
Net change in expenditure	210	50	76	53
- current expenditure	375	54	76	53
- capital expenditure	-165	-4	0	0
Note: Discrepancies, if any, are due to rounding.

With reference to the government subsectors (Table III.9), the measures will cause a deficit over 2016-2019 for local government, which is mainly due to the assignment of resources to provinces of ordinary-statute regions for extraordinary maintenance of the road network, and measures covering assistance to the disabled who have no family support. This deficit is offset by the improvement in net borrowing of the central government.

TABLE III.9: CUMULATIVE NET IMPACT OF THE LATEST BUDGET MEASURES APPROVED IN 2016 ON GENERAL GOVERNMENT NET BORROWING BY SUB-SECTOR (in € mn; before netting out induced effects)
	2016	2017	2018	2019
CENTRAL GOVERNMENT	323	78	85	83
- net change in revenue	278	69	84	60
- net change in expenditure	45	9	0	24

LOCAL GOVERNMENT	-254	-78	-85	-83
- net change in revenue	1	-19	-8	-7
- net change in expenditure	-255	-58	-76	-76

SOCIAL SECURITY FUNDS	-47	0	0	0
- net change in revenue	-47	0	0	0
- net change in expenditure	0	0	0	0
TOTAL	21	0	0	0
Note: Discrepancies, if any, are due to rounding.

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More specifically, the measures in relation to the banking sector include provisions to ensure improvement in the quality of cooperative credit bank governance, through the simplification of the internal organisation and the reduction of these institutions’ exposure to shocks within the local economy, making it possible for them to source capital from outside of the cooperative bank system in the event of non-performing assets.30 Other provisions address changes to executive and insolvency proceedings, regulations to facilitate the sale of non-performing loans, and measures to protect retail investors who made investments in banks undergoing forced liquidation.31 In terms of social services, the new measures are aimed at ensuring assistance, care and full social inclusion for the gravely disabled who have no family support.32 A special fund within the State budget has been established for this purpose, with the resources to be disbursed by the regions; in addition, the maximum deductible expense of premiums paid for life insurance has been increased, while new tax incentives have been introduced for trusts set up in favour of persons with severe disabilities. The assistance measures include the refinancing of a fund for distribution of food to the poor.33 With reference to the defence sector, the measures cover resources appropriated for the continuing participation of the armed forces and police in international peacekeeping missions.34 More specifically, initiatives have been undertaken to support reconstruction efforts and participation in programmes managed by international organisations for consolidation and stabilisation of the peace processes, and as part of the financial mechanisms established within international agreements, a specific subsidy has been provided to support the Afghan security forces. In addition, Italy has financed programmes for cooperation aimed at: i) improving living conditions for the population and for refugees, and ii) supporting the civil reconstruction of the central and eastern regions of the Middle-East countries. The use of the armed forces has been confirmed and stepped up in relation to the extraordinary Jubilee of Mercy and the guarding of other sensitive sites and objectives. With the aim of strengthening the nation’s firefighting service, resources have been allocated to the addition of new units of personnel, increases in the existing units, and the upgrade of equipment and machinery used for protecting the population. Measures contained in Decree-Law No. 113/2016 provide relief to: i) municipalities, provinces and metropolitan cities that did not manage to comply with the Domestic Stability Pact in 2015; ii) local administrations in distress situations; and iii) local administrations involved in adopting measures to reduce services costs and to streamline their organisational structures as well as their shareholdings. As another measure benefiting the territorial entities, resources appropriated to the Region of Sicily for 2016 have been increased through a change in the calculation for assignment of the region’s joint participation in revenue from personal income taxes. Such measure is offset by the region’s improvement in its budget target. Other measures have regarded the appropriation, for 2016, of resources to provinces within ordinary statute

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30 Decree-Law No. 18/2016 converted by Law No. 49/2016.
31 Decree-Law No. 59/2016 converted by Law No. 119/2016.
32 Law No. 112/2016.
33 Decree-Law No. 113/2016 converted by Law No. 160/2016.
34 Decree-Law No. 67/2016 converted by Law No. 131/2016.

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regions for extraordinary maintenance of the road network, the creation of a fund to cover municipal expenditure for disputes related to executive rulings regarding natural disasters or structural failures, and the appropriation of funds to allow for disbursing subsidies for municipalities’ early, total or partial extinction of mortgages and bond loans. As part of the agreement between the Region of Valle d’Aosta and the Ministry of the Economy and Finance, the region will get a subsidy in 2016 as partial compensation of the loss of tax revenue in 2011-2014 through the quantification of the joint participation in tax revenue from electricity excise tax, and taxes on spirits and beer. For the period of 1 September 2016 to 31 December 2016, the increase in the municipal surcharge tax on airline boarding fees has been suspended. Initiatives in the farming sector include measures to support milk, dairy and cereal producers so as to promote overall improvement of the competitiveness of the production-distribution chain. Other measures regard: the expansion of the group of persons suffering from thalidomide syndrome who are to receive compensation; the disbursement for 2016 of compensation in favour of the victims of the Andria and Corato railroad disaster; and the refinancing of the fund for structural economic-policy measures.

III.6 PLAN TO ENHANCE THE VALUE OF PUBLIC PROPERTY AND PRIVATISATIONS

Plan objectives

The plan to enhance the value of public assets is an integral part of the government economic and budget strategy since it not only entails benefits for the public finances in terms of expenditure savings and public debt reduction, but it also has significant implications for the efficiency of managing such assets.
With respect to real property assets, the plan has two main objectives: i) the generation of an income stream with respect to the most attractive properties, through changing their destination of use, and their transfer to managed funds for subsequent sale on the market; and ii) more efficient economic management of properties used for institutional purposes, through the streamlining of the space used, and more careful analysis of the extent to which rental payments are consistent with market conditions. The actions for upgrading and selling properties call for the involvement of all institutional levels, as a necessary step for completing implementation of fiscal federalism, aimed at enhancing, in functional terms, the value of State-owned assets conferred to local government, and reducing debt at a local level.
These actions are rounded out by transactions for the market placement of the State-owned shareholdings in companies, and the shareholdings involved in the process initiated in 2015 to streamline the equity portfolios of local government. Amongst other things, these transactions are designed i) to improve economic/financial efficiency and business development of the State-owned companies, including through the procurement of new capital from domestic or international investors; and ii) to improve market regulation and the growth of competition within the sectors involved.

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Current regulations provide that the income derived from the sale of the State’s direct shareholdings will be used for public debt reduction. The income derived from the placement of shareholdings held indirectly by the MEF through subsidiary companies may instead be distributed to the public shareholder under the form of payment of an extraordinary dividend, and therefore allocated to public debt reduction, or to contributing to increasing the capital of the holding company. The execution of the transactions is nonetheless contingent on the presence of favourable market conditions, that will allow for maximising the value of these assets.
As part of the programme to maximise the value of public assets, the MEF makes use of an information system implemented in February 2010, which is aimed at the annual inventorying of the components of the general government asset portfolio (real properties, shareholdings, assets leased to third parties). This system makes it possible to quantify the mix of assets and, in the future, the value of public property, which is essential information for efficient management and value optimisation.35 With an emphasis on the spending review and rationalisation, and the simplification and unification of information sources, the Minister of the Economy and Finance and the Chair of the State Audit Court signed a protocol of intent in May covering the unification of reports concerning shareholdings. As a result of this agreement, the State Audit Court has abandoned its own information system, and starting with the reporting of data for the year of 2015 (initiated in July 2016), the Department of the Treasury will collect through its information system all of the information needed not only for the reporting of shareholdings and the representatives of government in the governance bodies of companies and entities, but also for the audit and reporting activity of the State Audit Court.

Value enhancement of real property

The second edition of the ‘Real Properties Proposal 2016’ programme has been initiated in collaboration with the State Property Agency for implementing the plan to sell off State-owned real property assets as envisaged by prevailing laws and regulations. The programme is aimed at involving territorial entities in selecting a portfolio of real properties to be considered as candidates for value enhancement and sale.
The procedure for selecting the real properties involved 241 entities, with a total of 544 assets distributed almost across the entire national territory. The real property portfolio will be earmarked for sale or for other transactions to enhance value, as provided by legislation (public auction, restricted procedure, sale through direct negotiation, transfer to real estate funds managed by INVIMIT).
At 30 June 2016, the income from the sale of the real property assets made available by local entities amounted to about €243 million. It is estimated that income for the full year will reach €400 million.

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35 The results of the surveys concluded to date are contained in reports available in the respective sections of the site: http://www.dt.tesoro.it/it/attivita_istituzionali/cartolarizzazioni/patrimonio_pa/.

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In addition, the proceeds expected for 2016 from the sale of real properties owned by social security funds are estimated at €300 million.
With reference to the sales of State-owned real properties in 2016, the income to date amounts to about €15.7 million. The full-year estimate is around €50 million.
As for the direct funds managed by INVIMIT,36 the following new funds have become fully operational subsequent to transactions entailing the transfer of State-owned real properties: ‘i3-Inail’, ‘i3-Regione Lazio’, ‘i3-Università’ and ‘i3-Sviluppo Italia – Subfund 8-quater’. More specifically, according to the data reported in semi-annual reports about the funds as of 30 June 2016, the public real properties transferred are valued at about €360.5 million;37 fund units have been issued against these properties, and will be later placed on the market. Proceedings are currently under way for other transfers of State-owned real properties to the Subfund 8-ter and the Subfund 8-quater of the ‘i3-Sviluppo Italia’ Fund whose total value is €42.9 million. The income generated from the placement of INVIMIT fund units on the market can be booked as a reduction of net borrowing in the years in which these sales are realised, thereby indirectly contributing to public debt containment.
In addition, in proceeding with the acquisition of real properties owned by local government and rented to public administrations, INVIMIT has set up the ‘i3-Patrimono Italia’ fund, which is partly owned by Fund of funds ‘i3-Core - Stato Subfund’38, with the objective of supplying local government entities the liquidity they need to manage the delicate process of transitioning toward the new institutional framework.
With the aim to increase the value of country’s historical and artistic properties and landscapes, a project known as ‘Lighthouses, towers and coastal buildings 2016’ has been initiated, with the involvement of the State Property Agency: this project is part of a larger programme known as ‘Valore Paese Dimore’. An institutional agreement between the Ministry of Arts, Culture and Tourism, the Ministry of Defence and the MEF has been signed for the purpose of supporting and promoting the initiative. The project entails the market offering of State-owned lighthouses, towers and coastal buildings by means of concessions (for up to 50 years) finalised to promote the properties, in line with Italy’s identity and the safeguarding of the environmental ecosystem. The investment for upgrading the structures is about €6 million, while the State will earn more than €340,000 of annual fees, which, when considering the different terms of the concessions, will yield more than €7 million over the entire concession period.

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36 INVIMIT (‘Investimenti Immobiliari Italiani Società di Gestione del Risparmio S.p.A.’) is a company incorporated in May 2013, whose capital is 100 percent held by the Ministry of the Economy and Finance. Its objective is to enhance the value of, and/or to sell, State-owned properties through the funds set up pursuant to Article 33 of Decree-Law No. 98/2011 and known as i3-INAIL, i3-Regione Lazio, i3-Inps, i3-Università, i3-Sviluppo Italia, i3-Patrimonio Italia and the Fund of the funds i-3 Core.
37 At 30 June 2016, the value of the real properties transferred to the funds managed by INVIMIT was €72.899 million for the i3-INAIL fund; €148.281 million for the i3-Regione Lazio fund; €62.940 million for the i3- Università fund; €76.348 million for the Subfund 8-quater of the i3-Sviluppo Italia fund.
38 The i3-Core fund includes two subfunds (Territorio and Stato), which are used for investment in units of closed mutual investment funds promoted or owned respectively by i) regions, provinces and municipalities and ii) the central government. Public real properties have been contributed to both subfunds (so-called target funds).

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The transfer of State-owned real properties to regions, provinces and municipalities also continues in accordance with the regulations governing fiscal federalism. The objective is to allow for more efficient use of the property assets on the part of the entities that are responsible for governance over the territory.

Privatisations

An in-depth analysis of the State’s shareholdings has been done in order to identify various options for privatisations, some of which have already been realised in recent years. In 2014, the sales of shareholdings indirectly held by the State through subsidiaries included the divestiture of interests in Fincantieri, CDP Reti, TAG (Trans Austria Gasleitung), which were done through the Cassa Depositi e Prestiti (CDP) and Ray Way, a company indirectly held by MEF, which was done through RAI. The income realised, amounting to about 0.4 percentage points of GDP, was used entirely for reinforcing the capital of the holding companies. In 2015, the shares held directly by the State in Poste Italiane (first tranche of 35.3 percent) and ENEL (5.74 percent) were sold, with additional income, equal to 0.4 percentage points of GDP, which made it possible to hit the pre-established target of 0.4 percent of GDP for the year.
Important progress has been made in 2016. The month of July marked the completion of the global offering of ENAV shares on Borsa Italiana, pursuant to the provision set in the decree of the Prime Minister dated 16 May 2014.
Considering the full exercise of the greenshoe option by the institutional placement consortium,39 which allowed for expanding the supply of shares in relation to market demand, ENAV’s capital is now about 46.6 percent held by the private sector, with the transaction yielding gross proceeds of around €834 million. After placement commissions of €1 million paid to the joint global coordinators, for their account and for members of the consortium, the net proceeds were credited to the State Securities Amortisation Fund.
With its decree dated 1 June 2016,40 the Minister of the Economy and Finance transferred to the CDP a 12.5 percent share in the Fondo Italiano di Investimento SGR S.p.A.. The transfer was valued at €1.7 million, as determined by a court-sworn appraisal produced by KPMG Advisory S.p.A., in accordance with the provisions of applicable regulations. Approximately €1 million of the aforementioned amount was credited to the State Securities Amortisation Fund.
The month of June marked the conclusion of the transaction related to Grandi Stazioni, a company held by the Italian State Railways (Ferrovie dello Stato Italiane S.p.A.), active in managing and renovating railways stations and increasing the value thereof. The income of about €850 million realised on the transaction was used for increasing the capital of the holding company.
The structure of the shareholder base of Poste Italiane, which was first modified through an Initial Public Offering (IPO) in October 2015, has been redefined through the ministerial decree dated 25 May 2016, which authorised the Department of the Treasury to subscribe a paid capital increase, resolved by CDP.

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39 Article 1, Paragraph 5, of Decree-Law No. 332/1994, converted by Law No. 474/1994.
40 Adopted pursuant to Article 5, Paragraph 3, l. b), of Decree-Law No. 269/2003, converted by Law No. 326/2003.

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This capital increase, approved in June to ensure additional capitalisation of CDP to the extent needed for the achievement of business plan objectives, was reserved, in its entirely, to the MEF, and is to be freed up through the transfer (by the end of 2016) of a 35-percent shareholding in the capital of Poste Italiane.
The significant complexity of the regulatory aspects for the privatisation of the Italian State Railways planned for 2016 has entailed a deferral of the transaction, with a plausible delay to 2017.  Such regulatory aspects mainly refer to the definition of the ownership and operation of the infrastructure network.
The following table summarises the results achieved and the objectives set. Considering the transactions already concluded and the current GDP growth projections, the income realised in 2016 from the privatisation of direct and indirect shareholdings should amount to about 0.1 percentage points of GDP.

TABLE III.10: PRIVATISATION PROCEEDS (1)
	2015		2016
	Level (2)	% of GDP	Level (2)	% of GDP
Direct shareholdings and other financial income	6.9	0.4	0.9	0.1
Indirect shareholdings	0.0	0.0	0.9	0.1
Total proceeds realised	6.9	0.4	1.7	0.1
Memo: 2016 EFD targets		0.4		0.5
(1) Discrepancies, if any, are due to rounding. (2) Amounts in € bn.

III.7 FISCAL RULES FOR LOCAL GOVERNMENT

The regulatory framework for local public finance has been completely redefined in recent years. In 2015, the full-scale accounting harmonisation of territorial entities41 and, in particular, the application of the principle of ‘enhanced’ financial accrual, have made it possible i) to achieve greater substantial equilibrium in budgeting, and ii) to support more precise planning of investments.  Accordingly, the booking of receivables (assessments) and payables (commitments) to the budget is done when such amounts are respectively actually enforceable and payable during the year of reference. As from 2016, the balanced budget rule has permanently replaced the Domestic Stability Pact. The achievement of national public finance targets thus involves the regions, the Autonomous Provinces of Trento and Bolzano, the metropolitan cities, the provinces and all municipalities, regardless of the number of inhabitants. For the current year, the limitation for the aforementioned territorial entities is less stringent than that originally introduced by Law No. 243 of 2012, with the objective of freeing up available funds: local governments must achieve a non-negative balance (accruals basis) between final revenue and final expenditure, net of the items referring to the procurement or reimbursement of loans.
The initiatives undertaken have laid the bases for a revision of Law No. 243 of 2012, so as to get beyond critical factors related to the complexity of territorial

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41 Legislative Decree No. 118/2011 amended by Legislative Decree No. 126/2014.

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entities to achieve a number of balances simultaneously,42 as already experienced by the regions, which, in 2015, advanced a less rigid version of the rule.
The revision of Chapter IV of Law No. 243 of 2012, definitively approved by Parliament on 12 August,43 has firmly maintained the principle of a balanced budget, in respect of the commitment undertaken by Italy in its signing of the Fiscal Compact, which provides for the obligation of ensuring achievement of the Medium-Term Objective (MTO) or, in any event, ensuring rapid convergence toward the objective. The new regulations identify a single non-negative balance, on an accruals basis, between final revenue and final expenditure, net of the items referring to the procurement or reimbursement of loans, with respect to both the forecasting and reporting phases, with the objective of: i) ensuring the balance of public finance; ii) simplifying the public finance limitations of local entities, without prejudice to the current and cash equilibria already provided by current ordinary law, which are aimed at ensuring operating balance and the requalification of the expenditure in the medium/long term; and iii) supplying a certain framework for medium-/long-term planning, which is aimed, inter alia, at reviving investments across the country.
The framework is rounded out with the inclusion of the Fondo Pluriennale Vincolato (Restricted Long-Term Fund, RLTF) in the balance; as indicated previously, such fund is an accounting mechanism to ensure coverage of expenditure booked to future years, and consists of resources already ascertained during the current year. The fund resources are allocated to an entity’s financial liabilities enforceable in years after the year in which the revenue is ascertained. The inclusion of the RLTF is to be considered within the Budget Law for the 2017-2019 three-year period, for the purpose of ensuring public finance equilibrium. As from 2020, the inclusion of the fund will be limited to the portion thereof financed by final revenue.
Except for minor revisions aimed at ensure public finance targets, the means for correcting and recovering imbalances on the part of territorial entities remain unchanged; in the event of such imbalances, the entities must adopt corrective measures for reabsorbing the deficit recorded within the subsequent three-year period.
Sanctions have been provided should public finance equilibrium not be met. Incentives have also been envisioned for the most virtuous entities in terms of good practices in territorial finance, with the accent on continuous improvement of public finance equilibrium and the quality and reconfiguration of public expenditure. This system of sanctions and incentives is to be defined through subsequent State law.
The revision of Law No. 243 of 2012 has also covered the provisions related to borrowing by regions and other local entities. First of all, it is worth noting that limitations on local public finance have had, over the years, a positive effect on both containing expenditure and stabilising the debt stock. From the standpoint of medium-/long-term sustainability and reliance on borrowing, the following general principles have been firmly maintained: i) the regions, municipalities,

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42 Article 9, Law No. 243 of 2012, now substituted by Article 1 of Law No. 164/2016.
43 Law No. 164/2016.

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provinces, metropolitan cities and Autonomous Provinces of Trento and Bolzano may only borrow for investment expenditure; and ii) borrowing transactions must be accompanied by amortisation plans over a term equal to or less than the useful life of the investment, with the disclosure of the charges to be sustained and the funds to cover them. These principles are designed to ensure the sustainability of the investment over the medium/long term.44
The change, introduced through amendment of Paragraph 3 of the Article 10, is the provision for relying on special regional agreements for defining the means through which the borrowing transactions can be realised, and the use of the previous surpluses for investment transactions. The agreements should, in any case, ensure the respect of public finance objectives set for all territorial entities of the region involved as a whole, including the region itself. The role of the regions will accordingly be fundamental for achieving positive results in terms of reviving the economy at a local level. This will be possible through the agreements signed, and through indispensable coordination and negotiation among the different levels of government (regions, metropolitan cities, provinces and municipalities). Considering the strategic role of the regional agreements for reviving investment across the country, the substitute power of the State is envisioned as fundamental in cases in non-action or delays by the regions and the Autonomous Provinces of Trento and Bolzano.
Furthermore, a National Solidarity Pact has been outlined in order to optimise the redistribution across the country of the financial flexibility for borrowing and the use of past surpluses for the purpose of investment transactions. The foregoing applies, however, without prejudice to the respect of public finance objectives for all territorial entities as a whole.
Finally, the simplification of the relationship between the State and territorial entities is provided in the event of a favourable economic cycle, in cyclical downturns, or upon the manifestation of exceptional events. More specifically, in cyclical downturns, or upon the manifestation of exceptional events, the reliance on the State for financing essential levels of services concerning the civil and social rights to be ensured nationwide is to be maintained; during favourable phases of the economic cycle, the territorial entities will be required to contribute to reducing the general government debt through payments to the State Securities Amortisation Fund.
In clearly, completely and coherently outlining the contribution of the regions and other local government entities to national public finance objectives, the new regulatory framework has paved the way for precise medium-/long-term planning of resources across the nation, which, on the one hand, will allow the respect of budget equilibrium, and, on the other hand, will favour the revival of local public investment and the respect of the average terms for payment of business invoices across the country.

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44 Article 10 of Law No. 243/2012.

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IV. REFORMS AND COUNCIL RECOMMENDATIONS

IV.1 THE COUNCIL RECOMMENDATIONS

On 28 June 2016, the Council of the European Union approved five specific recommendations for Italy focused on: i) the medium-term budget objective, reform of the public budget, privatisations and tax reform; ii) the efficiency and quality of the Public Administration, the statute of limitations and the civil process; iii) non-performing loans and reform of the banking system; iv) active labour policies, incentives for workers who represent the second earners, the fight against poverty and rationalisation of social spending; and v) competition.
The Council of the European Union commended the efforts undertaken by Italy in the past year and reduced the number of the recommendations to five (from six in 2015, see Table IV.1). The Council eliminated indications related to the National Strategic Plan for Ports and Logistics and the operations of the Agency for Cohesion since Italy has already implemented these recommendations. The Council also downscaled the recommendations in view of the effective action of the reforms of the labour market and the education system. Some of the recommendations made in 2015 were again presented, given the ongoing need for intensifying the related reform. Finally, some of the recommendations were made more specific. This is the case, for example, of the labour market, where the need for the reform of active policies was reiterated, but a recommendation was also made to supplement current laws and regulations with provisions that will provide incentives to second earners. The text of the recommendations about the medium-term budget objective was modified in view of the flexibility granted to Italy for planning and completing structural reforms and investments. The need for completing the reform of the public budget was also emphasised, while a recommendation was made for the adoption of a national strategy for the fight against poverty and the rationalisation of the social spending.

IV.2 RESPONSE TO THE RECOMMENDATIONS: KEY INITIATIVES

Italy’s reform effort in recent years has been ambitious, broad-based and in-depth. Even though important results have been achieved (as also acknowledged by the European Commission at the end of the European Semester), much remains to be done for: supporting households and businesses; strengthening growth in a period of considerable economic uncertainty at an international level; and continuing the fiscal-consolidation and debt-reduction efforts.

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TABLE IV.1: RECOMMENDATIONS FOR 2016 AND 2015
Policy Area	2016 recommendations	2015 recommendations
Public finance and spending review
Rec. 1 - In 2016, limit the temporary deviation from the required 0,5 % of GDP adjustment towards the medium-term budgetary objective to the amount of 0,75 % of GDP allowed for investments and the implementation of structural reforms, subject to the condition of resuming the adjustment path towards the medium-term budgetary objective in 2017. Achieve an annual fiscal adjustment of 0,6 % or more of GDP towards the medium-term budgetary objective in 2017. Finalise the reform of the budgetary process in the course of 2016 and ensure that the spending review is an integral part of it; […]

Rec. 1 - Achieve a fiscal adjustment of at least 0,25 % of GDP towards the medium-term budgetary objective in 2015 and of 0,1 % of GDP in 2016 by taking the necessary structural measures in both 2015 and 2016, taking into account the allowed deviation for the implementation of major structural reforms. Ensure that the spending review is an integral part of the budgetary process. […]

Privatisations and public debt	Rec. 1 - […] Ensure the timely implementation of the privatisation programme and use the windfall gains to accelerate the reduction of the general government debt ratio; […]
Rec. 1 - […] Swiftly and thoroughly implement the privatisation programme and use windfall gains to make further progress towards putting the general government debt ratio on an appropriate downward path. […]

Fiscal policy
Rec. 1 - […] Shift the tax burden from productive factors onto consumption and property. Reduce the number and scope of tax expenditures and complete the reform of the cadastral system by mid-2017. Take measures to improve tax compliance, including through electronic invoicing and payments.
Rec. 1 - […] Implement the enabling law for tax reform by September 2015, in particular the revision of tax expenditures and cadastral values and the measures to enhance tax compliance.
Transportation, infrastructure and public tenders - Structural funds
Rec. 2 - Adopt the planned national strategic plan for ports and logistics, particularly to help promote intermodal transport through better connections. Ensure that the Agency for Territorial Cohesion is made fully operational so that the management of EU funds markedly improves.

Reform of the Public Administration
Rec. 2 - Implement the reform of the  Public Administration by adopting and implementing all necessary legislative decrees, in particular those reforming publicly-owned enterprises, local public services and the management of human resources; […]
Rec. 3 - Adopt and implement the pending laws aimed at improving the institutional framework and modernising the Public Administration. […]
Criminal justice system and corruption	Rec. 2 - […] Step up the fight against corruption including by revising the statute of limitations by the end of 2016; […]	Rec. 3 - […] Revise the statute of limitations by mid-2015 […]
Civil justice system	Rec. 2 - […] Reduce the length of civil justice proceedings by enforcing reforms and through effective case-management.	Rec. 3 - […] Ensure that the reforms adopted to improve the efficiency of civil justice help reduce the length of proceedings.
Services financial and banking system
Rec. 3 - Accelerate the reduction in the stock of non-performing loans, including by further improving the framework for insolvency and debt collection. Swiftly complete the implementation of ongoing corporate governance reforms in the banking sector.

Rec. 4 - By end-2015, introduce binding measures to tackle remaining weaknesses in the corporate governance of banks, implement the agreed reform of foundations, and take measures to accelerate the broad-based reduction of non-performing loans.

Labour	Rec. 4 - Implement the reform of active labour market policies, in particular by strengthening the effectiveness of employment services. Facilitate the take-up of work for second earners; […]
Rec. 5 - Adopt the legislative decrees on the design and use of wage supplementation schemes, the revision of contractual arrangements, work-life balance and the strengthening of active labour market policies. Promote, in consultation with the social partners and in accordance with national practices, an effective framework for second-level contractual bargaining […]

Education		Rec. 5 […] As part of efforts to tackle youth unemployment, adopt and implement the planned school reform and expand vocationally-oriented tertiary education.
Poverty	Rec. 4 - […] Adopt and implement the national antipoverty strategy and review and rationalise social spending.
Competition
Rec. 5 - Swiftly adopt and implement the pending law on competition. Take further action to increase competition in regulated professions, the transport, health and retail sectors and the system of concessions.

Rec. 6 - Implement the simplification agenda for 2015-2017 to ease the administrative and regulatory burden. Adopt competition-enhancing measures in all the sectors covered by the competition law, and take decisive action to remove remaining barriers. Ensure that local public services contracts not complying with the requirements on in-house awards are rectified by no later than end-2015.

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IV. REFORMS AND COUNCIL RECOMMENDATIONS

This chapter of the EFD Update illustrates the reforms adopted and the status of implementation following the publication of the National Reform Programme in April 2016.

 Public Administration

Italy is proceeding with the implementation of the enabling Act for reform of the Public Administration,1 which is aimed at increasing the efficiency and the quality of the services delivered to individuals and businesses. In addition to a decree simplifying the regulatory framework, 11 legislative decrees have been published to date, while 6 decrees secured preliminary approval from the Council of Ministers in August 2016. Other implementation decrees, which are already at an advanced stage in terms of their drafting, are to be approved by February 2017.
Streamlining the timing for public decision-making is the subject of new Services Conference rules,2 which ensure certain and more rapid timetables for concluding administrative proceedings.3
Another tool for considerably simplifying and accelerating administrative action was adopted through provisions governing the reduction of the terms and the Prime Minister’s exercise of substitute powers for the planning and execution of large productive facilities, works of general public interest, and the start-up of entrepreneurial activities capable of exerting positive effects on the economy or employment.
Leaner and more efficient governance of the Public Administration has also been pursued through the new guidelines for reorganisation of the port authorities.4 For additional details, see the paragraph of this chapter covering infrastructure and new Public Procurement Code.
Changes to criteria regarding employment termination for disciplinary reasons5 are aimed at more effectively and seriously tackling false certification of employee attendance, as flagrantly ascertained through alteration of automated attendance systems. Disciplinary dismissal and swifter sanctioning proceedings, including injunctions, have been outlined for such cases for the protection of the Public Administration.
A new system introduced for senior management positions in the healthcare sector6 provides for the redesign of procedures for appointment, performance evaluation, and the term of mandates, based on principles of transparency and

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1 Law No. 124/2015.
2 Legislative Decree No. 127/2016.
3 Maximum 45 days or 90 in the event in which the proceedings involve administrations responsible for the protection of the environment, territorial landscapes, cultural properties or public health; in the case of complex projects or projects involving disagreements, the maximum term can be extended to five months. The Services Conference will normally take place through the sending of documents electronically (so-called asynchronous Simplified Conference). The synchronous Simultaneous Conference (with a meeting, including online) will take place only when strictly necessary in relation to specific complexity of the decision to be made. Furthermore, the presumption of unconditional consent (silent consent) is adopted when an administration does not respond within the time indicated. The term of the Conference (which has been open-ended to date) is now definitively set at a maximum of five months.
4 Legislative Decree No. 169/2016.
5 Legislative Decree No. 116/2016.
6 Legislative Decree No. 171/2016.

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merit. The system provides for the approval of merit-based criteria for the appointment of senior managers, who will be evaluated by a specially instituted commission; in addition, the sector will maintain a national listing of executives meeting established requisites.7
With the reorganisation of the State Forestry Corps8 and its eventual phasing out, the responsibilities for protecting agro-environmental areas and maximising their value will mostly be turned over to the Carabinieri (although a residual portion thereof will be assigned to the Tax Police and State Police). This streamlining of the police forces is aimed at improving their efficiency and presence in the territory.
The Certified reporting of the start-up of productive activity (SCIA) has been significantly simplified so as to get beyond the criticalities of its concrete application. The start-up of economic and building activity will require single, standardised forms that will be published on the websites of the Public Administrations, together with a list of the required requisites.9
Planned, major changes on the subject to transparency will also support the modernisation of the Public Administration.10 With the revision and the simplification of provisions regarding the corruption prevention, public disclosure and transparency, there will be a new form of access to public data and documents, similar to the Freedom of Information Act (FOIA) in the Anglo-Saxon system. It will also be possible to request and obtain data and documents that the Public Administrations are not required to publish. Such provisions will open up the databanks of the administrations that manage them.11

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7 More specifically, there will be a national list at the Ministry of Health of persons suitable for appointment to the position of director general, and specific regional lists of persons suitable for appointment to the position of administrative manager and healthcare manager, and, where provided by regional legislation, the director of the social-healthcare services. The national list and the regional lists will be established through special selection procedures. Names on the national list (to be updated every two years) will be selected following a public notice and based on qualifications; the selection will be done by a commission of very high-level experts (split equally between representatives of the state and regional administrations)1. The individuals appointed as directors general of the NHS entities will be given challenging objectives, and if they are not able to provide proof of good management, they will be removed from office, with consequent cancellation from the list and the possibility of being reconsidered only at the time of a new selection process. Any form of renewed mandate will be excluded.
8 Legislative Decree No. 177/2016.
9 Legislative Decree No. 126/2016. The violation of these regulations about public disclosure and a citizen’s request for additional documents with respect to those provided and published on the site will be considered as insubordination, and may be subject to disciplinary procedures. A single front office is planned in order to assist citizens and businesses, and it will be responsible for interacting with all other offices and/or administrations involved; with the single front office, it will be possible to file a single SCIA, which will take the place of all notices and reporting needed for the activity, thereby making it possible to start up the activity immediately. The regions and the local entities will be required to comply with the new regulations as of 1 January 2017. Reviews are now under way for the definitive approval of the complete mapping and precise identification of the activity covered by the SCIA, and will indicate whether such activity will be subject to express authorisation, simple prior notice or silent consent. This arrangement will be very useful and practical for both the public entities and the users.
10 Legislative Decree No. 97/2016.
11 The website ‘Soldi pubblici’ (Public money) (http://soldipubblici.gov.it) has become a permanent site of the Public Administration. An additional effort regarding transparency is represented by the ‘Bilancio Aperto’ (Open Budget) application, created by the State General Accounting Department in collaboration with SOGEI, in order to provide civilian access to Italy’s State budget. A ‘glossary’ that is part of the application is designed to help in understanding the technical terms in the budget documents. The application represents a point of convergence for citizens and the State administration, and it will gradually be enhanced with new functions, while it will also become a point of access to other public-finance databanks.

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Guidelines for the Public Administrations’ shareholdings have recently been published.12 First of all, the shareholdings may only be retained if they refer to services of general interest (including the planning and development of public works, networks and systems) or activity to support non-profit entities. Within these two spheres, a second level of criteria must be satisfied13 thereby further limiting the possibilities for holding the investments.
The month of August 2016 marked the introduction of the Accounting Code,14 which is a single document containing all procedural provisions regarding Court of Auditors rulings, with the objectives of making the accounting process more rapid, reinforcing the guarantees of the defence and introducing the principle of ‘due process’.15
The August approval of the legislative decree to amend the Digital Administration Code16 is part of the ongoing fundamental change in the relationship between citizens and the Public Administration, with the focus on the rights of digital citizenship. A key aspect of this change is the Public Digital Identity System (SPID) whereby citizens can access and use the online services provided by the Public Administrations.17
The remaining legislative decrees for implementation of the reform were approved by the government on a preliminary basis in August and regard: the regulation of the Public Administration’s senior management; the reordering of the Chambers of Commerce; the simplification of the activity of the public research; the creation of the Italian Paralympic Committee; and the regulation of local public services.
More specifically, the reform of senior management envisions three macro roles (state senior managers, regional senior managers and senior managers of entities) for all public-sector senior managers, who will be recruited and trained in a standardised manner,18 with the objective of facilitating job transfers, in terms of both location and duties. The senior manager position will be a single position, and any senior manager will be able to cover any managerial role. Senior

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12 Legislative Decree No. 175/2016. The guidelines do not apply to companies with listed shares, to companies with publicly traded financial instruments as of 31 December 2015, or to companies that are part of the related groups.
13 These criteria are: average turnover of no less than €1 million for the past three years; the number of directors cannot be more than the number of employees; the company in which the investment is held may not be a company active in sectors that are the same as or similar to those of other investee companies; and, excluding those that supply services of general interest, the companies may not have closed with a loss in four of a preceding five-year period. In addition, according to a current plan, the Public Administrations will need to prepare a rationalisation plan by 23 March 2017 (a process that will continue annually as from 2018) that provides for the closure, privatisation or combination of the companies that do not meet the aforementioned requisites. If the entity does not present a plan, it will get an administrative fine of up to €500,000. The excess staff of the reorganised State-owned companies will be placed on a list maintained by the regions and the National Agency for Active Policies, until placed into new jobs. In addition, quantitative and qualitative parameters are now being defined so as to classify the companies in one of up to five categories; each category will have limits on the compensation that can be paid to corporate officers and employees.
14 Legislative Decree No. 174/2016.
15 The main aspect is represented by greater oversight powers vested with Court of Auditors, including for the purpose of allowing for execution of the rulings, with the objective of actually recovering damages, at the level of tax revenue, caused by illegal accounting practices.
16 Legislative Decree No. 179/2016.
17 As of 1 August 2016, the system included 292 active administrations, three accredited ID providers (Infocert, Poste Italiane, TIM), 648 available services, and more than 86,000 persons with SPID IDs.
18 For this purpose, the measure affects the organisation and functions of the National School of the Administration (SNA), providing for its transformation into an agency in order to ensure its greater efficiency and independence.

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managers will be recruited through competitive selection processes. The creation of a single commission is planned for each managerial role; the commission will be responsible for pre-screening candidates for placement as directors general, and for evaluating ex post the decisions made by the administrations for other positions.19
With reference to the Chambers of Commerce, the decree provides for a rationalisation plan, with an emphasis on improving efficiency and reforming governance. Within 180 days of the date when the decree goes into effect, the total number of the chambers will need to fall from the current 105 to no more than 60, in respect of the following management constraints: at least one Chamber of Commerce per region, and combination of the Chambers of Commerce with less than 75,000 registered businesses.20 Finally, the Ministry of Economic Development will step up its oversight through an independent committee of experts that will evaluate the performance of the Chambers of Commerce.
The regulation now being approved with respect to the public research entities will eliminate many of the operational constraints, and identify a more streamlined system of rules that is more appropriate to the sector’s needs.21
Finally, the new regulation of local public services is under review by Parliamentary commissions (following the Council of Ministers’ preliminary approval); such regulation is aimed at ensuring the clarity of the rules, regulatory simplification and protection and promotion of the fundamental principle of competition.22

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19 Senior management mandates have a term of four years, and may be renewed for another two. Senior managers no longer having a mandate (after the conclusion of the mandate) will need to participate in at least 5 consultations per year; in absence of any mandate, the managers will receive basic compensation for the first year and during the second year, the compensation will be reduced by one-third. Later, the Department of Public Function may place them in vacant positions. The senior manager whose mandate is revoked for non-compliance has one year to get a new mandate, or otherwise may be subject to termination.
20 Unioncamere will be required to send a reorganisation plan to the Ministry of the Economic Development and the Ministry will need to approve the plan within 60 days in order to start the rationalisation process. The decree provides for four other actions to decrease the costs of operating the Chambers: 50-percent reduction of the annual fee paid by businesses; 30-percent reduction of the number of directors; and the elimination of compensation to all officers, except for the boards of auditors. The decree also provides greater clarity about the responsibility of the Chambers, with the objective of focusing their functions on institutional activities, thereby avoiding duplications of responsibility with other public entities.
21 The entities are to be treated like universities in terms of their statutory and operational independence. The decree also provides for ratification of the European Charter for Researchers in order to ensure more freedom in research, project portability, maximisation of the value of professional resources, and adequate evaluation systems. The entities will also be released from the obligation of using the electronic market for purchases of scientific equipment and devices; preventive controls on contracts for experts and professional associates will be eliminated; and more flexible rules will be introduced for spending when researchers are on assignment. The decree’s provisions are favourable to researcher mobility, project portability, and the return of Italian researchers to Italy. Once approved, the Three-Year Activity Plans (PTA) will become the only documents needed for the hiring of personnel, without any other proceedings. As a result of the decree, the hiring freeze will be lifted in 2017, one year ahead of originally scheduled.
22 For this purpose, the decree, which consists of 38 articles, responds to the most urgent needs identified by Parliament, with the following measures: i) specification of the sphere of application of the regulation (with exclusion of the specific sector regulations) for integrated water service, integrated waste management service, local public transport, electricity distribution service, natural gas distribution service, and the operation of pharmaceutical service; ii) indication of the general principles for the assumption, regulation and operation of the local public services of general economic interest; iii) planned conditions and limits for the assumption of the public service, with indication of the concrete means for pursuing the objectives of public interest; iv) revision of sector regulations for the purpose of their harmonisation and coordination with the general regulations regarding the means for commissioning services; v) introduction of specific, required means for operating the service: commissioning through public proceedings, commissioning to private-public company, direct management or in-house operation, and, with regard to services other than network services, direct management by local authorities or through special companies; vi) reordering of the regulation regarding ownership and operation of

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The public administration reform programme is unfolding alongside the implementation of the simplification agenda, whose deadlines have been more than 90 percent achieved.

Justice system

The justice system is going through a broad-based reform process that affects various aspects, from civil to criminal proceedings and the governance of business crises.
The legislative bill to reform civil proceedings was approved by the Chamber of Deputies and is now under review by the Senate; the reform focuses on simplification and efficiency, and regards lower court and appellate court proceedings, executive proceedings, the jurisdiction of the businesses tribunal, the creation of special integrated sections for families, individuals and minors, and the activity of bailiffs. The Chamber of Deputies also approved the legislative bill to reform criminal proceedings in order to promote stronger guarantees to the defence and the reasonable duration of the proceedings. The bill also introduces principles and criteria for the reform of the prison system and the reform of the statute of limitations.
The measures recently approved by the government23 are aimed at implementing initiatives to recover efficiency within the justice system. An extraordinary plan authorised for the hiring of 1,000 new employees to be assigned to the court offices is flanked by the ongoing complete digitalisation of such offices. The start-up of new online administrative proceedings is scheduled for 1 January 2017, following experimentation that began on 1 July 2016. Measures have been adopted for settling disputes in the Court of Cassation and for improving the efficiency of the court offices. An increase was made in the number of the positions made available through the competitive selection of judges, while the duration of the training assignments has been reduced for judges qualifying in the most recent competitive selection processes. In addition, a ban has been placed on the assignment of justice system personnel to other administrations. Numerous actions have been taken to facilitate the operation of the online administrative proceedings, including the plan for an information system for filing legal documents (that is an alternative to certified electronic mail) and the creation of a monitoring commission; a competitive selection process has been authorised for recruitment of IT personnel, while a special office is to be created for the administrative process.
The government has also been empowered for the basic reform of the honorary judiciary and justices of the peace.

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networks, plants and other essential assets; vii) reordering and rationalisation of the rules regarding organisation of the services, including through the definition of the optimal territorial areas; viii) introduction of specific rules for distinction between regulation functions and operational functions; ix) completion of the regulation regarding local public transport; x) rationalisation of the functions of independent authorities, so as to ensure transparency in managing and delivering services; xi) definition of instruments for tracking the public service obligations mandated and quality standards, in respect of the principles dictated by national regulations on the subject of transparency; and xii) definition of the system for penalties and replacements, in the event of violation of the general regulations.
23 Decree-Law No. 117/2016 converted by Law No. 161/2016 and Decree-Law No. 168/2016.

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The Ministry of Justice is currently reviewing the conclusive report of the work of a ministerial commission for the reform of the Judicial Council, whose objectives include, inter alia, accelerated decision-making procedures for appointment of senior managers of the court offices. This reform, which will be ratified through a draft of an enabling act, is focused on improving the organisational models of court offices with a view toward reducing the time for settling disputes and optimising available resources.
The data about efficiency of the tax courts provide confirmation that the actions taken have produced positive results:24 in April-June 2016, the tax disputes pending were reduced by 9.5 percent year on year, thereby substantiating the positive trend that originated in June 2012. The online tax court proceedings, after initial experimentation as from December 2015 in Tuscany and Umbria, will be extended to six regions (Abruzzo, Molise, Liguria, Piedmont, Emilia-Romagna and Veneto) by the end of 2016. In this initial implementation phase, however, the online process has remained optional.
Finally, it is noted that a law was enacted to govern same-sex civil unions, and new regulations were introduced for cohabitation.

Banking system

The Italian banking system is solid and has shown a good capacity of resilience. Such affirmations are also backed by the results of the stress tests conducted by the EBA, with four of the five Italian institutions examined having passed the test, thereby showing that the capital held by these institutions would also allow them to withstand a severe recession. Monte dei Paschi di Siena has presented a restructuring plan that has already been approved by the ECB. The restructuring plan consists of two essential initiatives: the complete sell-off of the bank’s portfolio of non-performing loans and a capital increase.25
In demonstrating an understanding of several historical limitations of the credit system (including, for example, the excessive fragmentation of supply, the scarce availability of financial as alternatives to bank credit and the excessive time required for recovering doubtful loans), the Italian government began to propose radical changes to the banking sector as from 2015. Such changes involve: the reform of the mutual banks; the self-reform of the banking foundations, as supported by the government; the reform of the cooperative credit banks; the acceleration of credit recovery times; and the introduction of the Guarantee on the Securitisation of the Non-Performing Loans (GACS). A summary of the final two points is provided below, while the other points are reviewed fully in the National Reform Programme published in April 2016.
The credit recovery time for doubtful loans is longer in Italy than in other countries. However, the gap with the best practices is gradually closing as a result

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24 Worth mention, for example, are the measures regarding the reform of the tax-dispute process, as adopted with Legislative Decree No. 156/2015, which is part of the implementation of the Enabling Act No. 23/2014.
25 The non-performing loans are to be sold to the Atlante 2 Fund, a private fund that invests in this type of credit, with the objective of recovering the credit and earning a reasonable profit therefrom. The capital increase is backed by an underwriting consortium of international banks.

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of i) the online civil proceedings (which have cut the average time for a lower court ruling in civil proceedings to 367 days) and ii) the business tribunal, where 80 percent of the case load is settled within one year. In the past two years, these developments have been reinforced by other measures.
First of all, there are initiatives to simplify compliance and to streamline credit recovery procedures,26 partly due to the use of information and communication technologies.27
In order to assist companies in producing income, a ‘non-possessory lien’ has been introduced, whereby the debtor who pledges the personal property asset used in business activity can continue to use it in the productive process (while under the previous system, the borrower lost the use of the asset covered by the lien). Instead, the ‘Marciano Pact’ provides for the out-of-court assignment of real properties used to secure financing to a business.28 These provisions are added to those already enacted in the summer of 2015 with Decree-Law No. 83/2015 which regarded: credit access for troubled businesses; the opening of pre-bankruptcy settlements with creditors to competitive bidding; debt restructuring; the status of the bankruptcy trustee; acceleration of sale transactions; and changes to regulations governing deductibility of losses.
Another measure aimed at facilitating the recovery of non-performing loans is represented by incentives for the auction sale of real properties. All of the measures are part of basic reforms that will have positive repercussions on banks, which will be able to collect their loans more promptly, and will thus have more balance-sheet leeway for extending new credit to businesses. At the same time, it becomes easier for businesses to secure financing from the credit institutions, which can count on more rapid and streamlined procedures for recovering the sums disbursed in the event of the debtor’s default in paying instalments.
The legislation referenced above also introduced reimbursements to investors of four troubled banks, the first application of the regulations on the recovery and resolution of banking crises, as provided by the EU Bank Recovery and Resolution Directive (BRRD). This backdrop is rounded out by the Guarantee on the Securitisation of Non-Performing Loans (GACS), that the State will provide to

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26 Decree-Law No. 59/2016, converted by Law No. 119/2016.
27 The introduction of the use of information instruments will make a key contribution, through the creation of a register of property repossession proceedings, insolvency proceedings, and the crisis management tools functional to the creation of a market for non-performing loans. The parties managing the insolvency proceedings will also have access to the information contained in databanks. Finally, the insolvency proceedings will be accelerated, with the increased use of information technology not only during the creation of the creditors’ committee, but also during the hearings for ascertaining the bankrupt party’s liabilities, and at the time of the pre-bankruptcy settlement, at the hearings of the creditors.
28 When financing is made available, the parties may sign a contract for the sale of an asset as a guarantee of repayment. Should the debtor default (the non-payment for more than nine months from the due date of at least three monthly instalments, even if not consecutive, or the non-payment of a single instalment when instalments are payable more frequently than monthly), the bank takes possession of the asset with very basic proceedings, without going through the judicial system. The value of the real property pledged as security is estimated by an appraiser, and when the value is above the debt balance due, the difference is paid to the owner. This measure makes it possible to set up financing contracts, with the creditor being able to take possession of the pledged asset in roughly 12 months versus the 40 months currently estimated for securing real property through judicial proceedings. The introduction of the Marciano Pact has radically changed the prospects for credit recovery in the future, but it also has an impact on the working off of loans in arrears, since the new doubtful loan will be greatly reduced and will thus have a smaller impact on a bank’s current operations.

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requesting intermediaries in order to facilitate the selling off of non-performing bank loans.29
The changes in the Italian banking system also include an alternative investment fund (FIA) known as Atlante Fund. This is a private-sector initiative set up by an independent funds management company that invests in financial institutions (banks, insurance companies and foundations that participate on a voluntary basis).30 The fund has recently been split into Atlante 1 and Atlante 2, the latter of which is concentrated on the NPL market.

Finance for growth and other business-support measures

In addition to increasing the number of instruments available to businesses, the government has stepped up the revision and evaluation of the measures already implemented, reinforcing a process that involves various Public Administrations and outside parties on regular and structured basis.
The measures outlined in the 2017-2019 Budget Law regarding the Finance for Growth programme will be supplemented by the ‘Industria 4.0’ Plan and will concentrate on the need to channel capital into the Italian productive system and in particular, to small - and medium-sized enterprise (SMEs). The aim is to stimulate, via access to the capital markets, the growth in size of the businesses, reinforcing their competitive capacity and managerial force. Italian businesses suffer a productivity deficit due to their reduced size vis-à-vis foreign competitors. With size being held constant, Italian companies are actually more competitive, and expansion in size is therefore a key strategy for the country’s productive fabric. The ‘Industria 4.0’ objectives include greater flexibility and speed of the productive process, due in part to the use of innovative technologies; productivity improvement, and enhancement of the quality of goods and services, with a consequent increase in competitiveness. Through a steering committee set up by the government, the plan involves the Public Administration, universities, research entities, business and unions, with a public-private governance architecture. The plan embraces two key elements (innovative investments and skills) and two supporting elements in relation to enabling infrastructure (such as the ultra-broadband plan) and public support tools (such as innovative investments and decentralised contracting).
The measures subject to evaluation include: i) refinancing of ‘super amortisation’ and its quantification based on the type of investment made by the businesses; ii) extension and enhancement of the tax credit for research and development; iii) amendment of tax breaks for productivity bonuses; iv) refinancing of the SME Guarantee Fund; and v) certain measures in favour of start-

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29 The State will only guarantee the senior tranches of the securitisations (i.e. those that are more secure), which are the final form of support for possible losses from lower-than-expected levels of credit recovery: the riskier tranches cannot be reimbursed until the senior tranches guaranteed by the State have been fully paid out. The guarantee is priced at market, as also recognised by the European Commission, which agrees that the formula does not contemplate State aid that would distort competition.
30 In acting as a back-stop facility, the fund is able to ensure the success of the capital increases required by the regulatory authority for banks that are today facing objective market difficulties. In addition, it will contribute to the start-up of the operation of a market for non-performing bank loans: Atlante will concentrate its investments in the junior tranches of securitisation vehicles, thereby being able to leverage those with greater seniority that have greater investor demand.

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ups, such as individual savings plans (PIR), a tax incentive to channel savings into the financial markets to the benefit of the real economy, so as to provide greater liquidity to those markets. Specific financing solutions through the Cassa Depositi e Prestiti are also under review.

FOCUS
The national Industria 4.0 Plan

The digitalisation of the economy is completely changing productive processes and industrial organisation, particularly in the manufacturing sector. Italy has a great opportunity to make competitive gains, but reaching this objective means supporting businesses in transforming their productive cycles, focusing on an increase in productivity and product quality. Italy’s economic fabric is made up of small- and medium-sized enterprise (SMEs): for this reason, Italy’s policies cannot be organised by sector (as what occurs in other European countries), but must be concentrated on factors that consolidate growth and development. In an environment marked by rapid and continuous change, it is also not possible to focus actions on a specific set of enabling technologies. The national ‘Industria 4.0’ Plan therefore starts from the premise of technological neutrality, and entails lateral actions and the orientation of existing tools to support innovation, productivity and flexibility.
The plan entails key elements and accompanying elements:

	KEY ELEMENTS		ACCOMPANYING ELEMENTS
	Innovative Investments	Skills	Enabling Infrastructure	Public Support Tools
•	• Provide incentives for private investments in I4.0 technologies and assets	• Promote the I4.0 culture through digital school and work-study programmes	• Ensure adequate network infrastructure (Ultra-Broadband Plan)	• Guarantee private investments
	• Increase private-sector expenditure in research, development and innovation	• Develop I4.0 skills through programmes at universities and vocational secondary schools	• Contribute to definition of inter-operability standards and criteria for the Internet of Things	• Support large-scale innovative investments
	• Intensify financing to support I4.0, venture capital and start-ups	• Finance I4.0 research by supporting clusters and PhDs		• Strengthen and renew the governance of international markets
		• Create competence centres and digital innovation hubs		• Support wage-productivity interchange through decentralised corporate labour contracts
	Governance and awareness:		Assure sensitivity regarding the importance of I4.0 and create public-private governance.

The main measures proposed to support this productive improvement are:
a) continuation of super-amortisation; b) introduction of hyper-amortisation on I4.0 assets; c) reinforcement of the tax credit for research, development and innovation; d) shoring up of finance to support I4.0, venture capital, start-ups and innovative SMEs; e) reform and refinancing of the Guarantee Fund with a focus on covering I4.0 investments; f) creation of I4.0 digital innovation hubs and competence centres; g) intensification of public investment in I4.0-related training and research; h) strengthening of the ‘Intelligent Factory’ and ‘Agri-food’ technological clusters; i) Ultra-Broadband Plan; l) Extraordinary Plan for ‘Made in Italy’; m) focus of the resources on development contracts on I4.0 projects; and n) reinforcement of the wage-productivity interchange.

In May 2016, the Interministerial Committee for Economic Programming (CIPE) assigned €40 million for the refinancing of the so-called ‘Self-employment’ incentive, part of which has been financed with structural funds. The bulk of the

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funds (80 percent) will go to the southern regions in the form of subsidies in favour of small-business initiatives. Another €200 million was assigned to the Ministry of Agricultural and Forestry Policies31 for the subsidised financing of production-distribution and district contracts.
In addition, the so-called Sabatini Ter provision went into effect on 2 May for the granting and disbursement of a subsidy related to bank financing, and this will cut the time needed for disbursing financing to SMEs, compared with the schedule provided by the Sabatini II provision. With the new arrangement, banks and financial intermediaries will be able to grant the related financing through the use of a special fund set up as part of the separate accounts of Cassa Depositi e Prestiti, or through alternative funds, thereby being able to optimise and simplify procedural flows.
The SME Guarantee Fund - a key industrial-policy tool during the crisis - has been recently modified and will be refinanced. A rating model has been adopted to allow for more precise evaluation of the businesses requesting the guarantee. More specifically, applicants will be divided into five merit classes, with the guarantee coverage calibrated in relation to the probability of default. In addition, the guarantees will be mainly focused on financing related to investment.
The enabling act for reforming the collective-loan guarantee consortiums (Confidi) was approved in July 2016, and regulates the use and value enhancement of an instrument that, first and foremost, is designed to support micro businesses and the SMEs in accessing credit. The guiding principles and criteria are related to: the adjustment of the level of capitalisation; the expansion of the sources and means for tapping public resources, capital and other funding; and administrative simplification.
An ongoing, key aspect of the government’s strategy is the support to the internationalisation process. As from May 2016, a portion of the Fund for Sustainable Growth can contribute to the financing of programmes for international expansion into non-EU markets and the capitalisation of exporting SMEs.32 The semi-annual results at 30 June 2016 of Italy’s Export Credit Agency,‘SACE’ (CDP Group) attest to the intensification of the agency’s role in supporting the competitiveness of ‘Made in Italy’ products, with a significant increase of the transactions concluded in the first half of the year.33
The Italy Startup Visa programme, which is aimed at simplifying granting visas to innovative business owners from outside the EU who intend to open innovative start-ups in Italy, witnessed a 12.1 percent increase in applicants in the May-August 2016 period compared with the previous quarter.

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31 These resources will be drawn from the 30 percent of the unused resources of the Revolving Fund for Support to Businesses and Investments in Research (FRI).
32 The resources within the Fund for Sustainable Growth earmarked for these instruments amount to €80 million. The process to favour the internationalisation of Italian businesses also includes an interministerial decree (Ministry of Economic Development/Ministry of Economy and Finance) dated 6 September 2016 concerning the reform of the financial instruments to support such expansion. Using the dedicated revolving fund (as provided by Decree-Law No. 251/1981), these instruments are designed to facilitate and promote investment programmes aimed at launching and distributing new products in markets outside of the EU.
33 More specifically, the new transactions approved entail €20 billion (+36 percent over the first six months of 2015), and an acceleration can be seen in all lines of business. The activities to support exports and international expansion grew by 70 percent, in terms of new volumes guaranteed.

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The Cassa Depositi e Prestiti has made available €1 billion in order to grow the volume of credit to SMEs. In this regard, CDP inaugurated a securities purchase programme in May 2016, with reference to credits to SMEs.34 In addition, CDP’s new 2016-2020 business plan focuses on supporting the country’s growth by making available some €160 billion in resources over the next five years. Furthermore, given the status of a ‘National Promotional Institution’ (as assigned by the Italian government and the EU), the CDP Group is positioned to attract another €100 billion of national- and foreign-sourced public and private funding. This funding will mainly come from three sources: the resources made available by the EU and the EIB, including as part of the Juncker Plan; co-financing with other financial intermediaries, including other National Promotional Institutions; and the capital of international and Italian institutional investors through permanent projects.35

Labour

As provided by the enabling act for the reform of the labour market (Law No. 183/2014), the government, as a follow-up to its monitoring of the effects of the reform, has ratified several supplemental provisions to the decrees for the implementation of the Jobs Act.
The main changes regard:
•	The regulation of temporary part-time work, so as to allow for complete tracking of the use of temporary part-time work vouchers and to prevent fraudulent or duplicitous use of the same.36
•	The possibility of transforming ‘defensive’ solidarity contracts into ‘expansive’ solidarity contracts, in order to facilitate expansion of the work force and addition of new skills.37
•	Several specific supplemental measures regarding social safety nets and active labour policies.
•	Greater appropriations to support apprenticeships.

Other measures adopted to prevent behaviour harmful to the dignity of workers and unfair competition among businesses include a legislative bill to

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34 The programme is rounded out by instruments to facilitate access to medium-/long-term credit made available by CDP as from 2009 (total value of €31 billion) that have benefited more than 110,000 businesses operating in all economic sectors.
35 The CDP business plan provides for core actions addressing Italy’s growth across four key development areas: support to government institutions and local entities; reinforcement of infrastructure; development of real estate properties; and support to businesses. More specifically, with respect to businesses, the plan earmarks €117 billion (+73 percent over the preceding five-year period) and provides for support initiatives across all phases of the business life cycle.
36 The parties hiring temporary, part-time workers are required to report the following to the local office of the National Labour Inspectorate (via text message or email): the worker’s personal data or fiscal code, and the place and term of the work.
37 The transformation may regard the defensive solidarity contracts in effect for at least 12 months as well as those signed before 1 January 2016. The transformation cannot entail a work schedule reduction greater than that already agreed. The workers are to receive a wage supplement equal to 50 percent of the wage supplement provided prior to the transformation of the contract, and the employer is to add to this supplement, at least up to the amount of the original wage supplement. The employer does not pay any social security contributions on the part of the supplement it pays, and the workers benefit from the crediting of a social security contribution (which is actually not paid).

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combat illegal hiring and undeclared work in the farming industry; the bill was approved by the Senate at beginning of August, and is currently under review in the Chamber of Deputies.
The legislative bill covering measures to support the self-employed and measures to facilitate flexibility in full-time employment with respect to work locations and work schedules was approved by the government in January 2016 and is currently under review in Parliament.38 With reference to the self-employed, the main measures are aimed at setting up a system of rights and welfare, which is capable of supporting these workers in the present and protecting them in the future. The bill also refers to ‘smart working’, whereby full-time employees work both inside and outside of company premises, with the accent on increasing worker productivity, and also accommodating the work-life balance.
The ‘transitional part-time’ scheme introduced by the 2016 Stability Law39 has become operational.
The sphere of application of the tax exemption for productivity bonuses was modified with the 2016 Stability Law for the purpose of improving the effectiveness thereof and facilitating additional productivity gains.40 With the new Budget Law, the government is also examining the possibility of enhancing tax breaks for performance bonuses.
After approval of their statutes in February, the National Labour Inspectorate and the National Agency for Active Labour Market Policies (ANPAL)41 are continuing the process of starting up their activity. The administrative bodies have

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38 Approved by the Council of Ministers on 28 January 2016 and under review in the Senate (Senate Act No. 2233).
39 The transitional part-time programme regards workers in the private sector, who have made pension contributions for at least 20 years, and are within three years of mandatory retirement. More specifically, such full-time workers, who meet the minimum contributions requirement for a retirement pension (20 years of contributions) and who meet the age requirement for retirement by 31 December 2018, may agree with their employer on a changeover to part-time, with a 40-/60-percent work schedule reduction; each month, these workers will receive their pay for the part-time work, plus a tax-exempt sum equal to the employer’s social welfare contributions on the wages for the hours not worked. In addition, for the period of the part-time work, the State records a social security contribution (which is actually not paid) for the worker in relation to the hours not worked, so that once the worker reaches the retirement age, he/she will get his/her entire pension, without any penalties.
40 A special interministerial decree (MLPS-MEF) defines the rules for implementation, which also regard corporate welfare programmes. The productivity bonuses, which are taxed at the rate of 10 percent, are defined as variable sums, whose payment is linked to increases in productivity, profitability, quality, efficiency and innovation. The criteria for measuring and verifying the productivity increases (which are a condition for the tax breaks) must be established in the agreements. According to the regulations, the targets may consist of production increases, savings with regard to productive factors, or improvements in product and process quality. The achievement of the objectives can also occur through the reorganisation of labour. The bonuses provided by second-level bargaining in relation to worker involvement in the organisation of work for the purpose of achieving productivity gains are also eligible for the tax breaks. At the 15 July 2016 deadline for the electronic filing of corporate and territorial contracts (second-level bargaining), some 13,543 contracts had been filed, including 10,547 referring to performance bonuses and profit sharing in 2015. A breakdown of the contracts by category shows 10,574 in relation to productivity objectives, 7,907 in relation to profitability and 6,121 in relation to quality. The region accounting for the largest number of contracts was Lombardy (3,860), followed by Emilia Romagna (2,245) and Veneto (1,931).
41 Among its provisions for the reordering of regulations regarding employment services and active policies, Legislative Decree No. 150/2015 provided, inter alia, for the creation of ANPAL; as a result, Italia Lavoro S.p.A., a company within the Ministry of Labour and Social Policies, was merged into ANPAL, which became the owner of the Italia Lavoro S.p.A. shares, and this changed the company’s governance, with the sole director now being the ANPAL chairman.

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been formed, and the transfer of the personnel of the entities involved in the reorganisation has begun.
The reorganisation of the entities supervised by Ministry of Labour and Social Policies has also included important enhancements to the role of the Institute for Development of Professional Training for Workers (ISFOL), which has been renamed the National Institute for Analysis of Public Policies (INAPP) and will carry out broad-based monitoring of the labour-related public policies.
The new direction of active labour policies provides for the introduction, by the end of 2016, of an employment incentive to facilitate reallocation of workers remaining unemployed for more than four months. The initiative is designed to increase the capacity and the efficiency of the public and private employment services in the redeployment of people affected by involuntary unemployment.
The new distribution of responsibilities as provided by the constitutional reform will also allow for more effective and uniform management of the new instruments across the national territory. The government has invested sizeable financial and organisational resources in launching ‘An Italian Approach to the Dual System’,42 which is based on increasing students’ work experience during school years, and securing greater involvement of Italian businesses in the professional development of students of the final years of upper secondary school.
With a view toward providing incentives for a second source of household income, the government intends to continue its effort to support families through measures to facilitate access to child care for infants and young children, so as to avoid penalising the female employment rate and to ensure an ongoing work-life balance.

The first report on ‘Employment contracts following the Jobs Act’ was published in September 2016 as part of a scientific committee’s monitoring and evaluation of the labour market reforms provided by Law No. 92/2012.43
New data on the Youth Guarantee Programme show a 50.9 percent increase in the number of the young people actively benefitting from the programme between 31 December 2015 and 9 September 2016. At the same time, the number of the young people registering for the programme rose by +24.4 percent compared with 31 December 2015. The report of the Institute for Development of Professional Training for Workers (ISFOL) on the Youth Guarantee in Italy was updated in May 2016, so as to examine the first two years since the start-up in May 2014:44 approximately 40 percent of the young people completing the

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42 For additional information, see http://www.sistemaduale.lavoro.gov.it (Italian text only)
43 This first monitoring exercise analysed and evaluated the impact of the reforms and the measures placed into effect with regard to employment relationships. The prevalent result for 2015 was a pronounced recovery of full-time employment, and in particular, the robust growth of the employment under contracts without expiration date, which was undoubtedly aided by the 2015 Stability Law’s tax breaks and exemptions from social contributions. The number of self-employed workers was instead lower. Total data for the labour market for first quarter of 2016 have instead shown a deceleration of the increasing trend of the total number of employed, mostly linked to the transition from total exemptions to partial exemptions from social contributions, as provided by the 2016 Stability Law, and therefore, a significant concentration of hiring activity in the month of December 2015. The introduction of an open-ended employment contract with provisions for increasing benefits also seems to have made an important contribution. More specifically, the most evident stimulus of the new regulations seems to have regarded the trend of transforming fixed-term employment into full-time employment under contracts without expiration date.
44 First of all, it is evident that the Youth Guarantee Programme has triggered a change in the attitude of the young people with respect to their search for employment and access to services: as of 31 March 2016, some

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programme formalities had obtained a job (with almost 30 percent securing full-time employment) with peaks of more than 60 percent in the north-western regions.

Education and research

In the year since the ‘Buona Scuola’ reform went into effect, the most significant actions have regarded:
•
School independence. A staff enhancement plan went into effect in November 2015 for the purpose of making schools more independent: each school secured 6-7 additional teachers, in order to expand course programmes, to execute projects and activities to prevent early school leaving and to provide for scholastic inclusion, and to cover brief terms of substitute teaching. The first cycle witnessed enhancements in linguistic and artistic-musical studies, while the second cycle was focused on socio-economic, artistic-musical, linguistic and scientific studies.

•
National performance evaluation system. For the first time, Italy has launched a standard system for the evaluation of schools and the professional resources.45 The first report on external assessment of the schools is to be completed by December 2016.

•
Inspections. An extraordinary programme launched for inspection of some 673 officially recognised private schools is verifying the maintenance of the requirements needed for official recognition. A special emphasis has been placed on upper secondary schools.

•
Maximising the value of the teaching personnel. A special fund of €200 million per year has been established for this purpose, with each school getting an average of €24,000 per year that can be used for providing incentives for its teachers to increase the value of their skills.46

•	School administrator evaluation and mandates. In the decree covering the conferral of a three-year mandate at the school, the school administrators

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57 percent of the estimated total NEET (15-29 age bracket) had registered in the programme. The data show a growing tendency in the capacity of the services to take on the registered users, with the coverage ratio climbing from less than 50 percent in 2014 to 77.3 percent in June 2016.
45 With reference to school evaluation, a self-assessment programme was completed for the 2014-2015 academic year, and this programme will be updated and expanded for the 2015-2016 academic year. All state schools completed the self-assessment through a form supplied by the Ministry of Education, Universities and Research, and published their self-assessment reports on their school websites. Today, the self-assessment reports can be easily accessed for consultation, and are available to families at the time of registration (on the ‘Scuola in chiaro’ portal). In the meantime, the schools have embarked on the planning of improvements to achieve, within a three-year period, the priorities identified in the self-assessment reports. In 2015, the Ministry of Education, Universities and Research set up internal assessment units and made available €3 million for the purpose of promoting the best practices with reference to the schools’ improvement plans. The next phase of the National Evaluation System, which provides for external evaluation of the schools, will be activated in the 2015-2016 academic year. During the 2016-2017 academic year, the visits will continue, and around 10 percent of the schools will be involved.
46 The school principal is vested with the power to assign the ‘bonus’ to teachers, on the basis of the indications provided by the Assessment Committees (principal, three teachers, two parents, and an outside party identified by the Regional Education Office). The Ministry of Education, Universities and Research monitored the distribution of the bonus from April to August 2016. Some 95 percent of the schools participated, and, based on the initial definitive data, some 97 percent of the committees used all three criteria provided by law for the evaluation of merit, and 94 percent of the committees adopted their decisions unanimously. The bonus was assigned to 247,782 teachers out of a total of 623,820. The school administrator will also be evaluated, in turn, on his/her ability to maximise the various professional resources.

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will find the improvement objectives identified in the self-assessment reports, which are thus part of the National Evaluation System, and national strategic objectives and possible regional objectives. The Ministry of Education, Universities and Research has developed a standard format for conferral of the mandate across the country, with the possibility of monitoring and controlling the development and the achievement of the objectives.47

•
School personnel. In two years, the government has added almost 120,000 teachers to the official school register, either through the extraordinary hiring plan or registrations related to the current academic year. In 2016, some 10,294 people were hired for administrative, technical and auxiliary positions. The Ministry of Education, Universities and Research is planning a competitive selection process for school administrators for all positions vacant and available for the 2016/2017 academic year, as well as for those positions that become vacant and available in the subsequent three-year period. This will allow for limiting the position of regent (about 1,400 out of a total of approximately 7,200 principals) to only 335 very small schools.

•
National Plan for Teacher Training. The plan to be ratified in October indicates clear priorities and contents for the professional development of teachers, aligning Italy’s education system with the best international standards. The financing of the plan contemplates €300 million over the next three years, for a total investment of €1.4 billion, when including the €387 million per year for the Lecturer/Tutor Charter (the so-called ‘500 Euro’ bonus). The plan covers the resources for school independence and for ‘vertical’ actions defined at a national level.

•
Enabling acts, between inclusion and right to education. A review is currently in process regarding the implementation of the enabling acts provided by the reform in relation to: advance training of teachers, the right to education, the reordering of school-related regulations, the promotion of scholastic inclusion, the creation of an integrated educational system, and education for young children (0-6 years old).

•
Scholastic inclusion. Around 90,000 special needs professors have been hired, and 6,000 new jobs have been created to strengthen the teaching staff (organico di potenziamento). In addition, 106 special service desks have been become operational nationwide to facilitate the scholastic inclusion of autistic students.

•	Funds for school operation. The resources for daily operation of the schools have been doubled (€230 million).
•	‘Scuola al centro’. Schools will be seen as civic centres open to the public, as a place for preventing early school leaving, and a point of reference for

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47 For the first time in Italy, senior managers (more than 7,000) will be evaluated during the September 2016-June 2017 period. The evaluation will be followed by the annual performance bonus payment based on supplemental contracting at the regional level. Some 60 percent of the evaluation will be based on: the contribution to improvement of students’ achievements and the learning processes; the promotion of the participation of, and working relationships between, the different components of the school community and relationships with the community; and managerial and organisational skills. The remainder of the evaluation will look at maximising the value of the commitment and the professional merits of the school staff (30 percent) and the appraisal of the manager’s work within the professional community and society (10 percent).

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the community, above and beyond class time, on the weekends and in the afternoon, both in summer and winter.48
•
School building. As one of the government’s major commitments, school construction is getting a significant boost in terms of governance and appropriated resources, as a result of the application of the reform: after 17 years, the National Observatory for School Building has been reintroduced, and a new single services desk is soon to be activated for building projects. In addition, a current three-year plan has identified the entire national financial requirement and reordered all financing.49 Diagnostic surveys are now being made of school buildings, and a National Register of School Building is being used by the Ministry of Education, Universities and Research as the basis for the completion of an electronic dossier of each scholastic institution.

•
Integration. Resources of €1 million have been appropriated for language projects and initiatives to integrate unaccompanied foreign minors. The revision of the classifications of the competitive selection processes has included the creation of a competitive selection process for the teaching of Italian as a second language.

•
Higher technical institutes (ITS). A new method for assigning resources to the ITS went into effect in March 2016. Some 30 percent of the resources have been assigned on the basis of qualitative parameters, which are 40 percent weighted according to the employability of young people. Any ITS whose evaluation amounts to less than 50/100 will not receive financing, and, after three years of negative evaluations, it may no longer issue diplomas.

•
Territorial labs for employability. Some €45 million has been appropriated for highly technological work space; schools will be able to use this space in their work-study programmes, and their efforts to prevent early school leaving; the labs will also involve the NEET (Not in Education, Employment or Training).

•
National Plan for Digital School. In the first seven months of the plan’s implementation, some 65 percent of the 35 planned actions have been initiated, with the use of more than €360 million of the €1 billion appropriated. The remaining actions are expected to take shape by the end of 2016.50

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48 Four large cities (Milan, Rome, Naples and Palermo) were involved during the summer of 2016, with €10 million appropriated for summer openings. More than 400 schools participated in this initiative. On the basis of this prototype, a €240 million tender was published for the purpose of allowing for the afternoon opening and opening at other hours for approximately 6,000 schools across the country. The financing will come from the European Social Fund as part of the 2014-2020 National Operating Programme; the tender focuses first of all on enhancing extracurricular activities for basic studies and sports, as well as other aspects of school, such as music, theatre and art. The schools will be encouraged to become ‘centres for attracting the local community,’ given the involvement not only of teachers and families, but also local associations and other stakeholders. With this tender, the coverage climbs to 72.4 percent of the schools in the country.
49 The total resources in favour of the school building projects amount to €6.7 billion, while the only investment for improvements/earthquake-resistance projects totals €240 million for 430 projects financed. In October, an effort got under way to conduct diagnostic surveys with respect to 7,304 buildings. As part of the application of the reform, the data on the buildings were finally published after 20 years, with a national register of school buildings. The Ministry of Education, Universities and Research is using such data to develop an electronic record of school buildings, automatically linked with all of the ministry’s monitoring systems and databanks.
50 Among the main policies: a) Broadband and Connectivity: investment of €88 million for the internal wiring of all schools that were not online as of 2015; b) Instant Internet access for schools: an agreement

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•
Mandatory school-job transition. With the ‘Buona Scuola’ initiative, the work-study programmes moved from an experimental phase to become a permanent and mandatory practice for all students, regardless of whether the students are in technical schools, professional institutes, or traditional high school. Fixed financing of €100 million per year has been appropriated in order to guarantee 400 hours of work experience in the final three-year period of technical schools and professional institutes and 200 hours in regular high school. Once the system is completely on stream, some 1.5 million young people will be involved.51 In addition, new instruments will be made available to the schools and hosting businesses, including, for example, a charter of the rights and obligations for the students involved in the programmes (starting from the fourth quarter of 2016), and a steering committee established by the Ministry of Education, Universities and Research and the Ministry of Labour and Social Policies in order to strengthen the links between education and professional development, and to facilitate the transition from school to work.

•
School Bonus. The government has launched a communications campaign about the School Bonus, a tax break provided by the ‘Buona Scuola’ law. Unrestricted donations to a scholastic institution will give rise to a tax credit equal to 65 percent for donations made in the years of 2016 and 2017 and 50 percent for 2018.52

A 2016-2018 three-year plan for development of the university system was approved in August 2016. As provided by the plan, universities will have greater independence in: the creation of degree programmes; planning innovative and flexible teaching methods; and ensuring courses better respond to the needs of

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between the Ministry of Education, Universities and Research and the Ministry of Economic Development for the ultra-broadband plan (calls for proposals in 700 municipalities) and with the regions and private-sector service providers to lower the average cost of the fees; and c) Skills: the Ministry of Education, Universities and Research has published a call for proposals (€4.3 million) for the creation of 25 course programmes for digital skills, including in connection with the Industria 4.0 plan; the call for proposals will include digital skills for every class in the next school year; d) Learning environments: digital environments for the integrated instruction in more than 5,500 schools (with an investment of €140 million); 58 territorial labs for employability (€45 million for blending lab instruction with innovation, and the involvement of the community and business world); creative workshops for elementary and lower secondary schools (€28 million to intensify lab instruction); 750 innovative school libraries, information and documentation centres (including digital centres), open to the public (€7.5 million). The training of 157,000 employees in the school system is now in process: all digital specialists (8,500), a team for innovation of at least three people per school to support the digital specialists (25,000), all school administrators (7,000), all directors of general and administrative services (8,500), administrative personnel, technical personnel for elementary and secondary schools, and teachers.
51 In the 2014-2015 academic year (before school-job transition programmes were mandated), there were some 270,000 students who participated in school-job transition programmes, and only 42 percent had actually elected for these programmes. An operational guide has been made available to schools for the purpose of creating school-job transition programmes, and some 36 protocols of intent have been signed with museums, companies and associations for the purpose of promoting the programmes. Around 50 agreements have been signed by regional school offices. The Ministry of Education, Universities and Research and the regional school offices are working on a portfolio of protocols of intent, and together with Unioncamere, they are developing a national register for school-job transition programmes, which will be the online source where demand and supply can meet. Registration on the register is free, and it represents a guarantee of quality of programmes proposed.
52 The donations can have three purposes: the planning and development of new school, the maintenance and enhancement of existing structures, and the support to programmes that improve the employability of the students. The maximum amount eligible for the tax break is €100,000 per tax period. Taxpayers may choose the school to which they make a donation. The school will get 90 percent of the disbursement, while the remaining 10 percent will go into an equalisation fund that will be distributed to the schools receiving donations that are less than the national average.

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students.53 The Fund for the ‘Giulio Natta’ Merit Professorships54 has been established for financing the direct recruitment of renowned scientific scholars.

With reference to research, in July 2016, the Ministry of Economic Development outlined the operating conditions for businesses to be able to qualify for the tax incentives related to the Digital Agenda and Sustainable Industry Project.55
The incentive for research and innovation on behalf of SMEs and professionals in southern Italy has become operative with the publication of the Ministry of Economic Development’s decrees for disbursement of €380 million of European Regional Development Funds. The incentive is part of the 2014-2020 Businesses and Competitiveness National Operating Programme, and is aimed at reducing the divide between the country’s northern and southern regions.
Resources have been appropriated for the implementation of the initial measures provided in the 2015-2020 National Research Programme that was definitively approved on 1 May 2016. More specifically, the programme provides for total investments of approximately €2.4 billion in the first three-year period (2015-2017), including: €1.9 billion booked to the budget of the Ministry of Education, Universities and Research and the Research National Operating Programme; and €500 million booked to the 2014-2020 Development and Cohesion Fund (FSC). Current plans call for developing comprehensive projection of the use of resources through 2020, for a total of €4.6 billion.56
As illustrated in the paragraph of this chapter dedicated to the  Public Administration, the government has approved a draft of a legislative decree that will grant public research entities a significant amount of independence in planning; the decree also provides for extension of the plan for direct recruitment of outstanding scholars and has reset the turnover at 100 percent.

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53 The universities have been given greater leeway in planning degree programmes (except for courses entirely managed at a national level by the Ministry of Education, Universities and Research) so that their programmes can emphasize: employability, instructional experimentation, and the international scope of the course offerings. In addition, as from 2017, 20 percent of the bonus portion of the Ordinary Financing Fund (FFO), approximately €300 million, is to be split, on the basis of indicators identified by the universities, in a basket proposed by the Ministry of Education, Universities and Research, that will include indicators for research, instruction, and international expansion. Finally, the regulations have gone into effect for indicating the hiring authority of each university, with national coverage of the turnover at 60 percent (compared with 50 percent for the preceding year), and a guarantee to all universities of minimum fixed quota of 30 percent of their turnover. The variable quota is instead split based on budget sustainability indicators. As a result of an extraordinary plan ratified with the 2016 Stability Law, some 1,076 researchers have been assigned to the universities and public research entities under the supervision of the Ministry of Education, Universities and Research. Another €10 million has been made available for recruitment of ordinary professors.
54 Article 1, Paragraphs 207-211 of Law No. 208/2015.
55 More specifically, the tax incentives related to the Digital Agenda project (available funds of €120 million) are designed to support major R&D projects in the information and communications technologies sector for the purpose of the implementation of the Digital Agenda. The tax incentives related to the Sustainable Industry project (available resources of €410 million) regard major R&D projects for sustainable growth, from an environmental perspective.
56 In addition, there are other resources coming from: i) the regional operating programmes (POR) financed by European structural and investment funds for the 2014-2020 period and ii) the EU Horizon 2020 initiative, namely, competitive financing that will put the programme’s total financial resources at €14.056 billion for the 2015-2020 six-year period.

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A first tranche of €20 million57 has been appropriated for promoting the first 230 innovative PhD programmes mainly related to industry. Some €30 million is also to be made available for programmes to attract outstanding researchers and measures to support Italian scholars who intend to participate in European tenders for the European Research Council (ERC).58 In addition, some €3 million of resources from the Special Supplemental Fund for Research (FISR) have been earmarked for setting up four new clusters (Made in Italy, Cultural Properties, Energy and Blue Growth) to be added to the eight existing clusters;59 the new clusters will be able to participate in bidding for approximately €400 million to be allocated in late 2016 and early 2017 for projects involving industrial research and public-private cooperation.60
Finally, the year of 2016 has included a consolidation of ordinary resources for advanced training in music and the arts (AFAM) and a merit-based distribution of the financing on the basis of rigorous parameters.61

Reduction of territorial imbalances

The financial data monitored as of 30 June 2016 have confirmed the estimation of full absorption of EU resources for the 2007-2013 planning cycle.62 Currently available data indicate a recovery of spending capacity due to systematic action of the central and regional administrations, as supported by the Agency for Territorial Cohesion, and including with respect to the programmes experiencing the greatest delays.
In relation to the complementary planning of the European structural funds, the Interministerial Committee for Economic Planning (CIPE) approved the use of €846 million, to be drawn from the national co-financing resources, to ensure the completion of the projects included in the 2007-2013 planning of the European structural funds and not concluded as of 31 December 2015. CIPE also approved €696 million for the Complementary Action Programme for 2014-2020, known as ‘Businesses and Competitiveness’, presented by the Ministry of Economic Development. This programme will involve projects in Basilicata, Calabria, Campania, Apulia and Sicily, on a complementary basis with respect to the 2014-2020 Businesses and Competitiveness National Operating Programme. Added to this is the Complementary Programme for Cohesion Action presented by the Region of Campania. The region’s total availability is approximately €1.2 billion,

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57 The €61.8 million related to the National Operating Programme is rounded out by €30 million from the Development and Cohesion Fund and €299 million from the Ordinary Financing Fund, for the ‘re-routing’ provided by the guidelines of the National Research Programme.
58 In this case, the measures, which also provide for consolidating the offices that take care of the competitive financing of the entities under supervision, are aimed at increasing the number of ERC grant recipients who choose an institution in Italy as their host institution. The dedicated site with a special IT platform is managed by the Ministry of Education, Universities and Research.
59 Aerospace, Agri-food, Green Chemistry, Intelligent Factory, Transport and Mobility Systems of Land and Ocean Surface, Life Sciences, Technologies for Life Environments, Technologies for Smart Communities.
60 For additional information about the National Research Programme, see: http://hubmiur.pubblica.istruzione.it/web/ministero/cs020816 (Italian version only)
61 A Decree of the President of the Republic is soon to be finalised regarding new rules for recruitment, while a review is in process for the nationalisation of historical academies and equivalent musical institutes. The enabling acts of the ‘The Good Schools’ law provide for a comprehensive review of the musical education network in close collaboration with the education system as a whole.
62 The data indicate the use of 99.2 percent (€45.3 billion) of total funding of €45.8 billion.

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net of €497 million the completion of the projects included in the 2007-2013 European Regional Development Fund programmes and not concluded as of 31 December 2015.
In August 2016, the Interministerial Committee for Economic Planning (CIPE) approved the means for using the resources appropriated by the 2015 Stability Law (total of €90 million for 2015-2017) for reinforcing the national strategy for development of the domestic areas. CIPE also approved the following programmes: i) complementary operating programme to the 2014-2020 Research and Innovation National Operating Programme (€412 million); ii) complementary operating programme to the 2014-2020 Culture and Development National Operating Programme (€133.622 million); iii) complementary operating programme to the 2014-2020 Metropolitan Cities National Operating Programme (€206 million); and iv) complementary operating programme to the 2014-2020 Governance and Institutional Capacity National Operating Programme (€247 million). Finally, CIPE assigned additional resources to the completion of the projects included in the 2007-2013 planning of European structural funds and not concluded as of 31 December 2015, with €204 million to be drawn from national co-financing resources and €75 million to come from resources in the 2014-2020 Development and Cohesion Fund (FSC).

Welfare and the fight against poverty

The 2016 Stability Law established the ‘Fund for the Fight Against Poverty and Social Exclusion’ with resources of €600 million for 2016 and €1 billion as from 2017. The fund finances the implementation of the National Plan for the Fight Against Poverty; over the three-year term of the plan (the same time horizon as the Budget Law), a gradual determination will be made of the measures, on the basis of the resources available. As from 2017, the use of the fund and the measures covered by the plan will be governed by legislative decrees for implementing the enabling act for the fight against poverty, which was already approved by the Chamber of Deputies upon its initial presentation. The enabling act contemplates, inter alia, the introduction of inclusion income, a broad measure to fight poverty that is based on economic support subject to the recipient’s initiation of certain actions to become independent.
Pending the implementation of the enabling act, which also calls for streamlining the tools to fight existing poverty, the plan for the fight against poverty is financing two measures in 2016: the Support for Active Inclusion (SIA) and unemployment allowances (ASDI). After being tested in 12 of Italy’s largest cities, the SIA was extended to the entire national territory as from 2 September 2016.63 The resources available for the SIA for 2016 amount to €750 million,64 and

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63 The measure was completely reshaped so as to consider, ahead of schedule, the provisions applicable for the inclusion income, which should become a permanent programme as from 2017. The inclusion income is an economic subsidy to households experiencing harsh economic conditions (equivalent financial situation index (ISEE) of €3,000 or less) in which at least one family member is a minor, or in which there is a disabled child or a woman who is pregnant. The assignment of the benefit (disbursed through an electronic card) is done on the basis of a comprehensive evaluation of need that takes into account the number of dependents, the earnings situation and the employment situation. In order to obtain the benefit, the applicant must participate in a personalised work/social programme that involves all civic services, from the municipalities to employment

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they are due to increase in 2017. A planned mechanism for monitoring and evaluating the SIA will involve the Social Security Administration (INPS) and the Ministry of Labour and Social Policies. The SIA is flanked in 2016 by the ASDI, an unemployment allowance paid to persons who, after having received unemployment compensation (NASPI) for the full term possible, have still not found a new job, and are dealing with economic hardship.65 As from 2017, the resources available for this measure amount to approximately €1 billion per year.
Resources to support people with low income have also been appropriated through the ‘Fund for European Aid to the Most Deprived’ (FEAD), with total funding of €789 million for 2014-2020 (including €671 million of European funds and €118 million referring to national co-financing). This amount of the resources depends on Italy’s participation in the financing of a voluntary quota. The measures are fully integrated into the Plan for the Fight Against Poverty, and include, in particular, the distribution of food (approximately €480 million) and several initiatives to prevent poverty from affecting education (such as the distribution of school materials and the running of meal services in schools located in rundown areas, for the purpose of ensuring the afternoon operation of the same). The 2016 Stability Law also established the ‘Fund to Fight Child Poverty in Education’ which will finance projects worth approximately €400 million over a three-year period.
With the preparation of the forthcoming Budget Law, the government is reviewing possible measures that can affect poverty and welfare, including, for example, an increase in the lowest pensions, the financing of flexible channels - such as incentives for early retirement (APE) - for supplemental pensions, the recognition of high-stress work, and possible additional resources for the plan to fight poverty.
In May, the reform of the non profit sector66 was approved with the aim of making structural changes in a sector that involves more than 300,000 non-profit organisations.
The 2016 Stability Law also established the After Us Fund, with the appropriation of €90 million per year as from 2016 to be used for assisting the severely disabled who have no family support.67

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centres, from schools to healthcare services, with the involvement of the services sector. Participation in the programme implies the reciprocal assumption of responsibilities and commitments.
64 In addition to the resources identified in the 2016 Stability Law, other resources were previously allocated to enlarging the experimentation. The benefit is to be paid partly in 2016, with the applications to be presented as from 2 September 2016; in 2017, the benefit will be paid for the full year through payments every two months. In order to actively participate in the running of the SIA, by intensifying the planning, services and activities in favour of the beneficiaries, municipalities and/or territorial areas can tap the resources of the National Operating Programme for Inclusion, which is co-financed by the European Social Fund, in an amount of more than €1 billion over the next seven years.
65 The allowance is to be paid for a maximum of six months to the unemployed who have signed a service pact, have an equivalent financial situation index (ISEE) of €5,000 or less, and have one minor in the household or are 55 years or older without having met the requisites for early or regular retirement. The resources available for 2016 amount to €600 million (including, in this case, the resources appropriated in the Stability Law and others previously appropriated).
66 The resources appropriated amount to approximately €900 million, and the measures regard: the simplification and reordering of regulations (both in relation to the recognition of legal status and the promotion/maximisation of value of volunteer work); civil service as a whole (which can also be rendered in one of the Member States of the European Union); the simplification of tax regulations; and the institution of support measures (such as some types of social financing). The reform also requires greater transparency of organisations in the non profit sector.
67 Law No. 112/2016.

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Competition

The 2015 annual draft law on competition was approved in August 2016 by the Senate’s Industry Commission, and is currently under review in the Senate, following the Chamber of Deputies’ numerous amendments to the text ratified by the Council of Ministers. The draft law should be approved by the end of the year. The law will impact numerous sectors, including: insurance, postal services, telecommunications, electricity, gas and fuels, free professions, pharmacies, and banking services. In addition, the law proposes a basic review of the governance of unscheduled public transport services, as well as numerous provisions for simplification.
The second annual law on competition is to be enacted in 2017, including in view of the new required reporting to the Antitrust Authority.
In February 2016, Italy sent a National Plan for Reform of the Free Professions to the European Commission. In March 2016, Italy was one of only six Member States that guaranteed complete ratification of the new Professional Qualifications Directive and among 17 that presented plans.

Infrastructure and new Public Procurement Code

In August 2016, the Interministerial Committee for Economic Planning (CIPE) authorised the assignment of approximately €40 billion for the planning regarding public investments. More specifically, after having approved the identification of the specific theme-based areas at a national level and the general distribution of the resources of the Development and Cohesion Fund (FSC), CIPE ordered the assignment of €13.4 billion of resources to finance, through such fund, the projects within the ‘Pacts for the South’ programme, thereby giving the go-ahead to the Masterplan for Southern Italy, the government’s plan for reviving the economy of the country’s southern regions. CIPE also approved the distribution of €12.6 billion, also coming from the Development and Cohesion Fund (FSC), for the transportation and transport infrastructure. The so-called Iron Cure (Cura del Ferro) includes €8.9 billion for a Programme Agreement for the Italian Railways Network (RFI) (which includes the construction lots of the major corridors), and another €2.1 billion for regional railway projects and €300 million for securing the regional railways whose construction and operation had been granted by the State to private industry. Such resources are rounded out by €1.7 billion for the high-speed rail network in southern Italy (in particular, Naples-Bari and Catania-Palermo). A €1.35 billion financing has been planned for the system of underground urban rail networks. The Development and Cohesion Fund (FSC) will also be used for financing some €5.8 billion agreed with the regions for use by Italian Highway Authority (ANAS) for completion and enhancement of the road network. These projects refer to major routes, and also envision the strengthening of intermodal and logistics services and works for connecting ports with rail and road corridors. Finally, €300 million has been appropriated for securing the national system of dams.
In July 2016, the European Commission approved Italy’s 2016-2020 National Ultra-Broadband Plan, considering it in line with the regulations regarding State aid. With a budget of approximately €4 billion, the plan provides for design and

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development of the public ultra-broadband network in the so-called ‘white areas’, those affected by market failure, which have been grouped into Clusters C and D as provided under the National Ultra-Broadband Plan.68
With the development of the National Registry of Infrastructure, as provided by the decree of the Ministry of Economic Development, a national federated information system for infrastructure (SINFI) has been established with a single database to house all information related to infrastructure in the national territory, inclusive of both underground and surface infrastructure. This will allow for accelerating the development of the ultra-broadband networks and for saving on the costs for the laying of fibre.

The administrative reorganisation of the port system has been definitively approved, and entails the creation of 15 system authorities in place of the current 24. The key aspects of the decree covering the reorganisation include: simplification of procedures to facilitate cargo and passenger transit; promotion of strategic decision-making centres with respect to the port activity in established areas; the reorganisation of governance; and central coordination by the Ministry of Infrastructure and Transport.69 The port system reorganisation is part of the policies and actions embraced by the government with the National Strategic Plan for the Relaunch of Port and Logistics Services.70 Many actions have already been taken in 2016, including changes in logistics, with enhancements made to maritime customs clearance procedures (today available at 17 ports), and an increase in the number of fast corridors (16 currently in operation for more than 1,400 containers).
The 2014-2020 Infrastructure and Networks National Operating Programme provides €63 million for the planning and development of the Digital Logistics Chain, and the projects submitted for implementing the entire system are now under review.
The implementation of the Italian National Railways Programme Agreement continues in relation to the ‘Last Mile-to-Port’ project, for connecting railways with ports. Territorial steering committees have been established in all five ‘Convergence Objective’ regions for integrated logistics areas, between ports, airports, interports and infrastructures. Memoranda of Understanding are now

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68 16 regions and the Province of Trento signed specific Programme Agreements with the Ministry of Economic Development and related operating conventions for the use of the European Regional Development Fund (ERDF) and the European Agricultural Fund for Rural Development (EAFRD), for the purpose of planning, developing, maintaining and operating an inbound/outbound network with wholesale access, that will allow telecommunications companies to supply services to final users at 100Mbps or in any case, at no less than 30 Mbps. The network will be the subject of a 20-year concession and will remain public property. The first public contract covers 6.5 million inhabitants, more than 3.5 million property units, and 3,000 municipalities. Completion of the investment plan for development of the ultra-broadband service includes €2.2 billion to be drawn from the Development and Cohesion Fund (FSC) for the 2014-2020 planning cycle (approved by resolution of the Interministerial Committee for Economic Planning (CIPE) 65/2015), and €1.8 billion of resources from the ERDF and the EAFRD. Infratel Italy S.p.A., a company owned by the Ministry of the Economic Development, will be the party responsible for implementation.
69 Compared with the current 113 administrative procedures carried out by 23 entities, the decree provides for the creation of two single services units: the One-Stop shop for Customs for checking goods, and the One-Stop Shop for Administrative procedures for all other procedures and for other productive activity at any port not operating exclusively for trade purposes.
70 The plan sets 10 objectives: streamlining and simplification, competitiveness and competition, accessibility, integration of the logistics system, infrastructure enhancement, innovation, sustainability, certainty of resources, national coordination, and new governance.

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being signed with all of the southern regions that will benefit from the National Operating Programme, while a special selection process has been initiated to identify priority projects.
Finally, work continues on the implementation of the extraordinary programme for the urban redevelopment of suburban areas.

The new Public Procurement Code71 went into effect on 19 April 2016, inaugurating sweeping, structural reform of procurement practices, in the wake of the objectives set out in the enabling act. The new code introduces numerous changes that will significantly alter the overall approach of the public procurement market. A key development is the introduction of the General Transportation and Logistics Plan that replaces the Strategic Infrastructure Plan provided by the so-called ‘Objective Law’ referenced in the EFD.72
The new system focuses on quality: i) technical-economic quality and the centrality of the project, so as to eliminate the need for project modifications, which represent the main cause for driving up the cost of public works, and the plan for assignment of the executive project through a competitive tender; ii) quality of the participating businesses, with the introduction of criteria for business accreditation, including, for example, legality ratings; iii) quality of the contracting units, through a reduction of their total number and an upgrade of their professional skills; and iv) quality of supply, through the use of the most economically advantageous bid as the ordinary criterion for project adjudication, in line with the overall approach at the EU level.73
It is a self-application code that leaves ample leeway for the decisions by the administrations, combining flexibility and discretion as is the case in all European countries, promoting an administration capable of interacting with the business system. The implementation of the code has involved intense efforts in 2016.
The detailed regulations are defined by Italian Anti-Corruption Authority (ANAC) guidelines, decrees of the Ministry of Infrastructure and Transport, and a Decree of the Prime Minister. ANAC has already given preliminary approval to four implementation guidelines and another four are ready for final draft following public consultation.74 The Ministry of Infrastructure and Transport has also published the guidelines for compiling the European Single Procurement Document

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71 Legislative Decree No. 50/2016. The code is innovative in many aspects, and it is hoped that it will represent an opportunity for relaunching the country’s economic development and modernising the country’s administrative system, given a regulatory system that has proven to be complex, cumbersome, and an often-disabling formalism that has made it incapable of stimulating efficiency. Guiding principles: streamlining and simplification of regulations and procedures; greater safeguarding of transparency, competition and legality; better qualification of all parties involves - planners, businesses, contracting units; and fewer disputes.
72 For detail about the other measures introduced, see the 2016 National Reform Programme.
73 For the first time, the new code has methodically addressed the concept of concessions, as requested by EU lawmakers. Current plans call for a single set of regulations for concessions of jobs, services, and supplies, clarifying that concessions are term contracts, marked by the concessionaire’s operating risk in the event of a lack of return on the investment made.
74 The guidelines already approved regard: the award of contracts for engineering services; the assignment of public contracts using a system based on the ‘most economically advantageous’ bid; the tasks of the ‘Single Party Responsible’ for public contract procedures; and the criteria for selecting tender commissioners. The four guidelines to be approved regard: shortcomings in the execution of previous public contracts; reputation-related criteria for qualification of businesses; the systems for monitoring of the contracting administrations with respect to the business(es) involved in public-private partnership contracts; and procedures for awarding public contracts whose amounts are below the EU threshold.

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(ESPD) and has adopted a decree related to the parameters to be used as the basis for planning tenders.75

Environment and sustainability

As the environmental legislation included in the legislation attributed to the 2016 Stability Law has gone into effect, the government is committed to the implementation of the law’s main measures regarding remuneration of the ecosystem and environmental, waste management, reclamation, river basin districts and environmental damages.76
In addition, a Natural Capital Committee was set up at the end of April 2016 to effect ex-ante and ex-post assessments of the effects of public policies on natural capital and ecosystem services, and to promote the local authorities’ adoption of environmental accounting systems.
Some €35 million has been appropriated in order to promote the use of sustainable transport77 for home-school and home-work commutes; the funding will be assigned with a public tender addressed to local entities. A Decree of the Prime Minister to be published shortly will pinpoint the overall capacity for the treatment of urban and assimilable waste through existing incineration plants and through waste-to-energy plants to be developed for covering residual needs for urban waste treatment. A catalogue of subsidies (environmentally dangerous or favourable) is now being developed for transmittal to Parliament and to the office of the Prime Minister, and will later be updated on an annual basis.

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75 The Ministry of Infrastructure and Transport sent three documents to the Council of State: a decree approving guidelines about the party responsible for the works and the party responsible for execution; guidelines for identification of projects entailing high-technology works or components, or significant technical complexity; and guidelines covering specialisation requisites needed for project execution. The Ministry of Infrastructure and Transport has also approved a decree to set up an analytical commission responsible for identifying the means and timing for the gradual, obligatory adoption, by the contracting units, of specific electronic tools and methods, such as those for the modelling of construction and infrastructure. The Ministry has requested agreement or opinions from the administrations involved, with respect to four decrees regarding: qualification of the contracting units; planning of public works, services and supplies; planning levels and requisites for parties involved in architectural and engineering services. Finally, a steering committee has been set up within the Office of the Prime Minister (as also provided by the document covering strategy on public contracting, which Italy sent to the European Commission) for the purpose of ensuring the unitary governance of all policies regarding public contracting, with the responsibility for verification and impact measurement on the basis of unchanged legislation.
76 The following decrees have been adopted: 1) Decree No. 176 of 17 June 2016 (publication in Official Gazette of the Italian Republic pending) covering the definition of the terms and conditions for granting the corporate tax credit on expenditure for asbestos removal from productive facilities and assets; 2) Decree (signed by the Minister for the Environment on 28 July 2016) containing regulations for using the fund for preliminary and definitive planning of reclamation operations regarding asbestos contaminated property of the  Public Administration; 3) Decree of 26 May 2016 (published in the Official Gazette of the Italian Republic on 24 June 2016, No. 146) containing guidelines for calculating the percentage of recycling of urban waste; the measure is designed to standardise the method for calculating the percentage, creating a set of technical recommendations, to be applied across the entire country, so as to provide for comparable data (in terms of both space and time) with reference to the different territorial areas; 4) Decree No. 140 of 10 June 2016 (so-called RAEE Decree) with the objective of favouring eco-compatible planning and production of electrical and electronic devices, so as to facilitate processing, re-use and recovery at the end of their use; 5) Decree 24 May 2016, published in the Official Gazette of the Italian Republic No. 131 on 7 June 2016, which addresses the provisions referenced in Article 34, Paragraph 3 of the new public procurement code, and regulates, for supplies and public contracts not related to energy, a gradual increase in the percentage of 50 percent of the base auction value to which it will be mandatory to apply specific techniques and contractual clauses concerning minimal environmental criteria.
77 In line with the national and European objectives for reducing greenhouse gas emissions and pollutants coming from the transportation sector, as also provided by the National Experimental Programme on Sustainable Mobility.

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Finally, implementation is ongoing with respect to the measures to facilitate the transition toward a more circular economy and to improve efficiency and sustainability in the use of resources. Such measures include the preparation and updating by the end of 2016 of the national strategy for sustainable development, the inclusion of minimum environmental criteria for all public tenders, the preparation of a national action plan for sustainable consumption and production, and a voluntary national programme for environmental quality (Made Green in Italy).

Taxation system and compliance

The implementation of the fiscal enabling act for a transparent, fair and growth-oriented taxation system has required the revision of the strategy to fight tax evasion, and a true change of direction with respect to relationships between taxpayers-citizens and the State-financial administration. In this new relationship model, taxpayers become principals who are active in managing their taxation position, while the tax authority becomes a transparent and reliable guide, called upon to supply services and to carry out activity to prevent tax evasion, thereby reducing the weight of repressive action.
It will also be possible to evaluate the effects of the new strategy adopted in terms of improvements in tax compliance: with a greater level of trust between the taxpayers and the tax authorities, it will be possible to stabilise the flow of revenue from spontaneous payment of taxes.78
International institutions recognise the existence of numerous entities that operate within Italy’s taxation system (MEF-Department of Finance, tax assessment bodies, tax police, and a tax collection agent) and they have recommended their increased synergy at a strategic and operational level. Specifically, it has been recommended that the conventions governing the relationships between the MEF and the tax assessment bodies provide for a few general and strategic objectives, and that such conventions avoid concentrating on numerous micro-objectives, which are mostly output objectives. The MEF is already moving in this direction. The new formats for the conventions between the MEF and the tax assessment bodies for the 2016-2018 three-year period have identified several strategic and general objectives, and the results are to be evaluated in terms of services rendered to the taxpayer and the prevention of non-compliance, while the actions to fight tax evasion are ongoing and have produced positive outcomes.
Italy was one of the countries promoting the Anti-Tax Avoidance Directive (ATAD) approved at the end of June 2016, which contains a series of measures to

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78 The effectiveness of this approach seems to be also confirmed by the latest indications from the IMF and OECD in their reports on the status of Italy’s financial administration (the reports were commissioned by the MEF and delivered in July 2016). Even though prepared independently, the reports have very similar conclusions and recommendations: improve taxpayer compliance and reduce the tax gap, particularly with regard to VAT. The reports contain a positive opinion about the tax assessment bodies, which, since they were set up in 2000, have increasingly improved the performance of the Italian taxation system and the capacity to fight tax evasion, thereby favouring the taxpayers’ fulfilment of their tax obligations.

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prevent cross-border tax avoidance by businesses.79 The Italian legal system already includes various regulations to prevent tax avoidance, which meet most of the minimum standards contained in the directive.

Public finance measures for regions and local entities

New rules80 have been introduced for balancing the budgets of regions and local entities. The National Solidarity Pact is the agreement provided for optimising national redistribution of the financial borrowing capacity available and usage of the past surpluses for investment transactions.
The new rules are aimed at ensuring a recovery of investment, which in the past has suffered from the difficulties that the entities have encountered in managing the mismatch in time between i) resources acquired (collected) and ii) works planned and developed (paid). The new rules also provide for an acceleration of payments to suppliers for work already completed.
For additional details about the balancing of the budget, see Paragraph III.7 of this document.
As part of the implementation of the 2014-2016 Health Pact, the State-Regions Conference approved the National Chronicity Plan on 15 September 2016. The plan governs the conditions for the treatment and safeguarding of patients affected by chronic illnesses, so as to promote continuity in care and the proper functioning of the care networks, which, in turn, can be assured through strong integration between primary care provided by the general practitioner and specialist care. The plan also provides for tools to improve home care services, and to reduce hospital stays, including through the use of innovative technologies.
Two important documents have been approved for more efficient and effective territorial management of users: i) a supplement to the planning document for renewal of the agreement with general practitioners and primary care paediatricians, which provides indications (as part of the reform of primary care) for the full implementation of new forms of organisation;81 contracting between social partners was initiated following the approval of this document; and ii) a supplement to the planning document for renewal of the agreement with pharmacies so as to adapt them to the innovative resolutions within the Health Pact; the pharmacies’ activity can thus be uniformly integrated with the needs

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79 The Anti-Tax Avoidance Directive incorporates into EU legislation several of the recommendations approved internationally as part of the OECD/G20 project known as Base Erosion and Profit Shifting. The directive establishes minimum common rules regarding: limits on the deductibility of interest expense by businesses (up to 30 percent of the gross operating margin); taxation of foreign subsidiaries; non-recognition, for tax purposes, of transactions carried out by businesses for the sole purpose of securing a taxation advantage, and thus, transactions without valid business logic; exit taxation on the movement of corporate assets; and prevention of abuse of treaties against double taxation (abuse deriving from mismatches in the legal definitions that differing legal systems assign to financial instruments or entities).
80 Law No. 164/2016 incorporating amendments to Law No. 243/2012.
81 The new forms of organisation refer to: i) functional territorial combinations (AFT) which are single-professional organisations that share, on a structured basis, treatment methods and objectives, tools for evaluating treatment quality, guidelines, audits and similar procedures; ii) comprehensive primary-care units (UCCP) which provide healthcare services through coordinating and integrating the work of physicians, other professionals under contract with the NHS, and other social partners having a significant impact on healthcare.

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and programmes of the NHS, especially for prevention and cure of chronic illnesses.
With reference to the updating of essential levels of care (ELC),82 a draft of a Prime Minister Decree appropriates, as part of the implementation of the 2016 Stability Law, resources for €800 million per year. The draft of the decree was discussed and agreed with the regions and autonomous provinces on 7 September 2016, and it defines activities, services and treatments guaranteed to the public via public resources made available through the NHS. The draft also updates and redefines the lists of rare diseases and chronic and disabling illnesses, as well as the treatments and activities already included in essential levels of care.
The decree also provides for rapid implementation of the programme for completely automating healthcare service, taking into account the online prescriptions procedures already developed as part of the Healthcare ID Card System managed by the MEF. More specifically, the ‘Digital Healthcare Pact’ ratified by the government and regions in July 2016 is a strategic plan designed to i) remove obstacles that are slowing the development and use of online services for the NHS, and ii) avoid system development that is partial or not fully in conformity with the needs for public healthcare. The development of the electronic personal healthcare record (FSE) system continues with the first decree for implementation.83 In addition, the national infrastructure for the inter-operability of the FSE was made available by Italy’s Digital Agency as of 31 December 2015. Finally, the FSE is already available in seven regions, with implementation proceeding in the other regions. The conversion from a paper-based to an electronic-based prescriptions system is proceeding on schedule.84

Spending review

The spending review represents one of the pillars for growth, and this explains the numerous provisions adopted by the government in this regard, which have also made it possible to respond to the first Recommendation of the Council of the European Union in relation to the public finance balances (for a detailed analysis, see Paragraph III.1 of this document).
One of more recent initiatives is the obligation for all municipalities, provinces, Chambers of Commerce and non-economic public entities to use centralised procurement centres for the purchase of goods and services as from August.85 The list of the procurement centres.86 included 33 public entities operating at a local and national level.
Administrations using the online channels available must go through the centralised procurement centres when their purchase refers to any of 19 categories of goods87 for amounts of €1,000 or more, with the following order to

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82 Article 10, Paragraph 7 of the 2014-2016 Health Pact provides for the updating of the Ministerial Decree of 12/12/2001, and the preparation of the new ‘system of guarantees’ for monitoring healthcare.
83 Decree of the Prime Minister No. 178/2016.
84 Article 13, Paragraph 1, Decree-Law No. 179/2012 and subsequent modifications.
85 The other administrations to which this obligation is applicable are identified Article 9, Paragraph 3 of Decree-Law No. 66/2014.
86 The list is contained in the ANAC Resolution No. 784 of 20 July 2016.
87 Identified in the Decree of the Prime Minister dated 24 December 2015.

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be respected: metropolitan city, region, CONSIP (the public company active in consulting, assistance and support for public procurement). A major emphasis has been placed on the group of local entities whose aggregate purchases account for approximately 40 percent of expenditure on goods and services.
A decree issued by the MEF in July has established the quality and price parameters for 34 categories of goods that represent benchmarks in terms of prices and essential characteristics to be respected in the event of independent purchases, including in case of i) purchases regarding the administrations not required to abide by the CONSIP conventions and ii) purchases effected on the Public Administration’s electronic market (MEPA). The 2016 Stability Law also provided for CONSIP to become active in the market for maintenance work. In view of this change, CONSIP has published different calls for bids in relation to the maintenance of buildings, roads, railways and other public property (excluding the maintenance work for which the State Property Agency is responsible), and interested businesses can apply for accreditation with MEPA in order to participate in tenders for maintenance works for the Public Administration for amounts up to €1 million.
With reference to the projects to streamline State ownership of shareholdings, a Memorandum of Understanding was signed by the MEF and the Court of Auditors to simplify information/reporting formalities for the territorial entities involved and improve data quality, thereby also lowering the costs for gathering data. With the memorandum, a single databank to be managed by the MEF will be created for all shareholdings of the Public Administrations.88 The working relationship between the MEF and the Court of Auditors will not only avoid duplication of information so as to ensure better quality, but it also responds to the spending-review objectives.
As another step toward simplifying information/reporting formalities for the territorial entities and their organisations and supporting entities, the MEF has provided for the integration89 of accounting data into a single transmission to be sent to the Public Administrations Databank (BDAP), which is managed by the MEF. This will allow for sizeable economies of scale and greater efficiency, in line with the provisions of recent regulations for the review and containment of public expenditure.

According to an August report published by the European Commission about the implementation of the Services Directive, the average terms of Public Administration payments to businesses in Europe had been cut by 10 days since the directive went into effect, and Italy achieved the best results among the 28 countries, with a reduction of 15 days during the 2011-2014 period.
The data reported through the electronic platform for monitoring trade payables have confirmed a 20-percent reduction in the average terms of payment for electronic invoices issued from 1 July 2015 to 30 June 2016, and a 30-percent reduction with respect to the invoices booked in the previous 12 months (the figure refers to payments in relation to 60 percent of the amount invoiced).

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88 The reporting of the data for the year of 2015 began at the end of July and is to be completed by 15 October 2016.
89 Ministerial Decree dated 12 May 2016.

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As outlined in the next paragraph, the spending review is now included in the budget cycle.

Budget reform

With Law No. 163/2016, the State budget has become the main decision-making tool with respect to resource allocation, and a key reference for verifying results. The Stability Law and the Budget Law have been integrated into a single document divided into two sections: the first contains the measures aimed at the achievement of the policy-scenario objectives, while the second formulates revenue and spending forecasts at unchanged legislation, and may also contain parts of the budget that do not necessitate changes in legislation. As previously provided for the Stability Law, the Budget Law contains a prohibition against provisions for delegation, organisational provisions, and legislative provisions, and territory- or sector-specific measures. The timing for the budget cycle has also be amended, with the EFD Update deferred to 27 September and the presentation of the integrated Budget Law decree to Parliament to take place by 20 October.
The spending review process has been integrated into the budget cycle: every year, on the basis of the medium-term public-finance objectives and the policy priorities indicated in the EFD, the government will establish, through a decree of the Prime Minister, three-year spending targets for each ministry, in terms of limits to be observed and/or savings to be achieved. On the basis of these objectives, the administrations may then formulate their proposals for the next Budget Law.
Measures have also been introduced for enhancing the cash forecast of the budget, with a revision of the concept of spending commitments, so as to provide for closer alignment with the payment phase. For additional details, reference should be made to Paragraph III.7 of this document and the 2016 National Reform Programme.

Privatisations and enhancing the value of public property

In July 2016, shares of ENAV S.p.A. were placed on the market, while at the end of May 2016, the MEF transferred a 35-percent holding in Poste Italiane to the Cassa Depositi e Prestiti, through a reserved rights issue for €2.9 billion. Also in May 2016, the Council of Ministers approved the definition of the privatisation criteria and the terms and condition for divestiture of the MEF’s holding in the capital of Ferrovie dello Stato Italiane S.p.A.
In July, the Treasury Department ‘Shareholdings’ portal began reporting State-owned shareholdings and the representatives of the Public Administrations serving on corporate governance bodies of companies and entities for the year of 2015.90

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90 The Department of the Treasury is handling this reporting pursuant to Article 17, Paragraph 4 of the Decree-Law No. 90/2014. In order to reduce the costs of regulatory compliance and to streamline the databanks involved, a protocol of intent has provided that the data collected through the Department of the Treasury’s application will be made available to the Court of Auditors, which has accordingly interrupted its reporting of the shareholdings of local entities.

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The State Property Agency has published data on the management of State-owned property in 2015, with a review of the past five years, outlining the trend of the objectives reached and the transactions in process. For the 2011-2015 period, the sales of State-owned assets generated €568 million. Activities are ongoing for the transfer of assets to support initiatives and projects to maximise the value of the national territory. More specifically, as of 31 August 2016, some 3,807 assets with a total value of €963.8 million had been transferred as part of the move toward fiscal federalism, and 80 assets of historical/artistic interest with a total value of €430.7 million had been transferred as part of the so-called cultural federalism plan. For additional details about the privatisation plans and plans to maximise the value of State-owned property, see Paragraph III.6 of this document.

Artistic and cultural properties

The Culture and Tourism Plan, approved by resolution of the Interministerial Committee for Economic Planning (CIPE) in May 2016, has allocated €1 billion of the 2014–2020 Development and Cohesion Fund (assigned by CIPE) for design and development of 33 projects for i) safeguarding and maximising the value of cultural properties, ii) reviving cultural tourism; and iii) revitalising the competitiveness of the country’s cultural and natural attractions. In addition, as part of the implementation of the 2016 Stability Law, some €120 million is now being employed for 75 conservation, maintenance, restoration and value-enhancement projects with respect to cultural assets nationwide.
The support to tourism was further enhanced in August 2016 through a Memorandum of Understanding signed by Ministry of Cultural Heritage and Tourism, the Ministry of Economic Development and Italy’s Digital Agency for the creation of new digital services in the sphere of tourism that will be able to facilitate the public’s and visitors’ access to artistic, natural and cultural properties, and to create a fertile environment for the private sector’s development of value-added applications and services.91 The memorandum has a term of three years, extendable for another two, and a technical committee will be set up for its implementation.

Monitoring and legislative implementation

Some two years and six months since the installation of the government, the rate of actual implementation of the reforms programme is 74.9 percent. The stock of 889 implementation decrees left behind in 2014 by the previous two governments has since been reduced to 162 today, with rate of adoption equal to 83.8 percent (Figure IV.1).
During the same period, the government has approved 369 legislative provisions and 275 have been published in the Official Journal of the Italian Republic. Some 56.7 percent of the latter can be defined as immediately applied,

___
91 Ultra broadband for linking all tourism and cultural sites, a broad-based and federated Wi-Fi network with a single-access system, also compatible with SPID, and open public and private data, with standards and rules of use that will allow for development of services.

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in other words, not requiring any second-level implementation legislation. The trend of the immediately applicability of legislative decrees thus reflects constant growth, going from 29 percent reported in May 2014 to the current level of 56.7 percent.

FIGURE IV.1: TREND OF MEASURES REFERABLE TO PREVIOUS GOVERNMENTS
Source: Office of the Prime Minister – Government programme office.

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APPENDIX

TABLE A1 - IMPACT OF DECREE-LAW NO. 18/2016 ON GENERAL GOVERNMENT NET BORROWING (in € mn; before netting out induced effect)
	2016	2017	2018	2019
INCREMENTAL RESOURCES	220	0	18	18

Incremental revenue	220	0	0	0
Voluntary disclosure	220	0	0	0

Lower expenditure	0	0	18	18
Reduction of Fund for Structural Economic-Policy Measures	0	0	18	18

USE OF RESOURCES	220	0	18	18

Lower revenue	220	0	18	18
Fiscal insignificance of voluntary contributions received by persons subject to crisis proceedings	0	0	18	18
Reduction of registration tax on transfer of properties or real rights on real properties subject to expropriation proceedings	220	0	0	0

Incremental expenditure	0	0	0	0

IMPACT ON NET BORROWING	0	0	0	0
Note: Discrepancies, if any, are due to rounding.

TABLE A2 - IMPACT OF DECREE-LAW NO. 59/2016 ON GENERAL GOVERNMENT NET BORROWING (in € mn; before netting out induced effect)
	2016	2017	2018	2019
INCREMENTAL RESOURCES	229	203	176	142

Incremental revenue	224	200	173	142
Option payment of fee for deferred tax assets	224	200	173	142

Lower expenditure	4	4	4	0
Reduction of Special Current Account Fund	4	4	4	0

USE OF RESOURCES	228	203	176	142

Lower revenue	0	98	45	37
Option payment of fee for deferred tax assets	0	98	45	37

Incremental expenditure	228	105	132	105
Preparation and management of register of possessory liens	0	0	0	0
Increase in Fund for Structural Economic-Policy Measures	0	102	128	105
Increase in Fund for Peace Missions	124	0	0	0
Increase in Fund for Non-Deferrable Needs	100	0	0	0
Creation of list of professionals who sell seized assets	0	0	0	0
Creation of register for insolvency proceedings and crisis management tools	4	4	4	0

IMPACT ON NET BORROWING	1	0	0	0
Note: Discrepancies, if any, are due to rounding.

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TABLE A3 – IMPACT OF LAW NO. 112/2016 ON GENERAL GOVERNMENT NET BORROWING (in € mn; before netting out induced effect)
	2016	2017	2018	2019
INCREMENTAL RESOURCES	90	90	90	90

Incremental revenue	0	0	0	0

Lower expenditure	90	90	90	90
Reduction of Fund for Support to Disabled Persons without Family Assistance	90	90	90	90
Reduction of Special Current Account Fund	0	0	0	0

USE OF RESOURCES	90	90	90	90

Lower revenue	0	52	34	34
Tax relief for trusts set up in favour of seriously disabled persons	0	10	10	10
Deductibility of donations and other gratuitous acts with respect to trusts set up in favour of seriously disabled persons	0	6	4	4
Tax deductions for insurance policies to cover seriously disabled persons	0	36	20	20

Incremental expenditure	90	38	56	56
Creation of Fund for Support to Disabled Persons without Family Assistance	90	38	56	56

IMPACT ON NET BORROWING	0	0	0	0
Note: Discrepancies, if any, are due to rounding.

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TABLE A4 - IMPACT OF DECREE-LAW NO. 67/2016 ON GENERAL GOVERNMENT NET BORROWING (in € mn; before netting out induced effect)
	2016	2017	2018	2019
INCREMENTAL RESOURCES	1.485	0	0	0

Incremental revenue	217	0	0	0
Use of Armed Forces for Jubilee and surveillance of sensitive targets (fiscal effects)	8	0	0	0
International missions of the Armed Forces and Police (fiscal effects)	162	0	0	0
Budget entry of sums related to reimbursements paid by the United Nations, for services rendered by Italian Armed Forces as part of international peace missions	46	0	0	0

Lower expenditure	1.268	0	0	0
Reduction of Fund for Non-Deferrable Needs	30	0	0	0
Reduction of Fund for Extraordinary Defence and Public-Security Measures	112	0	0	0
Reduction of Special Current Account Fund	15	0	0	0
Reduction of €80 bonus for Armed Forces, Police, and Firefighters	24	0	0	0
Reduction of Fund for Peace Missions	1.062	0	0	0
Reduction of Special Capital Account Fund	17	0	0	0
Other	8	0	0	0

USE OF RESOURCES	1.465	0	0	0

Lower revenue	150	0	0	0
Reduction of Fund for Peace Missions (fiscal effects)	150	0	0	0

Incremental expenditure	1.315	0	0	0
Contribution in favour of Afghan security forces	120	0	0	0
International missions involving the Armed Forces and Police	1.031	0	0	0
Use of Armed Forces for Jubilee and surveillance of sensitive targets	24	0	0	0
Cooperation in development of Middle Eastern countries	90	0	0	0
Support to reconstruction and participation in initiatives of international organisations to strengthen peace processes	50	0	0	0

IMPACT ON NET BORROWING	21	0	0	0
Note: Discrepancies, if any, are due to rounding.

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TABLE A5 - IMPACT OF DECREE-LAW NO. 113/2016 ON GENERAL GOVERNMENT NET BORROWING (in € mn; before netting out induced effect)
	2016	2017	2018	2019
INCREMENTAL RESOURCES	820	124	106	48
Incremental revenue	3	8	8	8
National Firefighters Corps: operations and operational enhancements (fiscal effects)	3	8	8	8
Lower expenditure	818	116	98	40
Italian Highway Authority (ANAS) extraordinary maintenance	100	0	0	0
Agricultural research and experimentation (MIPAAF)	9	0	0	0
Tax credit for investments for development of e-commerce systems, purchase of production equipment and development of production-distribution chains	10	0	0	0
Reduction of Special Capital Account Fund	10	10	10	0
Reduction of Fund for Granting Interest Subsidies to Local Authorities, for borrowing transactions in 2015	14	0	0	0
Reduction of Fund for Discounting of Deferred Subsidies	25	0	0	0
Reduction of Fund for Structural Economic-Policy Measures	0	20	20	20
Reduction of Fund for Non-Deferrable Needs	135	0	0	0
Use of resources booked to Fund for Administrative Federalism	0	48	48	0
Reduction of Special Current Account Fund	4	4	4	4
National Firefighters Corps: operations and operational enhancements	5	16	16	16
Reduction of Fund for Extraordinary Re-assessment of Residual Capital Liabilities (MIPAAF)	1	11	0	0
Region of Sicily 2016 achievement of improvement of public finance balance	500	0	0	0
Reduction of sums accruing to Department of Civil Protection for damages to families of victims of the Sarno flood	6	8	0	0

USE OF RESOURCES	820	124	106	48
Lower revenue	63	8	8	8
National Firefighters Corps: operations and operational enhancements (fiscal effects)	3	8	8	8
Suspension of the increase in the municipal surcharge tax on airline boarding fees	60	0	0	0
Additional expenditure	758	116	98	40
Assignment to provinces of ordinary-statute regions for extraordinary maintenance of road network	100	0	0	0
Creation of Fund for Reduction of Indemnities for Prepayment of Municipal Mortgages	14	48	48	0
Creation of Fund for Disputes Related to Executive Proceedings: Natural Disasters or Structural Failure	20	20	20	20
National Firefighters Corps: operations and operational enhancements	15	26	26	16
Refinancing of Fund for Distribution of Food to the Poor	6	4	0	0
Measures to support milk, dairy and cereal producers	13	7	0	0
Provisions in favour of victims of the Andria-Corato railroad disaster	10	0	0	0
Assignment of resources to the Territorial Prefecture of Salerno for damages to families of victims of the Sarno flood	6	8	0	0
Compensation in favour of persons affected by Thalidomide syndrome: expansion of the group of beneficiaries	4	4	4	4
Region of Sicily: change in method for calculating joint participation in personal income tax revenue	500	0	0	0
Contribution to assign to Region of Valle d'Aosta to compensate the loss of tax revenue through the joint participation in excise taxes	70	0	0	0

IMPACT ON NET BORROWING	0	0	0	0
Note: Discrepancies, if any, are due to rounding.

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TABLE A6 - REFORM TIMETABLE
Policy Area	Done	In progress	Timetable
Institutional reforms	Electoral Law Chamber of Deputies (L. 52/2015)		May 2015
	Implementation Law of L. 52/2015: Definition of electoral constituencies for the Chamber of Deputies (Lgs. D, 122/2015)		August 2015
	Constitutional Law to overcome the perfect bicameralism and modify the allocation of legislative powers between State and Regions.		April 2016
		Confirmatory referendum on constitutional reform	By 2016
		Bill on the prevention of conflict of interest for Deputies and Government members (A.S. 2258).	March 2017
Labour market and social policies	Enabling Law on labour market reform (L.183/2014).		December 2014
	Implementing decrees of L.183/2014		March 2015
Legislative decree on standard open-ended contract (Lgs. D.23/2015)
Legislative decree on new unemployment benefit scheme (Lgs. D.22/2015).
	Legislative Decree on work-life balance (Lgs. D. 80/2015)		June 2015
Legislative Decree on labour contracts and review of tasks’ regulation (Lgs. D.81/2015)
	Legislative Decree on wage supplementation scheme (Lgs. D.148/2015)		September 2015
Legislative Decree on simplification of procedures and equal opportunities (Lgs. D. 151/2015)
Legislative Decree on rationalisation and simplification of inspection activities (Lgs. D. 149/2015)
Legislative Decree on labour services, active policies and setting up of National Agency for active labour market policies- ANPAL (Lgs.D.150/2015)
	Legislative decree (approved by the CoM of September 23, 2016) taking integrative and corrective provisions to the Lgs.Ds n. 81, 148, 149, 150 and 151 of 2015).		September 2016

Implementation of Lgs. D. 150/2015
Definition of the strategy implementing the new ALMPs and agreements with the Regions.
Implementation of the ALMPs strategy and issuance of activation vouchers for dedicated training paths.
By 2016
	Presidential Decree – transferring resources from Ministry of Labour and ISFOL to ANPAL		April 2016
	Adoption of the ANPAL statute (Presidential Decree 108/2016)		May 2016
Adoption of the statute of the National Labour Inspectorate (Presidential Decree 109/2016)
	Enabling law to reform non-profit sector, social enterprises and Universal social service regulation (L. 106/2016)		June 2016

Implementing decrees of L.106/2016
Legislative decrees for:
-revision of Title II, Book I of the Civil Code relating to associations and foundations;
-revision of the legislation on national civil service;
-revision of the legislation on social business;
-reorganisation and organic revision of the special legislation and other provisions related to the non-profit sector organisations (the Non-Profit Sector Code)
June 2017

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REFORM TIMETABLE (CONTINUE)
Policy Area	Done	In progress	Timetable
Labour market and social policies	Youth Guarantee - First Phase		May 2014
	Youth Guarantee - Second Phase (“Superbonus”; and “selfiemployment”)		March 2016
Interventions on the second level contractual bargaining. (Ministry of Labour and Ministy of Economy and Finance Decree of March 25, 2016)

Draft Law attached to 2016  Stability Law  for self-employed workers and for flexible organisation of job’s time for work-life balance. Approved by the Council of Ministers on January 28, 2016- now before the Senate (AS 2233).
By 2016
		Enabling Law for the reunification and coordination of the legislation on support to family. Single Family Code	June 2017
		Refinancing the Fund for the Plan for the early childhood’s educational services	By 2016
	Provisions on the donation and distribution of food and pharmaceutical products for social solidarity and to limit waste (L. 166/2016)		August 2016
		Provisions against undeclared work, labour exploitation and wage realignment in the agricultural sector (approved by the Senate, now before the Chamber of Deputies - A.C. 4008)	By 2016
Justice	Delegated law on non-prison penalties and reform of the sanction system (L. 67/2014)		April 2014
	Reform of criminal justice (D.L. 92/2014 cvt. in L. 117/2014)		August 2014
	Reform of civil justice (D.L. 132/2014, cvt. in L. 162/2014)		November 2014
	Urgent measure on bankruptcy, civil procedure, judicial organisation and functioning of the judicial administration. (D.L. 83/2015 cvt. in L. 132/2015)		August 2015
	Implementation of L. 67/2014: Provisions on de-criminalisation (Lgs.D.7/2016)		January 2016
Measures to deflate the criminal justice system (Lgs.D. 8/2016)

Draft Law to modify the criminal legislation so as to strengthening the defensive guarantees and the reasonable duration of proceedings, already approved by the Chamber of Deputies, currently before the Senate (A.S. 2067)
By 2016
Draft Law on statute of limitations, already approved by the Chamber of Deputies, currently before the Senate (A.S. 1844)

Enabling Draft Law to reinforce the jurisdiction of firms and family courts; rationalisation of civil trials; revision of proceedings stages. Already approved by the Chamber of Deputies, currently before the Senate (A.S. 2284)
March 2017
	Enabling law for the reform of the honorary magistrates and other provisions for judges of the peace (L. 57/2016)		April 2016
	Implementation of L. 57/2016: Lgs.D. on appointments to honorary judges (Lgs. D. 92/2016)		May 2016

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REFORM TIMETABLE (CONTINUE)
Policy Area	Done	In Progress	Timetable
Justice	D.L. 168/2016 to define litigation before the Cassation Court, for the efficiency of judicial offices and for administrative justice		November 2016 (for conversion into Law)

Draft Law delegating the Government to reform the rules on corporate crisis and insolvency procedures, approved by the Council of Ministers on February 10, 2016, currently before the Chamber of Deputies (A.C. 3671)
June 2017
Draft Law on measures to fight organized crime and illicit patrimonies (A.S. 1687)
	Provisions on crimes against the Public Administration, ‘mafia’ association and false accounting (L. 69/2015)		May 2015
	Provisions on same-sex civil partnerships and discipline of cohabitation (L. 76/2016)		May 2016
Fiscal system	Enabling Law on tax reform (L. 23/2014).		March 2014
	Implementation of Enabling Law on tax reform L. 23/2014: Lgs.D. 175/2014: Fiscal simplification and pre-compiled income tax return.		November 2014
	Lgs. D. 188/2014: Tobacco products; Lgs. D. 198/2014: Revision of Cadastral committees.		December 2014

Cadastre: The revision of cadastral values will be subject to a general and organic intervention after an alignment of the databases needed to accurately assess the revenue and distributional effects on taxpayers.
2016-2018
	Lgs. D. 128/2015: legal certainty between tax authorities and taxpayers; Lgs. D. 127/2015: VAT electronic invoicing		August 2015
Lgs. D. 147/2015: simplifying taxation for international businesses;
Lgs. D. 156/2015: litigation procedures;
Lgs. D. 157/2015: reorganisation of fiscal agencies;
Lgs. D. 158/2015: sanction system;
Lgs. D. 159/2015: simplification of collecting system;
Lgs. D. 160/2015: monitoring of tax evasion.
September 2015
Taxation	VAT and taxation on capital gains (D.L. 66/2014 cvt. in L. 89/2014).		June 2014
	Permanent reduction of tax wedge on labour (2015 Stability Law – L. 190/2014).		December 2014
	Reform of the local taxation on properties (IMU) and indivisible services for principal residences (TASI) (2016 Stability Law)		December 2015
		IRPEF: with the next Budget Law the possibility of acting on IRPEF, will be evaluated according to the available public finance space.	2018
	Reduction of corporate taxation (2016 Stability Law: reform of local taxation on fa rmland and on “bolted equipment”; reduction of IRES at 24% in 2017)		December 2015
Fiscal measures to boost investments (2016 Stability Law: amortisation of 140% for the purchase of capital goods; exclusion of instrumental properties from the firm’s assets)
		Tax measures of VAT regime and taxation of business income	By 2016

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REFORM TIMETABLE (CONTINUE)
Policy Area	Done	In Progress	Timetable
Privatisation	Selling of public shares: Listing of Fincantieri (from CDP); dismissal of CDP Reti share; divestiture (from CDP) of Trans Austria Gasleitung GMbH – Tag; Listing of RAIWay.		2014
	IPO of Poste Italiane and selling of further shares of ENEL.		2015
	IPO of ENAV (49% of capital) and stock exchange listing		July 2016

Ferrovie dello Stato. The Council of Ministers of May 16, 2016 approved the Prime Minister decree defining privatisation criteria and methods for disposal of the participation held by the MEF in the capital of Ferrovie dello Stato S.p.A.
By 2017
Infrastructures	National Plan for Ports and logistics (L. 164/2014)		August 2015
	Identification of national interest airports (Presidential Decree 201/2015)		September 2015
	National Plan for social and cultural re-development of deprived urban areas (2015 Stability Law). Prime Minister Decree for the establishment of the Committee for the evaluation of projects		October 2015
	Contributions for intermodal combined transport services (2016 Stability Law – “FerroBonus” and “MareBonus”)		December 2015
	Enabling law for the reform of public tenders (L. 11/2016)		January 2016
	Implementation of Law 11/2016 Lgs. D. 50/2016 to implement EU Directives 23, 24 and 25 of 2014 and review public tender legislation		April 2016
Four guidelines by Anti-Corruption Authority (ANAC) implementing the new Code of public procurement
1)to entrust engineering services;
2)to assign tenders with the ‘most economically advantageous’ criteria;
3)to define tasks of the responsible of tender procedures;
4)to define criteria for selecting commissioners.
June 2016

Other 4 guidelines by Anti-Corruption Authority (ANAC) are still being approved:
1) criteria in case of insufficient execution of a previous procurement contract;
2) reputation criteria to qualify firms;
3) monitoring systems for awarding administrations on economic operator’s activity in public-private partnership contracts;
4) procedures for awarding contracts of amount lower than the European threshold.
By 2016

Three MIT decrees on: a) the approval of ANAC guidelines on the works director; b) approval of ANAC guidelines on the managers responsible for executing contract; c) the identification of the works for which is needed highly technological works or components or relevant technical complexity and requirements of specialisation for their execution

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REFORM TIMETABLE (CONTINUE)
Policy Area	Done	In Progress	Timetable
Infrastructures	MIT – Ministerial Circular no. 3/2016: Guidelines to fill the European form for tender (DGUE)		July 2016
	Ministerial Decree Min. of Justice in concert with Ministry of Infrastructure on parameters to be used as baseline in tenders for planning design. (M.D. June 17, 2016)		June 2016
	National Plan for Defence and security (cyber security, defense systems, police forces) (2016 Stability Law).		December 2015
	Ultra-Broadband Plan (2020 target: 85% of population covered with connection of at least 100Mbps)		2015-2020
	Implementation of the Ultra - Broadband Plan. Agreement with the Regions on the joint use of regional and national resources and the DCF allocation		February 2016
	Extraordinary Plan for the redevelopment of peripheries (Prime Minister Decree May 25, 2016)		May 2016
	Measures for the improvement of urban quality: National Plan for electric vehicle recharging.(Prime Minister Decree April 18, 2016) New investments for subways (CIPE Decision of August 10, 2016)		August 2016

Other measures for the improvement of urban quality:
Recovery program for the residential public building. University residences realisation. New investment for underground. Interventions for the development of cycle-stations and soft mobility facilities.
By 2016
Competition and competitiveness	Measures for productive investments: ‘Nuova Sabatini’ (D.L. 69/2013); ‘Competitiveness Decree’ (D.L. 91/2014); tax credit for R&D investments; Patent box		December 2015
		Extension of incentives for firms signing network contracts; incentives for specific networks (green and international); support for “catalyst subjects” and regulatory simplification.	By 2016
Provisions for relaunching of firms investment. - Provided tax credit for investments in SME capital. The measure will be implemented in the Plan for Industry 4.0
Strengthening of Central Guarantee Fund for SMEs - Starting the reform of Fund and the funding
2015 Annual law on competition (Draft Law)
		2016 Annual law on competition (Draft Law)	By 2017
		Plan for relaunching Italian manufacturing (Manifattura Italia)	By 2016
Strengthening of incentives for start-up and innovative SMEs
	Extraordinary Plan for Made in Italy		2015-2017
		National Plan to fight counterfeiting	2016-2017

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REFORM TIMETABLE (CONTINUE)
Policy Area	Done	In Progress	Timetable
Credit	Measure on non-performing loans and bankruptcy (D.L. 83/2015 cvt. in L. 132/2015).		August 2015
	Reform of mutual-loan banks (Banche Popolari) (D.L. 3/2015 cvt. in L.33/2015).		March 2015
	Transposition into national law of the European Directive 2014/59/EU on Bank Recovery and Resolution (Lgs. D. 180/2015)		November 2015
	20% of Guarantee Fund to firms located in the South (2016 Stability Law)		December 2015
	Cooperative banks’ reform; State guarantee mechanism as part of securitisation transactions whose underlying assets are banks’ non-performing loans (D. L.18/2016 cvt. in L. 49/2016).		April 2016
	Self-reform of Foundations.		2015 - 2016
	‘Finance for growth’ measures: mini bond (D.L. 83/2012); simplification for SMEs listing (D.L. 91/2014); allowance for corporate equity (ACE and superACE - D. L. 201/2011; L. 147/ 2013)		2012 - 2016
		Measures ‘Finance for growth 2.0’	By 2016
	Implementation of directive 2014/49/UE on deposit guarantee schemes (Lgs. D. 30/2016)		February 2016
	D. L. 59/2016 (cvt. in L. 119/2016) concerning executive and bankruptcy proceedings, and for investors in banks in liquidation		June 2016
	L. 150/2016 – Enabling law to reform the system of Confidi. Delegated laws to be adopted within February 20, 2017		July 2016
Education	‘La Buona Scuola’ reform (L. 107/2015).		July 2015
	Tax credit for donations from private to schools – School Bonus (M.D. April 8, 2016)		April 2016

Implementing decrees of Law 107/2015. Legislative Decrees on:
- National education and training system;
- Initial training and access to teaching positions in secondary school;
- Promotion of inclusion in schools for students with disabilities and recognition of different forms of communication;
- Review of vocational education pathways and link with education and training pathways;
- Integrated system of education and school from zero to six years;
- Effectiveness of the right to education;
- Promotion and dissemination of culture and support to creativity;
- Italian educational institutions and initiatives abroad;
- Evaluation and certification of students skills;
- National Plan of training on the job;
- Charter of rights and duties of students in school-job transition.
By 2016

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REFORM TIMETABLE (CONTINUE)
Policy Area	Done	In Progress	Timetable
Education	Strengthening of measures for school building: EIB loans (L. 107/2015) and exclusion of the costs of school building projects from the budget balance of local authorities (2016 Stability Law)		July – December 2015
	National Plan for digital school (M.D. October 27, 2015).		October 2015
	National Plan for Research		May 2016
Public Administration and simplification	Simplification Agenda 2015-2017:		2015-2017
	Enabling Law on reforming the Public Administration (L.124/2015).		August 2015
Implementing legislation of L.124/2015:
Lgs. D. 10/2016 on the repealing of obsolete and out of date secondary legislation and implementing decrees.
Lgs. D. 97/2016 on the revision and simplification of regulation to prevent corruption and for the transparency of PA (FOIA).
Lgs. D. 116/2016 changing dismissal rules on Public employment
Lgs. D. 126/2016 on regulation of Segnalazione Certificata di Inizio Attività (SCIA)
Lgs. D. 127/2016 on reorganisation of State-Regions Services’ Conference
Lgs. D. 169/2016 on rationalisation and simplification of ports’ authorities
Lgs. D. 171/2016 on transparency on Health System Managers
Lgs. D. 174/2016 on the reorganisation of procedures for the judgements before the Court of Auditors
Lgs. D. 175/2016 related to Single Code on State Owned enterprises
Lgs. D. 177/2016 on reorganisation of state forestry and police corps
Lgs. D. 179/2016 on digital citizenship and Code of Digital Administration
January – August 2016
	Presidential Decree finally approved on simplification and acceleration of administrative procedures (CoM on July 28, 2016)		July 2016

Further legislative decrees implementing L.124/2015, approved as provisional draft by the CoM, related to:
- single code on local public services (CoM on January 21, 2016);
- administrative regulation of private activities (SCIA 2); CoM on June 15, 2016);
- reform of public management (CoM on August 25, 2016);
- Chambers of Commerce reform; (CoM on August 25, 2016);
- simplification of the activity of public research entities (CoM on August 25, 2016):
- provisions for Paralyimpics Committee (CoM on August 25, 2016).
By 2016

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REFORM TIMETABLE (CONTINUE)
Policy Area	Done	In Progress	Timetable
Public Administration and simplification
Further legislative decrees to fully implement L. 124/2015 on:
- reorganisation of the Presidency of the Council of Ministers, of Agencies, of non-economic public entities, of Independet Authorities and of local offices of Government
- reorganisation and rationalisation of public entities, and ACI-Pra;
- redefinition of careers of the police force, fire department and sea forces;
- one or more legislative decrees for the reorganisation of labor discipline in the employ of PA
February 2017

Implementation of the Defence White Book:
Further revision of the National Military Forces, reconfiguration and streamlining  of internal organisation of the Defense Ministry, the redefinition of careers.
By 2016
Reducing regional disparities	Masterplan for the Mezzogiorno		2015
Implementation of the Masterplan for the Mezzogiorno: signed Agreements for Abruzzi, Molise, Campania, Basilicata, Calabria, Sardinia, Sicily, Apulia and the following towns: Bari, Taranto, Reggio Calabria, Catania, Palermo.
July 2016

Implementation of the Masterplan for the Mezzogiorno: signature of the remaining Agreements planned for metropolitan cities (Naples, Messina, Cagliari) to define the specific strategic actions to each local context.
2016-2018
	Tax credit for investment in capital goods in the South ( 2016 Stability Law)		December 2015
Poverty and social inclusion
Enabling Draft Law attached to the 2016 Stability law, providing measures to fight poverty and reorganize social services -approved by the CoM on  January 28, 2016 and now before the Chamber of Deputies (A.S. 2494)
By 2016
	Provisions on assistance for persons with severe disabilities without family support (L. 112/2016 – ‘Dopo di noi’ Law )		June 2016

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APPENDIX

REFORM TIMETABLE (CONTINUE)
Policy Area	Done	In Progress	Timetable
Agriculture
Implementation and simplification of the Common Agricultural Policy
Adoption of all non-legislative implementing act:
MD 162/2015 Simplification of the CAP 2014 - 2020 management;
MD 1922/2015 Additional provisions regarding the simplification of the management of the CAP 2014 - 2020;
MD 5145/2015 National regulations for the implementation of delegated Regulation (EU) 2015/1383 of the Commission of 28 May 2015:
MD 3282/2015 National program to support for the wine sector. Distribution of the overall budget for the 2015-2016;
MD ‘National implementing provisions of Regulation (EU) No. 1308/2013 of the European Parliament and the Council on the common organisation of the markets in agricultural products. Authorisation system for viticulture;
MD 5811/2015 ‘National implementing provisions of Regulation (EC) No. 436/2009 of the EU Commission of 26 May 2009 on harvest and wine production’;
MD 765/2016 ‘Allocation methods of financial resources contained in the Delegated Regulation (EU) no. 2015/1853 of the EU Commission of 15 October 2015, which provides for exceptional aid of a temporary nature for farmers in the livestock sectors’;
MD 2173/2016 establishing rules for the application of Article 55 of Regulation (EU) No. 1308/2013 on a common organisation of the agricultural products market, as regard aid in the beekeeping sector.
March 2015
	Measures for the milk and dairy industry (D.L. n. 51/2015 cvt. in L. 91/2015).		July 2015
Implementing legislation of the D.L. 51/2015:
Setting a quarterly survey of milk production costs, entrusted to ISMEA, based on a methodology approved by the Ministry (Rules for transparency of contractual agreements in agricultural supply chains)
August 2015
	Provisions on the recognition of Producer Organisations (POs) (MD 387 on February 3, 2016)		February 2016
		Implementing legislation of the D.L. 51/2015: Provisions on organisation of Single National Commissions for each type of agricultural product to increase transparency in prices.	By 2016
Forecast framework agreements for the definition of essential contractual conditions in the dairy sector (Art. 23 D. L. 113/2016) (Rules for transparency of contractual agreements in agricultural supply chains)
June 2016
Support measures for agricultural sector (2016 Stability Law): IRAP exemption, IMU exemption for farmland, tax credit for the purchase of capital goods for production facilities, fund for agricultural machinery, agro-energy tax, extension of the National Program of Fisheries and Aquaculture.
December 2015
	Enabling law for simplification, rationalisation and competitiveness of agricultural, agri-food and fishing sectors (l. 154/2016)		July 2016

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UPDATE OF THE ECONOMIC AND FINANCIAL DOCUMENT 2016

REFORM TIMETABLE (CONTINUE)
Policy Area	Done	In Progress	Timetable
Healthcare	Strengthening of Health Pact 2014-2016 (EAL, reference prices, drugs)		December 2015
		Implementation of the Health Pact 2014 - 2016: - upgrade of the Essential Assistance Levels; - National Plan of chronicity; - New guarantee system for healthcare monitoring.	By 2016
Health responsibility (A.S. 2244)
Culture and Tourism	Young Culture Card, tax credit for filmmaking industry, stabilisation of Art Bonus, 2x1000 to cultural associations (2016 Stability Law)		December 2015
		Draft Law attached to the 2016 Stability Law on Regulation of Cinema, Audiovisual and Performing Arts (A.S. 2287)	By 2016
	Reform of RAI and TV public service		December 2015
Environment	Law on crimes against the environment (Law 68/2015).		May 2015
	Law to promote green economy measures and for the containment of excessive use of natural resources (L.221/2015)		December 2015
		Enabling Law on Government concerning the remuneration of ecosystem and environmental services.	By 2017
		Remediation and environmental damage: simplification of remediation process; reform of SIN management (provisions contained in Lgs. D on SCIA 2)	By 2016
Waste management: regulatory authority and progressive transition from tax (Tarsu) to tariff; Reform of the consortia (provisions contained in Lgs. D on SCIA 2)
Hydro-geographic districts
		Green Act Draft Law (environmental taxation; circular economy, renewables, mobility)	By 2017
		Reform of the governance of National Parks (AS 1034)	By 2016
Spending Review and tax expenditures
With the new regulatory framework for tax expenditures (Lgs. D. 160/2015) the Government will annually review existing tax expenditures according to their economic impact and present a Report to Parliament together with the Budget Law.
By 2016
	Spending review – Phase I (rationalisation of purchasing centres, processes digitalisation and standard costs) savings achieved: 3.6 bn in 2014 and 18 bn in 2015		2015
Strengthening the programme of rationalisation for e-procurement and of the central buyers bodies (‘centrali di committenza’); setting up of the ‘aggregators Table’; extension of the obligations for the PA and its subsidiaries to use Consip (the National e-procurement Agency) for their purchases.

Annual decrees on market categories and maximum thresholds for independent tenders (if exceeded authorities must resort to Consip or to another party aggregator).
Definition of new benchmark prices based on ‘essential characteristics’ of the goods and services (MEF MD on June 21, 2016)
June 2016

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REFORM TIMETABLE (CONTINUE)
Policy Area	Done	In Progress	Timetable
Spending Review and tax expenditures	Standard requirements and fiscal capacity rules (Fiscal Federalism) for local authorities. Updating of the methodological notes (MEF MD on May 13, 2016		May 2016
Phase II of spending review (revision of Budget Law).
Estimated savings: €25 billion in 2016, €28 billion in 2017 and 29 billion in 2018
- Lgs.D. 90/2016 on completing the reform of State budget structure
- Lgs.D. 93/2016 on reordering the State budget management
Structural savings planned until 2018 May 2016
	Draft Law modifying L. 196/2009, providing for Budget law contents, implementing art.15 L. 243/2012 (L. 163/2016)		July 2016
	Draft Law modifying L. 243/2012 providing for the implementation of the principle of balanced budget for regional and local authorities (L. 164/2016)		August 2016

Note: Reforms are split according to their state of advancement in two categories: i) reforms presented in Parliament for approval (in progress) and ii) reforms who have already completed the process of approval and have been published in the Official Journal (done).

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UPDATE OF THE ECONOMIC AND FINANCIAL DOCUMENT 2016

The Update of the
ECONOMIC AND FINANCIAL DOCUMENT 2016
is available on-line
at the internet address listed below:
www.mef.gov.it • www.dt.tesoro.it • www.rgs.mef.gov.it
ISSN 2240-3280

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